EXHIBIT 10.11

CONFORMED COPY

US$300,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of October 16, 2000

as amended as of October 31, 2000, December 31, 2000, October 31, 2001, May 20, 2003

and December 17, 2003, and as amended and restated as of May 5, 2004 among

MEMEC GROUP LIMITED

as Borrower

MEMEC GROUP HOLDINGS LIMITED

MEMEC HOLDINGS LIMITED

BARCLAYS BANK PLC

and

JPMORGAN CHASE BANK

as Underwriters

BARCLAYS CAPITAL

the investment banking division of Barclays Bank PLC

and

J.P. MORGAN PLC

as Mandated Lead Arrangers and Joint Bookrunners

THE LENDERS AND ISSUERS PARTY HERETO

J.P. MORGAN EUROPE LIMITED

as Senior A Facility Agent

BARCLAYS BANK PLC

as Senior B Facility Agent

and

JPMORGAN CHASE BANK

as Collateral Agent

WEIL, GOTSHAL & MANGES

One South Place    London    EC2M 2WG

Tel: +44 (0) 20 7903 1000    Fax: +44 (0) 20 7903 0990

www.weil.com

i

(continued)

(continued)

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(continued)

v

(continued)

		Page
Section 11.17.	Entire Agreement.	151

Section 11.18.	Confidentiality.	151

Section 11.19.	Loss Sharing.	152

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 16, 2000 (the “Original Closing Date”), as amended as of October 31, 2000, December 31, 2000, October 31, 2001, May 20, 2003 and December 17, 2003 and as amended and restated as of May 5, 2004, among MEMEC GROUP LIMITED (formerly known as Choirgrange Limited), a company organized under the laws of England and Wales with registration number 3985622 (“Memec Limited”), as the borrower (together with any Additional Borrowers, the “Borrowers” and each, individually, a “Borrower”), MEMEC GROUP HOLDINGS LIMITED (formerly known as Cherrybright Limited), a company organized under the laws of England and Wales with registration number 3985629 (“Memec Group Holdings”), MEMEC HOLDINGS LIMITED (formerly known as Spiretrail Limited), a company organized under the laws of England and Wales with registration number 3936258 (“Memec Holdings”), and the indirect parent of Memec and the direct parent of Memec Limited, the Lenders (as defined below), the Issuers (as defined below), J.P. MORGAN EUROPE LIMITED (“JPMorgan”), as Senior A Facility Agent for the Lenders (other than the Term B Loan Lenders) and the Issuers (in such capacity, the “Senior A Facility Agent”), BARCLAYS CAPITAL (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays”), as syndication agent for the Lenders and Issuers (in such capacity, the “Syndication Agent”), Barclays as Senior Facility B Agent for the Term B Loan Lenders (in such capacity, the “Senior B Facility Agent”) and JPMORGAN CHASE BANK, as collateral agent for the Lenders and the Issuers (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Share Purchase Agreement dated as of the Original Closing Date (the “Acquisition Agreement”), among, inter alios, VEBA Electronics GmbH, EBV Verwaltungs GmbH and VEBA Corporation, as the sellers (the “Sellers”), and the Acquisition Entities (as defined below), as purchasers, the Acquisition Entities agreed to purchase from the Sellers all of the issued and outstanding Stock of the Group (the “Acquisition”); and

WHEREAS, MEMEC US HOLDINGS, INC. (formerly known as EAS Holdings, Inc.), a corporation organized under the laws of the State of Delaware (“US Holdco”), Memec Limited (and together with Memec LLC, a limited liability company organized under the laws of Delaware, the “Original Borrowers”), Memec Holdings, the lenders and issuers party thereto (the “Original Lenders”), The Chase Manhattan Bank (now known as JPMorgan Chase Bank) (“Chase”) as administrative agent, and Barclays Capital as syndication agent were parties to that certain Credit Agreement dated as of August 7, 2000 (the “Original Credit Agreement”); and

WHEREAS, Memec Holdings, Memec, the lenders and issuers party thereto (“Existing Lenders”), Chase, as administrative agent and collateral agent and Barclays Capital, as syndication agent were parties to that certain Amended and Restated Credit Agreement dated as of the Original Closing Date (the “Existing Credit Agreement”); and

WHEREAS, contemporaneously with the execution and delivery of the Existing Credit Agreement, (a) the Original Lenders assigned all of their

Commitments under the Original Credit Agreement to the Existing Lenders, (b) $39,200,000 was contributed to Memec Group Holdings by its shareholders, (c) $200,000,000 in gross proceeds of the Consortium Loans was paid to Memec Holdings by the Consortium Lenders, (d) $320,000,000 in gross proceeds of the issuance of the Investor Discount Bonds was paid to Memec Holdings by the Discount Bondholders, (e) $175,000,000 in gross proceeds of the Receivables Purchase Facility was paid to Triangle Funding by the lenders thereunder, and (f) approximately $671,000,000 was paid by the Group to the Sellers pursuant to the Acquisition Agreement and the Acquisition closed; and

WHEREAS, the Borrowers and the Existing Lenders desire to amend certain terms of the Existing Credit Agreement, among other things, to (a) revise the commitments of certain of the facilities, (b) to resign certain members and add certain other members of the Group as borrowers and (c) to make certain changes to the covenants and other provisions contained therein; and

WHEREAS, the Borrowers, the Existing Lenders and the Facility Agents (as hereinafter defined) have agreed to amend and restate the Existing Credit Agreement in its entirety to provide for such amendments on the terms set forth in this Agreement, which Agreement shall become effective upon the satisfaction of certain conditions precedent set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Credit Agreement, and that from and after the Amendment Closing Date (as defined below) the Existing Credit Agreement be of no further force or effect except as to evidence the incurrence of the Obligations thereunder and the representations and warranties made thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Agreement” means an agreement substantially in the form of Exhibit I, with such amendments as the Facility Agents may approve or reasonably require.

“Account” has the meaning specified in the Borrower Security Agreement.

“Account Debtor” has the meaning specified in the Borrower Security Agreement.

“Acquisition” has the meaning specified in the first recital.

“Acquisition Agreement” has the meaning specified in the first recital.

“Acquisition Entities” means each of Memec Holdings, Memec Limited, Overseas Holdco and Memec LLC.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Section 11.2(i).

“Additional Loan Party” means a company which becomes an Additional Loan Party in accordance with Section 11.2(j).

“Administrative Agent” means Chase, in its capacity as administrative agent under the Original Credit Agreement and the Existing Credit Agreement.

“Advance Rate” means (a) 65.0% in the case of Eligible Inventory and (b) in the case of Eligible Receivables, the applicable Effective Advance Rate for each country pursuant to the most recent Receivables Availability Certificate, which will be calculated on a semi-annual basis, the first such calculation to be provided as of August 31, 2004; provided, however that the receivables availability calculation in each Receivables Availability Certificate, will be calculated on a monthly basis in the event that (i) the portion of the Borrowing Base attributable to receivables comprises greater than 50% of the total Borrowing Base and (ii) Combined Facility Utilization is greater than 85%. Adjustments to advance rates may be determined by the Collateral Agent, in its reasonable discretion, and in consultation with the Borrowers, which adjustments (if any) may result from but are not limited to (i) results of collateral reviews with respect to Accounts and Inventory to be performed from time to time by the Collateral Agent and (ii) in the case of Inventory, results from independent Inventory appraisals which may be performed at the Collateral Agent’s discretion, in the event that (A) Inventory turnover calculated for the most recent twelve month period and in accordance with the Borrower’s historical accounting practices is greater than 90 days or (B) Combined Facility Utilization is greater than 85%.

“Affected Eurocurrency Rate Loans” has the meaning specified in Section 2.10(j).

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director or general partner of such Person, and each Person who is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means (i) the lawful currency of the United Kingdom, (ii) Euros and, in the case of the Lenders party hereto at the date hereof and any Lender which has delivered an Alternative Currency Election for the relevant currency, (iii) the lawful currency of Japan and (iv) the lawful currency of Sweden.

“Alternative Currency Commitment” means, as to any Alternative Currency Lender, such Lender’s commitment to make a portion of its Revolving Credit Commitment available to the Borrowers as Alternative Credit Loans. The maximum Alternative Commitment of each Alternative Currency Lender is set forth opposite such Lender’s name on Schedule I under the caption “Alternative Currency Commitment for Revolving Loans,” as amended to reflect each Assignment and Acceptance executed by such Alternative Currency Lender and as such amount may be otherwise revised pursuant to this Agreement.

“Alternative Currency Election” means a written notice to the Senior A Facility Agent upon a Lender becoming party hereto that it wishes to provide any Alternative Currency.

“Alternative Currency Lender” means each Revolving Credit Lender having an amount greater than zero set forth opposite such Lender’s name on Schedule I under the caption “Alternative Currency Commitment for Revolving Loans”.

“Alternative Currency Loans” means, with respect to any Alternative Currency Lender, such Lender’s Loans made pursuant to Section 2.2 in an Alternative Currency. Unless specifically stated otherwise herein, the provisions of this Agreement applicable to Loans shall apply equally to Alternative Currency Loans.

“Alternative Currency Ratable Portion” means with respect to any Alternative Currency Lender at any time, the percentage obtained by dividing the Alternative Currency Commitment of such Lender by the Alternative Currency Commitments of all Alternative Currency Lenders.

“Amendment Closing Date” means the first date on which any Loan is made or Letter of Credit is issued or deemed issued in connection with the amendment and restatement of the Existing Credit Agreement.

“Amendment Date Due Diligence Reports” means, in respect of this Agreement, the accountant’s report, the market report, and such other due diligence reports which are designated as such by Memec Group Holdings and the Facility Agents.

“Amendment Date Projections” means those financial projections dated the Amendment Closing Date covering the Fiscal Years ending in 2004 through 2010 inclusive (on a quarterly basis for the first two Fiscal Years and on an annual basis for the following four Fiscal Years), to be delivered to the Facility Agents by the Borrowers.

“American Operating Companies” means each of the Subsidiaries of Memec LLC listed on Part A of Schedule 1.1(b).

“Ancillary Advance” means a Borrowing made or to be made under an Ancillary Facility by an Ancillary Borrower hereunder or the principal amount thereof outstanding from time to time.

“Ancillary Advance Request” has the meaning specified in Section 2.5(b).

“Ancillary Borrower” means, a Borrower or any other Subsidiary of the Applicable Memec Parent which is designated for such purposes pursuant to Section 2.19.

“Ancillary Borrower Assumption Agreement” means an Ancillary Borrower Assumption Agreement in agreed terms entered into by the Senior A Facility Agent, Memec Group Limited and the relevant Ancillary Borrower.

“Ancillary Commitment” means, at any time, in relation to any Ancillary Lender, the maximum principal amount permitted to be made available from time to time under the Ancillary Facility in respect thereof (which shall be expressed in Dollars and shall not, in any event, exceed the Revolving Credit Commitment of the relevant Ancillary Lender), to the extent not cancelled or reduced pursuant to this Agreement.

“Ancillary Commitment Effective Date” has the meaning specified in Section 2.5(b).

“Ancillary Facilities” means the ancillary credit facilities made available in accordance with Section 2.5 and the Ancillary Facilities Documents in respect thereof.

“Ancillary Facilities Documents” means each of the documents and other instruments entered into pursuant to or in connection with the Ancillary Facilities, and subject to which the Ancillary Facilities are made available and the Ancillary Outstandings are evidenced.

“Ancillary Lender” means any Revolving Credit Lender which becomes an Ancillary Lender pursuant to Section 2.5(b).

“Ancillary Outstandings” means, at any time and with respect to one or more Ancillary Lenders, the aggregate of the following amounts outstanding at such time (actual or contingent) under the Ancillary Facilities of such Ancillary Lenders then in force:

(a) all amounts then outstanding under any overdraft, check drawing or other current account facilities determined on the same basis (calculated on a gross basis) as that for determination of any limit on such facilities imposed by the terms thereof; and

(b) in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of such Ancillary Lenders with respect thereto under the relevant Ancillary Facilities, as reasonably determined by such Ancillary Lenders from time to time in accordance with their usual banking practice for facilities or accommodations of the relevant type.

“Applicable Facility Agent” means (a) with respect to the Term A Loan Facility and the Revolving Credit Facility (including any Ancillary Facility made available thereunder), the Senior A Facility Agent and (b) with respect to the Term B Loan Facility, the Senior B Facility Agent.

“Applicable Margin” means (a) during the period commencing on the Amendment Closing Date and ending on the date falling twelve months after the Amendment Closing Date, (i) with respect to the Revolving Loans, a rate equal to 2.50% per annum, (ii) with respect to the Term A Loans, a rate equal to 2.50% per annum, (iii) with respect to the Term B Loans, a rate equal to 6.50% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Margin Leverage Ratio (determined for the period ending on the last day of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which Financial Statements have been delivered pursuant to Section 6.1) set forth below:

Margin Leverage Ratio	Revolving Loans	Term A Loans	Term B Loans
Greater than or equal to 2.50 to 1	2.50%	2.50%	6.50%
Less than 2.50 to 1 and equal to or greater than 2.00 to 1	2.25%	2.25%	6.50%
Less than 2.00 to 1 and equal to or greater than 1.50 to 1	2.00%	2.00%	6.50%
Less than 1.50 to 1	1.75%	1.75%	6.50%

Subsequent changes in the Applicable Margin resulting from a change in the Margin Leverage Ratio shall become effective as to all Loans five Business Days after delivery by the Borrowers to the Facility Agents of new Financial Statements pursuant to Section 6.1(b) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(c) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Margin Leverage Ratio), (i) during the continuance of an Event of Default or (ii) if the Borrowers shall fail to deliver such Financial Statements within the time periods specified in Section 6.1(b) or Section 6.1(c) as applicable, the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrowers deliver to the Facility Agents such Financial Statements, shall equal the highest Applicable Margin set forth above.

“Applicable Memec Parent” means (a) until the completion of the Permitted IPO Reorganization, Memec Group Holdings and (b) from and after the completion of the Permitted IPO Reorganization, Memec US PubCo.

“Applicable Requisite Lenders” means (a) with respect to the Term A Loan Facility and the Revolving Credit Facility (including any Ancillary Facility made available thereunder), the Requisite Senior Lenders and (b) with respect to the Term B Loan Facility, the Requisite Term B Lenders.

“Applicable Treaty” means a double tax treaty or convention relating to the relief from double taxation on income and capital.

“Approved Fund” means, with respect to any Person, any Fund that is advised or managed by (a) such Person, (b) an Affiliate of such Person or (c) an entity or Affiliate of an entity that administers or manages such Person.

“Arrangers” means Barclays Capital and J.P. Morgan plc, solely in their capacities as joint bookrunners and joint mandated lead arrangers.

“Asset-Backed Loan Agreement” means the Asset-Backed Loan Agreement dated as of August 4, 2000, by and among, inter alios, Triangle Funding, as the borrower, Park Avenue Receivables Corporation and Sheffield Receivables Corporation, as the CP Conduit Lenders, Barclays, as the Sheffield Funding Agent, and Chase, as the PARCO Funding Agent as amended from time to time thereafter including for purposes of extending its maturity to October 2007.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Applicable Facility Agent, in substantially the form of Exhibit A.

“Atlas Entities” means, collectively, Atlas Business Services, LLC, Atlas Services, LLC, Atlas Logistik Services SL, and Atlas Logistik Services GmbH, each of which is an Affiliate of Memec prior to the Closing Date.

“Authorized Accountants” means either of PricewaterhouseCoopers or any other internationally recognized accounting firm reasonably acceptable to the Facility Agents.

“Authorized Officer” means, as to any Person, a director, secretary, assistant secretary or other duly authorized signatory of such Person.

“Available Commitment” means, in respect of any Revolving Credit Lender and the Revolving Credit Facility (including any Ancillary Facilities) at any time, such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s pro rata share of the Revolving Credit Outstandings at such time.

“Available Credit” means (a) on the Amendment Closing Date, an amount equal to the lesser of (i) the Revolving Credit Commitments in effect at such time plus the Term A Loan Commitments at such time and (ii) the Borrowing Base at such time, and (b) at any time from and after the initial Borrowing on the Amendment Closing Date, an amount equal to (i) the lesser of (A) the Revolving Credit Commitments in effect at such time, plus the Term A Loan Outstandings at such time and (B) the Borrowing Base at such time, minus (ii) the sum of (A) the aggregate Original Dollar Amount of the Revolving Credit Outstandings at such time, and (B) the aggregate Term A Loan Outstandings at such time.

“Bailee Waiver” means a letter in form and substance acceptable to the Collateral Agent executed by any Person (other than a Loan Party) who is in possession of Inventory on behalf of any Loan Party pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.

“Bank” means a Lender which is within the charge to UK corporation tax in respect of a payment of interest on a Loan made by a Person that was a bank for purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the Loan was made.

“Bankruptcy Code” means title 11, United States Code, as amended from time to time.

“Barclays” has the meaning specified in the preamble.

“Barclays Capital” has the meaning specified in the preamble.

“Blockage Notice” has the meaning specified in each Blocked Account Letter.

“Blocked Account” has the meaning specified in the Original Borrower Security Agreement.

“Blocked Account Bank” has the meaning specified in the Original Borrower Security Agreement.

“Blocked Account Letter” has the meaning specified in the Original Borrower Security Agreement.

“Borrowers” has the meaning specified in the preamble; provided, however, that, for the avoidance of doubt, upon its accession as a Borrower, Memec France shall only be permitted to borrow Revolving Loans and shall not be permitted to borrow under either of the Term Loan Facilities.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Commitments. A Borrowing may be a Revolving Credit Borrowing, a Term Loan Borrowing or an Ancillary Advance.

“Borrowing Base” means, at any time, the sum of (i) the product of the Advance Rate then in effect for Eligible Receivables and the face amount of all Gross Receivables (calculated net of all finance charges, late fees and other fees which are unearned, and credits or allowances granted at such time), plus (ii) the product of the Advance Rate then in effect for Eligible Inventory and the Inventory Value of the Eligible Inventory at such time, minus (iii) the Preferential Creditors Liabilities Reserve. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Collateral Agent pursuant to Section 6.1. Standards of Borrowing Base eligibility and reserves may be revised from time to time by the Collateral Agent, in its reasonable discretion, and in consultation with the Borrowers, with any changes in such standards to be effective five days after delivery of notice thereof to the Borrowers.

“Borrowing Base Certificate” means a certificate of the Borrowers substantially in the form of Exhibit E (with such changes therein as may be required by the Collateral Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time) executed and certified as accurate and complete by a Responsible Officer of the Applicable Memec Parent and which shall include appropriate exhibits, schedules, supporting documentation and additional reports as outlined in Schedule I to Exhibit E or as reasonably requested by the Collateral Agent.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or London, England and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Loans, a day on which dealings in Dollar deposits or deposits in the applicable Alternative Currency, as the case may be, are also carried on in the London interbank market.

“Business Plan” means the annual business plan and forecasts of the Group prepared by management of the Group and delivered to the Facility Agents pursuant to Section 6.1(e).

“BV Co.” means Memec Holding B.V., a company organized under the laws of The Netherlands.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease or financing lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Cash Collateral Account” means any interest bearing deposit account established by a Loan Party which is subject to a first priority perfected Lien in favor of the Collateral Agent pursuant to a Collateral Document or otherwise in form and substance reasonably acceptable to the Collateral Agent.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States or United Kingdom government or any agency thereof, (b) certificates of deposit, Eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United Kingdom, the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed 180 days.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non Cash Interest Expense of such Person for such period.

“Change of Control” means:

(a) at any time prior to the consummation of an Initial Public Offering, there occurs any event, transaction or occurrence (other than an event, transaction or occurrence as a result of the Permitted IPO Reorganization) as a result of which (a) the Permira Group shall cease to own and control (as such term is defined in the definition of “Affiliate”) all of the economic and voting rights associated with ownership of at least 51% of the outstanding Stock of all classes of the Applicable Memec Parent on a fully diluted basis, or (b) Memec Group Holdings shall cease to own and control all of the economic and voting rights associated with ownership of at least 100% of the outstanding Stock of all classes of Memec Holdings on a fully diluted basis, or (c) Memec Holdings shall cease to own and control all of the economic and voting rights associated with 100% of the outstanding Stock of Memec Limited, or (d) Memec Limited shall cease to own and control all of the economic and voting rights associated with 100% of the outstanding Stock of Overseas Holdco and Memec Europe, or (e) Overseas Holdco shall cease to own and control all of the economic and voting rights associated with 100% of the outstanding Stock of US Holdco, or (f) US Holdco shall cease to own and control all of the economic and voting rights associated with 100% of the outstanding Stock of Memec LLC;

(b) at any time after the consummation of an Initial Public Offering:

(i) if the Group shall have an IPO Leverage Ratio as at the date of the Initial Public Offering that is greater than 3.25 to 1.00, there occurs any event, transaction or occurrence as a result of which and for any reason whatever (A) the Permira Group (or any of them) shall cease to own legally and beneficially an amount of the ordinary share capital of Memec US PubCo equal to at least 30% of the percentage of ordinary share capital of Memec US PubCo and (B) such ownership by the Permira Group ceases to represent the largest single block of voting shares of Memec US PubCo held by any person or persons acting in concert; or

(ii) if the Group shall have an IPO Leverage Ratio as at the date of the Initial Public Offering that is equal to or less than 3.25 to 1.00, there occurs any event, transaction or occurrence as a result of which and for any reason whatever, any person or group of persons acting in concert (other than the Permira Group) gains control of the Group; or

(iii) if the Group shall have achieved external credit ratings of a minimum of BBB- from S&P and Baa3 from Moody’s (with in each case, a stable outlook or better), there occurs any event, transaction or occurrence as a result of which and for any reason whatever, any person or group of persons acting in concert (other than the Permira Group) gains control of the Group.

For purposes of this definition of “Change of Control”, “acting in concert” means a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Applicable Memec Parent, to obtain or consolidate control of the Applicable Memec Parent.

“Chase” has the meaning specified in the second recital.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents.

“Collateral Agent” has the meaning specified in the preamble.

“Collateral Documents” means each of the documents listed on Schedule 1.1(a) and all other documents creating, evidencing or granting a security interest in favor of the Collateral Agent for the ratable benefit of the Secured Parties in respect of the Obligations and includes the New Collateral Documents and the New Permitted IPO Reorganization Collateral Documents.

“Combined Facility Utilization” means, expressed as a percentage, the ratio of (A)(i) any borrowings outstanding under the Term A Loan and Revolving Loan, plus (ii) any loans outstanding under the Asset Backed Loan Agreement, and (B)(i) the Maximum Credit, plus (ii) the maximum availability under the Asset Backed Loan Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment (including for the avoidance of doubt, such Lender’s Ancillary Commitment), if any, and Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments.

“Commitment Fee Rate” means a rate equal to 0.50% per annum payable to the relevant Facility Agent for the account of each Term Loan Lender, as more particularly set forth in Section 2.13(c).

“Commitment Termination Date” means the date falling on the 45th day after the Signing Date.

“Compliance Certificate” has the meaning specified in Section 6.1(d).

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date which should, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, but excluding, in the case of any Group Member, the sum of (a) the principal amount of any current portion of long-term Financial Covenant Debt and (b) (without duplication of clause (a) above) the then outstanding principal amount of the Loans.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

“Consortium A Lenders” means, collectively, Arrow Electronics, Inc., Avnet, Inc., SUKV-IV, SUKV-LP1, SUKV-LP2, SUKV Co-Investors, SV-US Fund 1, SV-US Fund 2, SV-Euro Fund 1, SV-Euro Fund 2, DB Investor and Richard Skipworth.

“Consortium A Loans” means the deferred interest loans made to Memec Holdings by the Consortium A Lenders pursuant to the Consortium Loan Agreement in an aggregate original principal amount of at least $150,000,000, the proceeds of which shall be on-lent to Memec Limited pursuant to the MidCo Loan Agreement and thereafter used by Memec Limited solely to consummate the Memec Acquisition and pay related costs, fees and expenses.

“Consortium Agreement” means the agreement relating to the acquisition of the Group and other assets of the Sellers dated as of the Original Closing Date, among Memec Group Holdings, Arrow Electronics, Inc. and Avnet, Inc.

“Consortium B Lenders” means SUKV-IV, SUKV-LP1, SUKV-LP2, SUKV Co-Investors, SV-US Fund 1, SV-US Fund 2, SV-Euro Fund 1, SV-Euro Fund 2, DB Investor and Richard Skipworth.

“Consortium B Loans” means the deferred interest loans made to Memec Holdings by the Consortium B Lenders pursuant to the Consortium Loan Agreement in an aggregate original principal amount of at least $50,000,000, the proceeds of which shall be on-lent to Memec Limited pursuant to the MidCo Loan Agreement and thereafter used by Memec Limited solely to consummate the Memec Acquisition and pay related costs, fees and expenses.

“Consortium Intercreditor Deed” means the intercreditor deed dated as of the Original Closing Date, among Memec Holdings, the Consortium Lenders and the Discount Bondholders.

“Consortium Lenders” means, collectively, the Consortium A Lenders and the Consortium B Lenders.

“Consortium Loan Agreement” means the $200,000,000 Term Facility Agreement dated as of the Original Closing Date, among Memec Holdings and the Consortium Lenders.

“Consortium Loans” means, collectively, the Consortium A Loans and the Consortium B Loans.

“Constituent Documents” means, with respect to any Person, (a) the articles or certificate of incorporation (or the equivalent organizational documents) of such Person, (b) the bylaws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement dated as of October 13, 2000, between Memec LLC and Triangle Funding.

“Control Account” has the meaning specified in the Borrower Security Agreement.

“Control Account Letter” has the meaning specified in the Borrower Security Agreement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and deposits for customs and excise taxes and and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property which do not in the aggregate materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(f) financing statements of a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.

“Daylight Facility Agreement” means any agreement entered into or to be entered into between a Group Member and a Lender for the purpose of covering intra-day Indebtedness of such Group Member to such Lender pursuant to cash management arrangements of such Group Member, including the use of ACH and BACS facilities to support such arrangements.

“DB Investor” means DB Industrial Holding AG.

“Debenture” means the Debenture dated as of the Original Closing Date, in agreed terms, governed by English law, between each Guarantor that is organized under the laws of England and Wales and the Collateral Agent.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clauses (a) and (b) of the definition of “Indebtedness” by the Applicable Memec Parent or any of its Subsidiaries; excluding, however, any incurrence of Indebtedness expressly permitted by Section 8.1.

“Default” means any event which with the passing of time or the giving of notice or any fulfillment of any other condition, in each case, referred to in Section 9.1 or any combination of the foregoing would become an Event of Default.

“Dilution Ratio” means the amount, expressed as a percentage, equal to (a) the aggregate amount of deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits to Accounts for the twelve most recently ended fiscal months divided by (b) total gross sales (excluding intercompany sales) for the twelve most recently ended fiscal months.

“Disaster Recovery Report” means the disaster recovery report prepared for the Group by Arthur Andersen LLP.

“Discount Bondholders” means SUKV-IV, SUKV-LP1, SUKV-LP2, SUKV Co-Investors, SV-US Fund 1, SV-US Fund 2, SV-Euro Fund 1, SV-Euro Fund 2, DB Investor and Richard Skipworth.

“Disqualified Stock” means with respect to any Person, any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to six months after the Term Loan B Maturity Date.

“Distributor Credit Reserve Inventory” means the value which shall be calculated by (i) dividing the sum of the ship from stock and debit or distributor price adjustments granted by suppliers during the most current six months by the

Gross Distribution Costs associated with the Inventory sold to customers during the most current six months and (ii) multiplying by the current Inventory Value on hand related to those suppliers which have granted ship from stock and distributor price adjustment credits.

“Documentary Letter of Credit” means any Letter of Credit issued by an Issuer pursuant to Section 2.4 for the account of the Applicable Memec Parent or its Subsidiaries, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Applicable Memec Parent or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the Original Dollar Amount of such currency determined by using the rate of exchange quoted by JPMorgan in London, England at 11:00 A.M. (London time) on the date of determination to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Applicable Memec Parent organized under the laws of any state of the United States of America or the District of Columbia.

“Due Diligence Reports” means, collectively, (a) the Original Due Diligence Reports and (b) the Amendment Date Due Diligence Reports.

“EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items and (iv) depreciation, depletion and amortization of intangibles (including goodwill) or financing or acquisition costs and (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, other than charges representing accruals of future cash expenses, minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person, (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent and (vi) cash payments for previously reserved charges.

“ECF Application Date” has the meaning specified in Section 2.10(b).

“ECF Percentage” has the meaning specified in Section 2.10(b).

“Effective Advance Rate” means, expressed as a percentage, the ratio of (a) total Eligible Receivables multiplied by an 85% advance rate to (b) Gross Receivables. Such Effective Advance Rate will be updated in connection with the delivery of the semi-annual or monthly (as the case may be) Receivables Availability Certificate.

“Eligible Assignee” means (a) a Lender or Lender Affiliate or any Approved Fund of any Lender; (b) a commercial bank or Approved Fund having total assets whose Dollar Equivalent exceeds $5,000,000,000; (c) a finance company, insurance company, other financial institution or Approved Fund, in each case reasonably acceptable to the Applicable Facility Agent, which is regularly engaged in making, purchasing or investing in loans, and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Applicable Facility Agent); or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof which has a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

“Eligible Inventory” means the aggregate sum of the Inventory of the Group Members located in Eligible Jurisdictions (other than any Inventory which has been consigned to any such Group Member) (a) which is owned solely by the applicable Group Member, (b) with respect to which no representation or warranty contained in any Loan Document has been materially breached, and (c) which is not Ineligible Inventory.

“Eligible Jurisdictions” means, (a) on the Original Closing Date, the United States of America, the United Kingdom, Germany, Japan, Switzerland, Ireland, Canada, Israel, Hong Kong and France, and (b) after the Original Closing Date, such other jurisdictions, including Australia, in each case (except as may be otherwise agreed by the Senior A Facility Agent), upon the agreement of the relevant Group Members in such jurisdictions to be designated as a Specified Subsidiary and grant a security interest in Accounts and Inventory of such Group Members in such jurisdictions. For the avoidance of doubt, the United States of America, the United Kingdom, Germany, Japan, Switzerland, Ireland, Canada, Israel, Hong Kong, France and Australia are Eligible Jurisdictions as of the Amendment Closing Date.

“Eligible Receivable” means the aggregate sum of the Gross Receivables which meet all Eligible Receivables Criteria. For the avoidance of doubt, no Account that is or has been transferred by a Group Member into the Receivables Purchase Facility or any other receivables facility (including the Japanese Receivables Facilities) shall be deemed an Eligible Receivable.

“Eligible Receivables Criteria” means, without duplication and at the time of any determination thereof, each Account that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been invoiced to, and represents the bona fide amounts due to the applicable Group Member from the purchaser of goods or services, in each case originated in the ordinary course of business of such Group Member and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (w) below or otherwise deemed by the Collateral Agent in its reasonable discretion, in consultation with the Borrowers, to be ineligible for inclusion in the calculation of the Borrowing Base as described below. Without limiting the foregoing, to qualify as an Eligible Receivable, an Account shall indicate no Person other than the applicable Group Member as sole payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)). Unless otherwise approved from time to time in writing by the Collateral Agent, no Accounts shall be Eligible Receivables to the extent:

(a) any Accounts are (i) more than 60 days past due according to the original terms of sale, or (ii) 90 days past the original invoice date thereof (or, in the case of Accounts owing to Group Members incorporated in Japan and France, 120 days); or

(b) any warranty contained in any Loan Document with respect to any specific Accounts is not true and correct with respect to such Accounts or the Account does not comply in all material respects with the requirements of all applicable Requirements of Laws; or

(c) the Account is not subject to a valid and perfected first priority Lien in favor of the Secured Parties, and is not subject to any other Liens other than Liens (if any) permitted by the Agreement; provided, however, that in the case of Accounts and Inventory of Group Members located in both France and Germany, such Accounts may eligible to the extent that the portion of Borrowing Base attributable to such Accounts (in aggregate) shall not at any time contribute more than 15% of the total Borrowing Base; provided further, however, that to the extent Memec France or Memec Germany incur actual borrowings under the Revolving Credit Facility, the 15% aggregate limitation may be increased by an amount to be agreed between the Facility Agents and the Borrowers; or

(d) the Account Debtor on any Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to any Group Member but only to the extent of such dispute or claim; or

(e) the Account Debtor on any Account has: (i) filed a petition for bankruptcy or any other relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (ii) made an assignment for the benefit of creditors; (iii) had filed against it any petition or other application for relief under any such law; (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(f) the Account Debtor (i) is a creditor, (ii) has or has asserted a right of set-off against the Group Member (unless such creditor has executed a no offset letter satisfactory to the Collateral Agent, in its sole discretion to waive such set-off rights), (iii) has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to the Account or any other Account of the Group Member which has not been resolved, or (iv) the Account is subject to any other deduction, deposit from an Account Debtor, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of such Group Member’s business, in each case, to the extent of the amount owed by such Group Member to the Account Debtor, the amount of such actual or asserted right of set-off, the amount of such dispute or claim, or the amount of such deduction, deposit, counterclaim, return privilege or other condition as the case may be; or

(g) the sale represented by any Account is to an Account Debtor located outside of an Eligible Jurisdiction; or

(h) the sale to any Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(i) any Account is subject to a Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or the relevant Group Member does not have sole lawful and absolute title to such Account; or

(j) the Account Debtor on any Account is a United States Governmental Authority (or any other Governmental Authority in a jurisdiction which restricts the assignment of accounts of Governmental Authorities), unless the applicable Loan Party has assigned its rights to payment of such Account to the Collateral Agent pursuant to applicable law, if any, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(k) 50% or more of the outstanding Accounts of any Account Debtor are ineligible in accordance with clause (a) of this definition; or

(l) the sale represented by any Account is denominated in a currency other than the lawful currency of any Eligible Jurisdiction; or

(m) any Account is not evidenced by (i) an invoice or (ii) other writing in form reasonably acceptable to the Collateral Agent; or

(n) the applicable Loan Party, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(o) the total Accounts of any Account Debtor to the applicable Loan Party represent more than 20% of the Eligible Receivables individually or in the aggregate as to such Loan Party at such time; or

(p) cash has been received by a Group Member in respect of an Account, but not yet applied by the Group Member to reduce the amount of the Accounts; or

(q) in determining the aggregate amounts of Accounts from the same Account Debtor that are unpaid after more than 60 days from the due date or 90 days (or 120 days, if applicable) from the date of invoice pursuant to clause (a) of this definition, there are any net credit balances relating to Accounts with invoice dates more than 60 days from the due date or more than 90 days (or 120 days, if applicable) prior to the date of determination, in which case such credits shall be excluded from Eligible Receivables; or

(r) any Accounts include amounts payable to Governmental Authorities in respect of sales, excise or similar taxes; or

(s) the Account is a non-trade Account, or relates to payments for interest; or

(t) such Account was invoiced (i) more than once, or (ii) the goods giving rise to such Account have not been shipped and title has not been transferred to the Account Debtor or the goods have been shipped and title will not transfer within two Business Days, or the Account otherwise does not represent a complete sale; or

(u) it arises out of a sale made by the Group Member to an employee, officer, agent, director, stockholder, Subsidiary or Affiliate of the Group Member; or

(v) the Account was not paid in full, and the Group Member created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(w) any Accounts which will be subject to any deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (to be reflected as an amount equal to the Dilution Ratio multiplied by the Eligible Receivables).

“Enforcement Date” means the date on which the Senior A Facility Agent serves notice of Loans and all other amounts payable hereunder becoming due and payable under Section 9.2.

“Enforcement Date Notice” means a notice to be issued by the Senior A Facility Agent under Section 11.19.

“Enterprise Resource Planning” means, with respect to any Person for any period, the aggregate of amounts of capital expenditures in relation to J. D. Edwards and EKS software implementations.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect, as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning specified in the Borrower Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Member within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan for which the notice requirements have not been waived; (b) the withdrawal of Memec LLC, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Applicable Memec Parent, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Applicable Memec Parent or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Euro” or the sign “€” means the single currency (whether known as the Euro or otherwise) of the participating member states of the European Union.

“Eurocurrency Rate” means, with respect to any Interest Period for any Loan in any currency, the rate of interest determined by the Facility Agents to be the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Eurocurrency Rate” shall mean, for any Loan for any Interest Period therefor, the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1%) of the respective rates offered to the Applicable Facility Agent at its request quoted by reference banks in the London interbank market for a term comparable to such Interest Period.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, for the Group for any period, EBITDA of the Group for such period plus (a) the sum of (without duplication) (i) the excess, if any, of the Working Capital of the Group at the beginning of such period over the Working Capital of the Group at the end of such period, (ii) cash dividends, cash interest and other similar cash payments received by the Group during such period and (iii) the amount of any refunds of taxes received by the Group Members during such period, minus (b) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the Loans during such period (but only to the extent that the Term Loan Commitments and/or the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled cash principal payments made by any Group Member during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) Cash Interest Expense of the Group during such period, (iv) scheduled payments made by any Group Member on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (v) Capital Expenditures made by any Group Member during such period to the extent permitted by this Agreement (excluding, however, the portion of Capital Expenditures, if any, financed by purchase money debt (other than Loans) or Capital Lease Obligations), together with any amounts carried forward for the purposes of Section 5.4, (vi) taxes paid by the Group Members during such period and (vii) the excess, if any, of the Working Capital of the Group at the end of such period over the Working Capital of the Group at the beginning of such period.

“Existing Credit Agreement” has the meaning specified in the third recital.

“Existing Lenders” has the meaning specified in the third recital.

“Facilities” means, collectively, (a) the Term A Loan Facility, (b) the Term B Loan Facility and (c) Revolving Credit Facility (including any Ancillary Facility made available thereunder); and “Facility” means any one of them as the context so requires.

“Facility Agents” means, collectively, (a) the Administrative Agent, (b) the Senior A Facility Agent, and (c) the Senior B Facility Agent; and “Facility Agent” means any one of them as the context so requires.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the applicable Group Member, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Facility Agents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” means the fee letter dated as of the Signing Date, addressed to Memec Limited from JPMorgan, Barclays and the Arrangers and accepted by Memec Limited on the Signing Date, in each case with respect to certain fees to be paid from time to time to Chase, JPMorgan, Barclays and/or the Arrangers.

“Financial Covenant Debt” of any Person on any date of determination means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f) and (h) of the definition of “Indebtedness” (excluding, however, any Indebtedness in respect of the VAT Bonds and undrawn Letters of Credit); provided, however, that for purposes of determining the Financial Covenant Debt for the Group, “Financial Covenant Debt” shall not include Indebtedness in respect of (i) the Consortium Loans, (ii) the Investor Discount Bonds and (iii) any Future Equity/Loan Stock but shall include Indebtedness in respect of the Asset-Backed Loan Agreement and the Japanese Receivables Facilities.

“Financial Statements” means the financial statements of the Group delivered in accordance with Section 3.1(g), Section 3.2 or Section 6.1 (as applicable).

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Fixed Charges” means, for any Person for any period, the sum of (a) the Cash Interest Expense of such Person for such period, (b) the principal amount of Financial Covenant Debt of such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP having a scheduled due date during such period (but, for the avoidance of doubt, excluding any Revolving Credit Borrowings to be refinanced pursuant to Section 2.2(h) during such period), and (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period minus Capital Expenditures of such Person for such period minus the total federal income tax liability actually payable by such Person in respect of such period to (b) the Fixed Charges of such Person for such period.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Applicable Memec Parent, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Subsidiary” means any Subsidiary of the Applicable Memec Parent other than a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Future Equity/Loan Stock” means any unsecured, subordinated loan notes or other instruments entered into after the Closing Date with shareholders of the Applicable Memec Parent and having substantially the same terms as the Investor Discount Bonds, including the following: (i) the maturity or redemption date shall be at least twelve months after the date of final repayment of the Facilities and termination of the Commitments thereunder, (ii) the ability to pay cash interest or cash dividends shall be subject in all respects to the terms and conditions of this Agreement (including Section 8.5), and (iii) such instrument shall be otherwise permitted under Article VIII hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession in the United States of America, which are applicable to the circumstances as of the date hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Distribution Costs” means the invoice cost of product from the supplier or manufacturer to the applicable purchasing company, adjusted where appropriate for price protection adjustments, plus, where appropriate, freight in and duty.

“Gross Receivables” means the aggregate sum of the gross outstanding balances of those Accounts of Group Members arising out of sales of merchandise, goods or services in the ordinary course of business, which are made by a Group Member located in an Eligible Jurisdiction to a Person that is not an Affiliate of such Group Member, for which no bad debt reserves have been established.

“Group” means, collectively, the Applicable Memec Parent and its Subsidiaries; and “Group Member” means, individually, each member of the Group.

“Guarantor” means Memec Group Holdings, Memec Holdings, Memec Limited, Overseas Holdco, Memec Europe, Memec, Memec LLC, (on or after the completion of the Permitted IPO Reorganization) Memec US PubCo, and each Subsidiary Guarantor.

“Guarantor Security Agreement” means the Pledge and Security Agreement dated as of the Original Closing Date, in agreed terms, governed by New York law, between each Subsidiary Guarantor that is a Domestic Subsidiary and the Collateral Agent.

“Guaranty” means the Guaranty dated as of the Original Closing Date, in agreed terms, executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof including, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for

Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take or pay or similar payments, if required, regardless of non performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclauses (i), (ii), (iii), (iv) or (v) of clause (b) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holding Companies” means, prior to the completion of the Permitted IPO Reorganization collectively, US Holdco, Memec Group Holdings, Memec Holdings, Memec Limited, Overseas Holdco and BV Co. and following the completion of the Permitted IPO Reorganization, collectively, Memec US PubCo, US Holdco, Overseas Holdco, Memec Group Holdings and BV Co..

“Hong Kong Holdco” means a new company with limited liability organized by BV Co. under the laws of Hong Kong to be the holding company for certain members of the Group from and after the Initial Public Offering, as more fully described in the PWC Reorganization Paper.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money (including, for the avoidance of doubt, the funded portion of any off-balance sheet asset backed facility), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business which are not more than ninety days overdue (other than such indebtedness or trade payables the amount or validity of which is currently being contested in good faith), (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person in respect of obligations of the types described in clauses (a) through (f) above, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matters” has the meaning specified in Section 11.4(a)

“Indemnitees” has the meaning specified in Section 11.4(a).

“Ineligible Inventory” means and includes:

(a) Distributor Credit Reserve Inventory;

(b) goods returned or rejected by customers other than goods that are undamaged or are resaleable in the normal course of business;

(c) goods to be returned to suppliers;

(d) goods in transit;

(e) goods located, stored, used or held at the premises of a third party (other than Third-Party Inventory) unless Landlord Waivers or Bailee Waivers, in respect of Inventory located in the United States, or equivalent waivers in the applicable jurisdiction outside the United States (if required to obtain a fully perfected security interest), have been received by the Collateral Agent and are in a form satisfactory to the Collateral Agent;

(f) excess, obsolete or aged Inventory calculated as the sum of (i) 15% of Inventory on hand greater than ninety days with sales equal to less than 10% of its corresponding current balance during the last ninety days and (ii) 50% of Inventory on hand greater than 180 days with sales equal to less than 10% of its corresponding current balance during last 180 days;

(g) damaged, defective, or goods classified as quarantine inventory;

(h) packing or shipping materials or supplies and spares;

(i) inventory subject to Vendor Title Retention;

(j) Ineligible Third-Party Inventory;

(k) supplier credits which have not been received for purchase volume discounts or other discounts earned but not yet deducted from Inventory Value or otherwise reflected in the Group’s perpetual Inventory reports;

(l) Inventory that is not owned solely by the Group Member, that the Group Member does not have sole and good, valid and unencumbered title thereto, or is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent; and

(m) any portion of the Inventory that is attributable to intercompany profit among the Group Members or their Affiliates.

“Ineligible Third-Party Inventory” means (i) the Inventory Value of all Third Party Inventory minus (ii) an amount equal the Inventory Value of such Third Party Inventory which is located at up to 35 such third party customer’s or service provider’s premises, but only to the extent that 75% of such amount is covered by fully executed Bailee Waivers, in respect of Inventory located in the United States, or equivalent waivers in the applicable jurisdiction outside the United States (if required to obtain a fully perfected security interest).

“Initial Public Offering” means an underwritten public offering by any Group Member or direct or indirect Holding Company of a Group Member of capital stock representing equity interests in any Group Member to be listed and/or traded on any recognized investment exchange or any recognized stock exchange or recognized market for trading securities in any jurisdiction.

“Intercompany Loans” has the meaning specified in Section 4.15(a).

“Intercreditor Agreements” means, collectively, the Securitization Intercreditor Agreement and the Priorities Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period to (b) the Cash Interest Expense of such Person for such period.

“Interest Expense” means, for any Person for any period, (a) total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP and including, in any event, interest capitalized during such period (except, for the avoidance of doubt, any capitalized or rolled-up interest under the Consortium Loans or the Investor Discount Bonds), (ii) net costs under Interest Rate Contracts for such period and (iii) interest expense in respect of the funded portion of any off-balance sheet asset backed facility, minus (b) the sum of (i) net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period determined on a consolidated basis in conformity with GAAP plus (ii) any interest income of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.

“Interest Period” means (a) initially, the period commencing on the date any Loan is made and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Continuation given to the Applicable Facility Agent pursuant to Section 2.2 or Section 2.12, and (b) thereafter, if such Loan is continued, in whole or in part, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Continuation given to the Applicable Facility Agent pursuant to Section 2.12; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Loans are subject to the following:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(c) no Borrower may select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(d) no Borrower may select any Interest Period that ends (i) in the case of Revolving Loans, after the Revolving Credit Termination Date or (ii) in the case of Term Loans, after the Term Loan Maturity Date; and

(e) from the Effective Date until the Syndication Completion Date, “Interest Period” shall mean the period commencing on the borrowing or conversion date, as the case may be, with respect to all Loans, and ending seven or fourteen days or one month thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Continuation, as the case may be, given with respect thereto, and agreed to by the Applicable Facility Agent.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning specified in the Borrower Security Agreement.

“Inventory Value” means, with respect to any Inventory of the Group, the value of such Inventory valued at the lower of cost and market value as presented on the Group’s perpetual Inventory reports, accounted for (net of any intercompany or affiliate profits) on a first in, first out basis, less (A) a reserve for shrinkage calculated by multiplying (i) the historical shrinkage rate resulting from physical inventories performed during the most current six months by (ii) current total gross Inventory.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership or partnership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“Investment Agreement” means the Investment Agreement dated as of August 4, 2000, as amended on or prior to the Amendment Closing Date, among Memec Group Holdings, Memec Holdings, the other parties signatory thereto as Managers and Investors, and Schroder Advisers.

“Investor Discount Bonds” means, collectively, (i) the Shareholder Discount Bonds and (ii) the Mezzanine Discount Bonds.

“IPO Documentation” means the prospectus and any other related documents and agreements, in such terms as are reasonably satisfactory to the Facility Agents, in respect of the Initial Public Offering of the shares of Memec US PubCo.

“IPO Leverage Ratio” means, as at the most recently completed Fiscal Quarter for which Financial Statements have been delivered hereunder prior to the date of an Initial Public Offering but giving pro forma effect to the Permitted IPO Reorganization, the completion of the Initial Public Offering and any Term Loan Borrowings as at the Amendment Closing Date for the Group the ratio of (a) Financial Covenant Debt of the Group minus cash and Cash Equivalents of the Group on deposit with financial institutions in any Eligible Jurisdiction, in each case as of the last day of such period to (b) EBITDA for the Group for such period; provided however, that in respect of each of the Fiscal Quarters ending on 03/31/04, 06/30/04, 09/30/04 and 12/31/04 only and for the purposes of the calculations of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs and without the addition or deduction of non-cash charges or gains relating to provisions for inventory obsolescence.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Senior A Facility Agent and the Borrowers by agreeing pursuant to an agreement with and in form and substance satisfactory to the Senior A Facility Agent and the Borrowers to be bound by the terms hereof applicable to Issuers.

“Japanese Receivables Facilities” means one or more third party financing facilities equal to a maximum aggregate amount outstanding at any time of 5 billion Yen pursuant to which one or more Group Members incorporated in Japan obtain financing, in form and substance reasonably acceptable to the Senior A Facility Agent.

“JPMorgan” has the meaning specified in the preamble.

“Kroner” means the lawful currency of Sweden.

“Kroner Sublimit” shall mean, with respect to the portion of the Revolving Credit Outstandings that is denominated in Kroner, a maximum aggregate outstanding amount of such Revolving Credit Outstandings, the Dollar Equivalent of which shall not exceed, without duplication, (i) in the case of the Revolving Credit Outstandings, $7,500,000 and (ii) in the case of the Letter of Credit Outstandings, $7,500,000.

“Landlord Waiver” means a letter in form and substance acceptable to the Collateral Agent, executed by a landlord in respect of Inventory of any Borrower located at any leased premises of any Group Member pursuant to which such landlord, among other things, waives any Lien such landlord may have in respect of such Inventory.

“Leases” means, with respect to any Person, all of those leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance; and “Lenders” means the Term Loan Lenders, the Revolving Credit Lenders and the Ancillary Lenders.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Applicable Facility Agent.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.4.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Financial Covenant Debt of such Person, minus cash and Cash Equivalents of such Person on deposit with financial institutions in any Eligible Jurisdiction, in each case as of the last day of such period to (b) EBITDA for such Person for such period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement.

“Loan” means any loan made by any Lender pursuant to this Agreement, including Revolving Loans, Term Loans and Ancillary Advances.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Subordination Deed, each Fee Letter, each Intercreditor Agreement, each Letter of Credit Reimbursement Agreement, each Hedging Contract to which a Loan Party and a Lender or an Affiliate of a Lender is a party, each Ancillary Facility Document, each Daylight Facility Agreement (if any), the Collateral Documents, each Accession Agreement and each agreement executed by a Loan Party and delivered to the Facility Agents, the Collateral Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower, each of the Acquisition Entities, each Subsidiary Guarantor and each other Subsidiary of an Acquisition Entity that executes and delivers any Loan Document.

“Management Front Sheets” means the management financial information produced for the Group on a monthly basis, including profit and loss information and selected balance sheet data.

“Mandatory Costs” means, in relation to any Loan or unpaid sum, the rate per annum determined in accordance with Schedule 1.1(e).

“Margin Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Financial Covenant Debt of such Person as of the last day of such period to (b) EBITDA for such Person for such period.

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance or properties of the Group taken as a whole or (b) the ability of any Borrower to repay the Obligations or of any Loan Party to perform its payment obligations under any Loan Document or its obligations under Article V below.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means, at any time and from time to time, any direct or indirect wholly-owned Subsidiary of the Applicable Memec Parent owning at least 5% of Total Assets or generating at least 5% of EBITDA of the Group on a consolidated basis, in each case by reference to the most recently delivered Financial Statements pursuant to Section 3.1(g) or Section 6.1, as the case may be; provided, however, that Triangle Funding shall not at any time be deemed to be a Material Subsidiary.

“Maximum Credit” means the lesser of (A) the Revolving Credit Commitments in effect at such time, plus the Term A Loan Commitments at such time and (B) the Borrowing Base at such time.

“Memec” means Memec Europe Limited (formerly known as Memec (Memory & Electronic Components) Limited), a company organized under the laws of England and Wales with registration number 01507861.

“Memec Acquisition” means the purchase by the Acquisition Entities of all of the outstanding capital stock of the Group.

“Memec France” means Memec France SAS, a limited company organized under the laws of France with registration number B 330 656 638.

“Memec Germany” means Memec GmbH, a limited company organized under the laws of Germany with registration number HRB 133740 of the Local Court of Munich.

“Memec Group Holdings” has the meaning specified in the preamble.

“Memec Holdings” has the meaning specified in the preamble.

“Memec Limited” has the meaning specified in the preamble.

“Memec LLC” means Memec LLC, a limited liability company organized under the laws of the State of Delaware.

“Memec US PubCo” means the new company to be organized by Memec Group Holdings under the laws of the State of Delaware to be the ultimate holding company for the Group from and after the Initial Public Offering, as more fully described in the PWC Reorganization Paper.

“Mezzanine Discount Bonds” means the $452,212,000 Deep Discount Bonds 2011 issued by Memec Holdings payable to the Discount Bondholders in the aggregate issue price of $130,000,000 pursuant to an instrument dated on or about the Original Closing Date.

“MidCo Loan Agreement” means the Equity Loan Agreement dated as of the Original Closing Date between Memec Holdings and Memec Limited pursuant to which Memec Holdings lends to Memec Limited the proceeds invested in Memec Holdings pursuant to (i) the Investor Discount Bonds and (ii) the Consortium Loans.

“Moody’s” means by Moody’s Investors Services, Inc. and includes any successor to its ratings business.

“Mortgages” means the mortgages, deeds of trust or other real estate Collateral Documents made or required herein to be made by any Loan Party.

“Multicurrency Loan” means a Revolving Loan made in an Alternative Currency.

“Multicurrency Sublimit” means, collectively, the Kroner Sublimit and the Yen Sublimit.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Applicable Memec Parent, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“National Currency Unit” means, in relation to a member state of the European Union that has adopted or adopts the single currency in accordance with the Treaty, the national currency unit of such member state.

“Net Cash Proceeds” means proceeds received by any Loan Party after the Closing Date in cash or Cash Equivalents from any (a) Property Loss Event, Warranty Event or Asset Sale (other than an Asset Sale permitted under clauses (a) through (f) of Section 8.4 or any other Asset Sale in respect of which the consideration received is less than $250,000), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the

Obligations) secured by the assets subject to such Property Loss Event, Warranty Event or Asset Sale; provided, however, that the evidence of each of the foregoing clauses (i), (ii) and (iii) are provided to the Facility Agents in form and substance reasonably satisfactory to them, or (b) Debt Issuance (other than any Debt Issuance expressly permitted under Section 8.1), net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that evidence of such costs is provided to the Facility Agents in form and substance reasonably satisfactory to them.

“New Collateral Document” has the meaning specified in Section 3.1(a)(iv).

“New Permitted IPO Reorganization Collateral Document” has the meaning specified in Section 7.11(a).

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the calculation of Interest Expense of such Person for such period: (a) the amount of debt discount and debt issuances costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Funding Lender” has the meaning specified in Section 2.2(f).

“Non-U.S. Lender” means each Lender or Facility Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” has the meaning specified in Section 2.12.

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to the Facility Agents, the Collateral Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, any Hedging Contract, any Daylight Facility Agreement, any agreement for cash management services entered into in connection with this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document, any Hedging Contract or any agreement for cash management services entered into in connection with this Agreement or any other Loan Document and all obligations of the Borrower to cash collateralize Letter of Credit Obligations.

“Original Borrowers” has the meaning specified in the second recital.

“Original Borrower Security Agreement” means the Pledge and Security Agreement dated as of the Original Closing Date, in agreed terms, governed by New York law, between Memec LLC and the Collateral Agent.

“Original Closing Date” has the meaning specified in the first recital.

“Original Credit Agreement” has the meaning specified in the second recital.

“Original Dollar Amount” means, in relation to a Loan denominated in Dollars, the amount of such Loan requested in a Notice of Borrowing with respect thereto, or, if such Loan is not denominated in Dollars, the Dollar Equivalent of such amount in Dollars, calculated as of the date of such Notice of Borrowing.

“Original Due Diligence Reports” means, in respect of the Existing Credit Agreement, the accountant’s report, market report, environmental report, Disaster Recovery Report, Tax Structuring Paper, insurance report, legal report and such other due diligence reports which were designated as such by Memec Holdings and the Administrative Agent.

“Original Lenders” has the meaning specified in the second recital.

“Original Projections” means those financial projections dated the Original Closing Date covering the Fiscal Years ending in 2000 through 2007 inclusive (on a quarterly basis for the first two Fiscal Years and an annual basis for the following five Fiscal Years), and delivered to the Facility Agents by the Borrowers.

“Other Taxes” has the meaning specified in Section 2.17(b).

“Overseas Holdco” means Memec Overseas Holdings Limited (formerly known as Spirepark Limited), a company incorporated under the laws of England and Wales with registration number 3936296.

“Overseas Operating Companies” means each of the Subsidiaries of Overseas Holdco listed on Part B of Schedule 1.1(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permira Group” means Permira Europe Fund II Nominees, Permira UK VF IV Nominees, SV-US Fund 1 and SV-US Fund 2 or any of the subsidiaries of any of them or any partnerships, unit trusts, collective investment scheme or companies of which any of them is general partner, trustee, manager, advisor or consultant (the “Defined Group”), or any nominee or trustee for any of the Defined Group.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted 2001 Reorganization” means the reorganization of certain Group Members to be completed on or before March 31, 2001, as more specifically set forth on Schedule 1.1(f).

“Permitted Acquisition” means the acquisition by any Group Member of all or substantially all of the assets or Stock of any Person or of any operating division thereof, (other than the Memec Acquisition) (the “Target”), or the merger of the Target with or into such Group Member (with such Group Member being the surviving corporation) subject to the satisfaction of each of the following conditions:

(a) the purchase price consideration in connection with such acquisition or merger does not exceed, for one transaction or a series of transactions, $20,000,000;

(b) the Facility Agents shall receive at least fourteen days prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;

(c) such Permitted Acquisition shall only involve assets of a business, of the type engaged in by the Group Members as of the Amendment Closing Date;

(d) such Permitted Acquisition shall be non-hostile and shall have been approved by the board of directors of the Applicable Memec Parent;

(e) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Group after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and Indebtedness of the Target not incurred in contemplation of such Permitted Acquisition and otherwise permitted under Section 8.1;

(f) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Group and Target) shall not exceed $50,000,000;

(g) at or prior to the closing of any Permitted Acquisition, the Group Member making the Permitted Acquisition and the Target shall have executed such documents and taken such actions as may be required under Section 7.11, Section 7.13 and Section 7.14;

(h) concurrently with delivery of the notice referred to in clause (g) above, for any transaction or series of transactions with purchase price consideration exceeding $5,000,000, the Borrowers shall have delivered to the Facility Agents, (A) pro forma financial statements of the Group for the Fiscal Year in which the Permitted Acquisition occurs, showing compliance with all covenants in Article V (after giving effect to such Permitted Acquisition), and (B) such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as the Facility Agents shall reasonably request in form and substance satisfactory to the Facility Agents; and

(i) at the time of such Permitted Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects.

“Permitted IPO Payments” means the amounts paid or to be paid in accordance with and as set forth in the sources and uses from the IPO Documentation and reasonably satisfactory to the Facility Agents.

“Permitted IPO Reorganization” means the reorganization of certain Group Members to be completed in connection with the Initial Public Offering of Memec US PubCo, as more specifically set forth in the PWC Reorganization Paper and summarized on Schedule 1.1(f).

“Permitted Refinancings” has the meaning specified Section 4.13.

“Permitted Term B Payments” means any payment of principal or interest on the Term B Loans permitted by the express provisions of the Priorities Intercreditor Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledged Notes” has the meaning specified in the Borrower Security Agreement.

“Pledged Stock” has the meaning specified in the Borrower Security Agreement.

“Preferential Creditor Liabilities Reserve” means, as applicable to each Eligible Jurisdiction under its Requirements of Law, creditors which may have a priority claim to the Collateral pledged or secured in favor of the Collateral Agent, including, but not limited to, unpaid payroll and accrued vacation liabilities, unsecured creditors’ carve outs, unpaid severance or pension funding obligations, unpaid payroll tax, and unpaid social insurance contributions.

“Prepayment Premium” has the meaning specified in Section 2.13(e).

“Presentation” means a PowerPoint presentation dated 15 May 2003 and entitled “Cost Reduction Program: Update for Lender Banks” and presented by Memec Group Limited to the Lenders relating to its cost reduction program.

“Priorities Intercreditor Agreement” means the Intercreditor Agreement dated as of the Amendment Closing Date, among, inter alios, Memec Europe, Memec Limited, the other Loan Parties, the Lenders, the Facility Agents and the Collateral Agent.

“Proceeds” has the meaning specified in the Borrower Security Agreement.

“Process Agent” has the meaning specified in Section 11.12(b).

“Projections” means, collectively, the Amendment Date Projections and the Original Projections.

“Property Loss Event” means any loss of or damage to property of any Loan Party that results in the receipt by such Person of proceeds of insurance in excess of $10,000,000 or any taking of property of any Loan Party that results in the receipt by such Person of a compensation payment in respect thereof in excess of $10,000,000.

“Proposed Change” has the meaning specified in Section 11.1(c).

“Protective Advances” means all expenses, disbursements and advances incurred by the either Facility Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default which either Facility Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 11.7(a).

“PWC Reorganization Paper” means the proposed reorganization steps paper by PricewaterhouseCoopers dated on or prior to the Amendment Closing Date setting out the proposed steps for the reorganization of the Group and delivered to the Facility Agents on or before the Amendment Closing Date.

“Qualifying Lender” means a Person which on any date on which interest is payable under this Agreement is beneficially entitled to the interest payable under this Agreement and is a Bank, a UK Lender or a Treaty Lender.

“Ratable Portion” or “ratably” means, with respect to any Lender at any time, the percentage obtained by dividing the Commitment of such Lender by the

Commitments of all Lenders and, at any time after the first Loan is made or Letter of Credit is issued hereunder, the proportion which the outstanding Original Dollar Amount of the Loans and Letter of Credit Obligations owing to such Lender bears to the outstanding aggregate Original Dollar Amount of all Loans and Letter of Credit Obligations owing to all Lenders.

“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by any Loan Party (the “Land”), together with the right, title and interest of such Loan Party, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Receivables Availability Certificate” means the certificate by a Responsible Officer of the Applicable Memec Parent setting forth the calculation of receivables availability in the form of Exhibit H, with such amendments as the Collateral Agent may approve or reasonably require.

“Receivables Purchase Agreement” means (i) the UK Receivables Agreement, (ii) the US Receivables Purchase Agreement and (iii) each other similar agreement entered into from time to time in accordance with the terms of the Asset Backed Loan Agreement.

“Receivables Purchase Facility” means the asset backed trade receivables purchase and pooling facilities pursuant to each Receivables Purchase Agreement, and shall include any similar facilities in respect of any Loan Party entered into after the Original Closing Date in form and substance substantially the same as the form of the facilities under the Receivables Purchase Agreement.

“Receivables Sale” means any sale, conveyance, transfer or disposal of accounts receivable pursuant to the Receivables Purchase Agreement other than from an Original Receivables Jurisdiction. For the avoidance of doubt, “Receivables Sale” of any Group Member does not include the daily sale of accounts receivable subsequent to the initial sale thereof by such Group Member pursuant to the Receivables Purchase Agreement.

“Receivables Transaction Documents” has the meaning specified for the term “Transaction Documents” in the Asset-Backed Loan Agreement.

“Register” has the meaning specified in Section 11.2(c).

“Regulation S-X” means Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Act.

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of any Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith which are not initially applied to prepay the Loans pursuant to Section 2.10 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale, Property Loss Event or Warranty Event in respect of which a Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of a Borrower stating that (i) no Default or Event of Default has occurred and is continuing and (ii) the applicable Group Member intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Warranty Event or Property Loss Event to acquire replacement assets useful in its businesses, effect repairs (in the case of a Property Loss Event or Warranty Event) or to discharge a liability, charge or claim or reimburse the discharge of such claim (in the case of a Warranty Event).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date to acquire replacement assets, effect repairs, reimburse payments or discharge liabilities as contemplated by the relevant Reinvestment Notice.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (i) the date occurring 180 days after such Reinvestment Event and (ii) the date five Business Days after the date on which a Borrower shall have notified the Facility Agents of the applicable Group Member’s determination not to acquire replacement assets useful in such Group Member’s business (or not to effect repairs in the case of a Property Loss Event) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Documents” means the Acquisition Agreement, the Investment Agreement, the Consortium Agreement, the Consortium Loan Agreements, the Consortium Intercreditor Deed, the MidCo Loan Agreement, Investor Discount Bonds, the Receivables Transaction Documents and each other document and instrument executed with respect thereto.

“Related Obligations” has the meaning specified in Section 10.8.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post remedial monitoring and care.

“Reorganization Costs” means, in respect of any Person for any Fiscal Year, the aggregate costs and expenses which are due and payable during such period and which are (a) directly related or attributable to the termination, severance or cessation by such Person of contracts of employment or (b) which are described as ‘people related costs’ of page 9 of the Presentation or (c) other costs and expenses provided, however, that in each case such costs and expenses arise in the context of a Group reorganization and restructuring as discussed in the Presentation. These aggregated costs and expenses are for the Fiscal Quarters ending on 06/30/03, 09/30/03 and 12/31/03 as discussed in the Presentation and for the Fiscal Quarter ending 03/31/03 (provided, however, that such aggregated costs and expenses shall not exceed $2,023,000 for the Fiscal Quarter ending 03/31/03).

“Reporting Date” has the meaning specified in Section 4.4(a).

“Required Asset Coverage Percentage” means the requirement that at all times the aggregate amount of (i) the gross Inventory plus (ii) the gross Accounts of the Group Members located in Eligible Jurisdictions be greater than or equal to 150.0% of all drawings under the Facilities.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, the Requisite Senior Lenders and the Requisite Term B Lenders.

“Requisite Senior Lenders” means, collectively, Lenders having more than (a) 66 2/3% of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, 66 2/3% of the aggregate Revolving Credit Outstandings and (b) 66 2/3% of the Term A Loan Commitments or, after the Amendment Closing Date, 66 2/3% of the principal amount of all Term A Loans then outstanding. A Non-Funding Lender that is a Term A Lender or a Revolving Credit Lender shall not be included in the calculation of “Requisite Senior Lenders.”

“Requisite Term B Lenders” means Lenders having more than 66 2/3% of the Term B Loan Commitments or, after the Amendment Closing Date, 66 2/3% of the principal amount of all Term B Loans then outstanding. A Non-Funding Lender that is a Term B Lender shall not be included in the calculation of Requisite Term B Lenders.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Stock or Stock Equivalents of any Group Member now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents or a dividend or distribution payable solely to a Borrower or any other Loan Party (excluding Memec Holdings and the Applicable Memec Parent), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of any Loan Party now or hereafter outstanding other than one payable solely to the Borrower or any other Loan Party (excluding Memec Holdings and the Applicable Memec Parent), and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of any Loan Party, other than any required redemptions, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Indebtedness after giving effect to any applicable subordination provisions.

“Revolving Credit Borrowing” means Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect (i) each Assignment and Acceptance executed by such Revolving Credit Lender, and (ii) each establishment or termination of an Ancillary Facility, and as such amount may be otherwise revised pursuant to this Agreement.

“Revolving Credit Commitment Period” means the period from the Amendment Closing Date to the date which is thirty days prior to the Revolving Credit Termination Date.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrowers payable to the order of any Revolving Credit Lender requesting such promissory note, in a principal amount equal to the aggregate Indebtedness of the Borrowers to such Lender resulting from the Revolving Loans owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Original Dollar Amount of the Revolving Loans outstanding at such time plus (b) the Letter of Credit Obligations outstanding at such time plus (c) the amount of the Ancillary Outstandings at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) if the Amendment Closing Date has not occurred on or before the Commitment Termination Date, the Commitment Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.6, (c) the date on which the Obligations become due and payable pursuant to Section 9.2 and (d) the Scheduled Revolving Credit Termination Date.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and includes any successor to its ratings business.

“Scheduled Revolving Credit Termination Date” means the fifth anniversary of the Amendment Closing Date.

“Schroder Advisers” means Schroder Venture Advisers, a UK general unlimited partnership.

“Secured Obligations” means, in the case of the Borrowers, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Facility Agents, the Collateral Agent and any other holder of any of the Obligations.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Intercreditor Agreement” means the Intercreditor Agreement dated as of the Original Closing Date, among Memec LLC, Memec Limited, Memec UK Ltd., a company organized under the laws of England and Wales, Insight Electronics LLC, a Delaware limited liability company, Semiconductor Technologies LLC, a Delaware limited liability company, Unique Semiconductor Technologies Inc., a LLC, a California corporation, the Administrative Agent, Chase, in its capacity as Receivables Agent, and Triangle Funding.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Sellers” has the meaning specified in the first recital.

“Selling Lender” has the meaning specified in Section 11.7(a).

“Senior A Facility Agent” has the meaning specified in the preamble.

“Senior B Facility Agent” has the meaning specified in the preamble.

“Shareholder Discount Bonds” means the $403,414,000 Deep Discount Bonds 2011 issued by Memec Holdings payable to the Discount Bondholders in the aggregate issue price of $190,000,000 pursuant to an instrument to be dated on or before the Original Closing Date.

“Shareholder Subordinated Debt” has the meaning specified in Section 8.1(l).

“Signing Date” means the date of the execution and delivery of this Agreement, being May 5, 2004.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Subsidiary” means (a) on the Amendment Closing Date, each Subsidiary set forth in Schedule 1.1(c), and (b) after the Amendment Closing Date, each other Subsidiary of the Applicable Memec Parent that grants security to the Secured Parties and becomes a Loan Party hereto, whether mandatorily pursuant to Section 7.11 or voluntarily for the purpose of being included in the calculation of the Borrowing Base.

“Standby Letter of Credit” means any Letter of Credit issued pursuant to Section 2.4 which is not a Documentary Letter of Credit.

“Sterling” and the sign “£” each mean the lawful money of the United Kingdom.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordination Deed” means the Subordination Deed dated as of the Original Closing Date and amended as of the Amendment Closing Date, in agreed terms, among Memec Holdings, Memec Limited and the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Applicable Memec Parent and any other corporation, partnership, limited liability company or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in the definition of “Affiliate”) by such Person.

“Subsidiary Guarantor” means each company that will, on the Amendment Closing Date, be a direct or indirect Subsidiary of the Applicable Memec Parent and that is or will be a party to the Guaranty, as set forth on Schedule 1.1(d).

“SUKV Co-Investor” means Schroder UK Venture Fund IV Co-Investment Scheme.

“SUKV-IV” means Schroder UK Venture IV Trust.

“SUKV-LP1” means Schroder UK Venture Fund IV LP1.

“SUKV-LP2” means Schroder UK Venture Fund IV LP2.

“SV-Euro Fund 1” means Schroder Ventures European Fund II L.P.1.

“SV-Euro Fund 2” means Schroder Ventures European Fund II L.P.2.

“SV-US Fund 1” means Schroder Ventures US Fund L.P.1.

“SV-US Fund 2” means Schroder Ventures US Fund L.P.2.

“Syndication Agent” has the meaning specified in the preamble.

“Syndication Completion Date” means the earlier to occur of (i) the 120th day following the Amendment Closing Date and (ii) the date upon which the Facility Agents and the Syndication Agent determine in their sole discretion that the primary syndication of the Loans and Revolving Credit Commitments has been completed.

“Target” has the meaning specified in the definition of Permitted Acquisition.

“Target Group” means each of the Targets and their respective Subsidiaries.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Credit” has the meaning specified in Section 2.17(a).

“Tax Payment” has the meaning specified in Section 2.17(a).

“Tax Returns” has the meaning specified in Section 4.8(a).

“Tax Structuring Paper” means the tax structuring paper by Arthur Andersen LLP dated 6 August 2000 and delivered to the Administrative Agent on or before the Original Closing Date.

“Taxes” has the meaning specified in Section 2.17(a).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term A Loan” has the meaning specified in Section 2.1(b).

“Term A Loan Borrowing” means Term A Loans made on the same day by the Term A Loan Lenders ratably according to their respective Term A Loan Commitments.

“Term A Loan Commitment” means, with respect to each Term A Loan Lender, the commitment of such Lender to make Term A Loans to the Borrowers in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Term A Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Term A Loan Commitment Period” means the period from the Signing Date to the Commitment Termination Date.

“Term A Loan Facility” means the Term A Loan Commitments and the provisions herein related to the Term A Loans.

“Term A Loan Lender” means each Lender having a Term A Loan Commitment.

“Term A Loan Maturity Date” means the fifth year anniversary of the Amendment Closing Date.

“Term A Loan Note” means a promissory note of the Borrowers payable to the order of any Term A Loan Lender requesting such promissory note, in a principal amount equal to the aggregate amount of Indebtedness of the Borrowers to such Lender resulting from the Term A Loan owing to such Lender.

“Term A Loan Outstandings” means, at any particular time, the principal amount of the Term A Loans outstanding at such time.

“Term B Loan” has the meaning specified in Section 2.1(c).

“Term B Loan Borrowing” means Term B Loans made on the same day by the Term B Loan Lenders ratably according to their respective Term B Loan Commitments.

“Term B Loan Commitment” means, with respect to each Term B Loan Lender, the commitment of such Lender to make Term B Loans to the Borrowers in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Term B Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Term B Loan Commitment Period” means the period from the Signing Date to the Commitment Termination Date.

“Term B Loan Facility” means the Term B Loan Commitments and the provisions herein related to the Term B Loans.

“Term B Loan Lender” means each Lender having a Term B Loan Commitment.

“Term B Loan Maturity Date” means the sixth year anniversary of the Amendment Closing Date.

“Term B Loan Note” means a promissory note of the Borrowers payable to the order of any Term B Loan Lender requesting such promissory note, in a principal amount equal to the aggregate amount of Indebtedness of the Borrowers to such Lender resulting from the Term B Loan owing to such Lender.

“Term B Loan Outstandings” means, at any particular time, the principal amount of the Term B Loans outstanding at such time.

“Term Loan Borrowings” means, collectively, the Term A Loan Borrowings and the Term B Loan Borrowings.

“Term Loan Commitments” means, collectively, the Term A Loan Commitments and the Term B Loan Commitments.

“Term Loan Facilities” means, collectively, the Term A Loan Facilities and the Term B Loan Facilities.

“Term Loan Lenders” means, collectively, the Term A Loan Lenders and the Term B Loan Lenders.

“Term Loan Notes” means, collectively, the Term A Loan Notes and the Term B Loan Notes.

“Term Loan Outstandings” means, collectively, the Term A Loan Outstandings and the Term B Loan Outstandings.

“Term Loans” means, collectively, the Term A Loans and the Term B Loans.

“Thame Facility” means the Mortgaged Property, as defined in the Debenture.

“Third-Party Inventory” means, with respect to any Group Member, any Inventory of such Group Member that is located, stored, used or otherwise held at the premises of third party customers or service providers.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA to which the Applicable Memec Parent, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in non-wholly-owned Subsidiaries that would be reflected on a consolidated balance sheet of such person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.

“Treaty” means the Treaty establishing the European Economic Community being the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992) and came into force on 1 November 1993) as amended, varied or supplemented from time to time.

“Treaty Lender” means a Person which by virtue of the provisions of a double taxation agreement between the jurisdiction in which a Borrower is resident and the country of residence of that Person is resident, subject either to (a) a prior direction given to that Borrower by the appropriate tax authority pursuant to an application by that Person or (b) the receipt by that Borrower or its designees of appropriate documentation allowing that Person to claim the benefits of the double taxation agreement, eligible, on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement) to have payments made to it by that Borrower under this Agreement without any deduction or withholding in respect of Taxes.

“Triangle Funding” means Triangle Receivables Funding LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a United States jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided further, however, that if the UCC is amended after the date hereof, such amendment will not be given effect for the purposes of this Agreement if and to the extent the result of such amendment would be to limit or eliminate any item of Collateral.

“UK Receivables Agreement” means the UK Receivables Purchase Agreement dated as of the Original Closing Date, among Memec UK Limited, as the Originator and Sub-Collection Agent, Memec LLC as the Purchaser and Collection Agent, Barclays, as the Sheffield Funding Agent, and Chase, as the PARCO Funding Agent and Administrative Agent.

“UK Lender” means:

(a) a company which is resident in the United Kingdom for UK tax purposes; or

(b) a partnership each of whose members is a company so resident; or

(c) a company which is not resident in the United Kingdom for UK tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement under section 11(2) of the Taxes Act.

“Underwriting Entity” has the meaning specified in Section 11.18(c).

“Unused Facility Fee Rate” means a rate equal to 0.75% per annum payable to the Senior A Facility Agent for the account of each Revolving Credit Lender, as more particularly set forth in Section 2.13(a).

“US Holdco” has the meaning specified in the second recital.

“US Receivables Agreement” means the US Receivables Purchase Agreement dated as of the Original Closing Date, among Insight Electronics LLC, Impact Semiconductor Technologies LLC and Unique Semiconductor Technologies Inc., as the Originators and Sub-Collection Agents, and Memec LLC as the Purchaser.

“VAT Bond Amounts” means the amounts, not to exceed $15,000,000 face value at any time outstanding, of the obligations under the VAT Bonds.

“VAT Bonds” means letters of credit issued to HM Customs and Excise in respect of the potential VAT liabilities of Group Members

“VEBA” means, collectively, VEBA AG and its Subsidiaries and Affiliates.

“Vendor Title Retention” means a sale or other transfer of property pursuant to an agreement whereby the Person transferring such property reserves to itself the ownership of the property until certain specified conditions have been met, including payment for such property.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Warranty Event” means the receipt of any amounts (net of associated costs and expenses) after the Original Closing Date by any Acquisition Entity or other Group Member in respect of any claim (i) owing to any Group Member pursuant to the Acquisition Agreement, (ii) against the writers of (x) any Original Due Diligence Report delivered to the Administrative Agent on the Original Closing Date, or (y) any Amendment Date Due Diligence Report delivered to the Facility Agents pursuant to Section 3.1, or (iii) in respect of advice given in respect to the Memec Acquisition, excluding, however, any working capital adjustments and any amounts payable to parties to the Acquisition Agreement that are not Group Members.

“Wholly-Owned Domestic Subsidiary” or “Wholly-Owned Foreign Subsidiary” means, in respect of a Domestic or Foreign Subsidiary of any Person, (i) any corporation 100% of whose Stock of which (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Domestic or Foreign Subsidiaries of such Person and (ii) any partnership, association or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Any reference to a Wholly-Owned Domestic or Foreign Subsidiary, as the case may be, unless expressly to a Wholly-Owned Subsidiary of another person, shall mean a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be, of the Applicable Memec Parent.

“Withdrawal Liability” means, with respect to any Group Member at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

“Yen” means the lawful currency of Japan.

“Yen Sublimit” shall mean, with respect to the portion of the Revolving Credit Outstandings that is denominated in Yen, a maximum aggregate outstanding amount of such Revolving Credit Outstandings, the Dollar Equivalent of which shall not exceed, without duplication, (i) in the case of the Revolving Credit Outstandings, $25,000,000 and (ii) in the case of the Letter of Credit Outstandings, $20,000,000.

Section 1.2. Computation of Time Periods. In this Agreement, unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3. Accounting Terms and Principles.

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Group with the agreement of its Authorized Accountants and results in a change in any of the calculations required by Article V or Article VIII had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Group shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or Article VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4. Certain Terms.

(a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of the Facility Agents or Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) References to documents “in agreed terms” means documents initialed by both Clifford Chance LLP (on behalf of the relevant Loan Party and the Borrowers) and Weil, Gotshal & Manges LLP (on behalf of the Facility Agents, the Collateral Agent and the Lenders) or, in the case of a document not so initialed, in a form to be agreed between the Facility Agents and the Borrowers.

(g) The terms “Lender”, “Issuer”, “Senior A Facility Agent”, “Senior B Facility Agent” and “Collateral Agent” include their respective successors, and where the term “Collateral Agent” is used in relation to the secured party or trustee or agent under any Collateral Documents, includes the Administrative Agent or Applicable Facility Agent to the extent named as the secured party or trustee or agent therein.

(h) The “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Applicable Facility Agent (or such other bank as may be specified by the Applicable Facility Agent with the agreement of the Borrowers) at or about 11:00 A.M. (London time) on such date for the purchase of the first currency with the second currency.

ARTICLE II

THE FACILITY

Section 2.1. The Commitments.

(a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans (each a “Revolving Loan”) to the Borrowers (including, following its accession as a Borrower and for the avoidance of doubt, Memec France)

from time to time on any Business Day during the Revolving Credit Commitment Period in an aggregate Original Dollar Amount not to exceed at any time outstanding for all such loans by such Revolving Credit Lender such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan the Original Dollar Amount of which (i) would be in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit, (ii) to the extent that the aggregate Revolving Credit Outstandings, after giving effect to such Revolving Loan, would exceed the Maximum Credit in effect at such time and (iii) (in the case of any Revolving Loan denominated in an Alternative Currency, to the extent the aggregate outstanding Original Dollar Amount of Multicurrency Loans in that Alternative Currency, after giving effect to such Revolving Loan, would exceed the Multicurrency Sublimit for that Alternative Currency.

(b) Term A Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term A Loan Lender severally agrees to make a loan (each a “Term A Loan”) to the Borrowers (which, for the avoidance of doubt, shall not include Memec France) on any Business Day during the Term A Loan Commitment Period, in an aggregate amount not to exceed such Term A Loan Lender’s Term A Loan Commitment. Amounts of Term A Loans prepaid may not be reborrowed.

(c) Term B Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term B Loan Lender severally agrees to make a loan (each a “Term B Loan”) to the Borrowers (which, for the avoidance of doubt, shall not include Memec France) on any Business Day during the Term B Loan Commitment Period, in an aggregate amount not to exceed such Term B Loan Lender’s Term B Loan Commitment. Amounts of Term B Loans prepaid may not be reborrowed.

Section 2.2. Borrowing Procedures.

(a) Revolving Credit Borrowing. Each Revolving Credit Borrowing shall be made on notice given by the applicable Borrower to the Senior A Facility Agent not later than 11:00 A.M. (London time) three Business Days prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the Original Dollar Amount of such proposed Revolving Credit Borrowing, (C) whether any portion of the proposed Revolving Credit Borrowing will be in an Alternative Currency and, if so, which Alternative Currency, (D) the initial Interest Period or Periods, and (E) the Available Credit (after giving effect to the proposed Revolving Credit Borrowing). Each Revolving Credit Borrowing (other than Multicurrency Loans) shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and, to the extent there is Available Credit, not less than $5,000,000. Borrowings of Multicurrency Loans shall be denominated in a single Alternative Currency in an aggregate minimum amount equal to an integral multiple of 100,000 units in such Alternative Currency and shall be an Original Dollar Amount equal to or greater than $5,000,000. In the case of any Alternative Currency Loan, the Senior A Facility

Agent shall, upon receipt of the Notice of Borrowing, obtain the spot exchange rate and determine each Lenders’ Rateable Portion in an Original Dollar Amount. Any Lenders which have not agreed to provide the Alternative Currency requested pursuant to an Alternative Currency Election shall fund in Dollars. The Borrowers may not request more than five Revolving Credit Borrowings per month.

(b) Term A Loan Borrowing. The Term A Loan Borrowing shall be made upon receipt of a Notice of Borrowing given by the applicable Borrowers to the Senior A Facility Agent not later than 11:00 A.M. (London time) three Business Days prior to the Amendment Closing Date; provided, however, that the Amendment Closing Date shall not be later than the Commitment Termination Date. The Notice of Borrowing shall specify (A) the proposed Amendment Closing Date, (B) the aggregate amount of such proposed Term A Loan Borrowing, (C) the initial Interest Period or Periods and (D) the Available Credit (after giving effect to the proposed Term A Loan Borrowing). The Term A Loans shall be made (i) only in Dollars and (ii) only to the extent (x) there is Available Credit and (y) the Term B Loans have been made in full as provided in paragraph (c) below.

(c) Term B Loan Borrowing. The Term B Loan Borrowing shall be made upon receipt of a Notice of Borrowing given by the applicable Borrowers to the Senior B Facility Agent not later than 11:00 A.M. (London time) three Business Days prior to the Amendment Closing Date; provided, however, that the Amendment Closing Date shall not be later than the Commitment Termination Date. The Notice of Borrowing shall specify (A) the proposed Amendment Closing Date, (B) the aggregate amount of such proposed Term B Loan Borrowing, (C) the initial Interest Period or Periods and (D) the calculation of and compliance with the Required Asset Coverage Percentage. The Term B Loans shall be made (i) only in Dollars and (ii) only to the extent the Borrowers comply with the Required Asset Coverage Percentage.

(d) Notice to Lenders; Funds Availability. The Applicable Facility Agent shall give to each relevant Lender prompt notice of the Applicable Facility Agent’s receipt of a Notice of Borrowing and the applicable interest rate determined pursuant to Section 2.15(a). Each relevant Lender shall, before 11:00 A.M. (London time) on the date of the proposed Borrowing, make available to the Applicable Facility Agent at its address referred to in Section 11.8, in immediately available funds, such Lender’s Ratable Portion or, in the case of Alternative Currency Loans, such Lender’s Alternative Currency Ratable Portion, of such proposed Borrowing. After the Applicable Facility Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1 and Section 3.2, the Applicable Facility Agent will make such funds available to the Borrower.

(e) Assumed Availability. Unless the Applicable Facility Agent shall have received notice from a relevant Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Applicable Facility Agent such Lender’s Ratable Portion of such Borrowing or, in the case of Alternative Currency Loans, such Lender’s Alternative Currency Ratable Portion of such Borrowing, the Applicable Facility Agent may assume that such Lender has made such Ratable Portion or Alternative Currency Ratable Portion, as the case may be, available to the Applicable Facility Agent on the date of such Borrowing in accordance with this Section 2.2 and the Applicable Facility Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion or Alternative Currency Ratable Portion, as the case may be, available to the Applicable Facility Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Applicable Facility Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Applicable Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Applicable Facility Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(f) Non-Funding Lender. The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date; provided, however, that no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

(g) Multicurrency Non-Availability. Anything hereinabove to the contrary notwithstanding, if any Alternative Currency Lender shall, not later than 10:00 A.M. (London time) two Business Days before the date of any requested Borrowing of Multicurrency Loans, notify the Senior A Facility Agent that such Lender is not satisfied that deposits in the relevant Alternative Currency will be freely available to it in the relevant amount and for the relevant Interest Period, the right of the Borrowers to request Multicurrency Loans in such Alternative Currency from such Lender as part of such Borrowing or any subsequent Borrowing of Multicurrency Loans shall be suspended until such Lender shall notify the Senior A Facility Agent that the circumstances causing such suspension no longer exist, and, at the option of the Borrowers, either (A) the applicable Notice of Borrowing may be withdrawn and such Borrowing shall not be made, or (B) the Multicurrency Loan to be made by such Lender as part of such Borrowing (and the Multicurrency Loan to be made by such Lender as part of any subsequent Borrowing of Multicurrency Loans in respect of which such Alternative Currency shall have been requested during such period of suspension) shall be denominated in Dollars and having an Interest Period coextensive with the Interest Period in effect in respect of all other Multicurrency Loans comprising a part of such Borrowing. If a Borrower elects to withdraw its Notice of Borrowing, such Borrower shall be liable to each other Lender for any damages suffered on account thereof of a nature described in Section 2.15. The Senior A

Facility Agent shall, upon receiving notice from such Lender that the circumstances causing any such suspension no longer apply, promptly so notify the Borrowers; provided, however, that the failure of the Senior A Facility Agent to so notify the Borrowers shall not impair the rights of the Lenders under this clause or expose the Senior A Facility Agent to any liability

(h) Revolving Loan Rollovers.

(i) The Borrowers may refinance all or any part of a Revolving Credit Borrowing with another Revolving Credit Borrowing in the same currency, subject to the conditions and limitations set forth in this Agreement. Any Revolving Credit Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with the applicable provisions of this Agreement with the proceeds of the relevant new Revolving Credit Borrowing, and the proceeds of such new Revolving Credit Borrowing, to the extent they do not exceed the principal amount of the Revolving Credit Borrowing being refinanced, shall not be paid by the relevant Revolving Credit Lenders to the Senior A Facility Agent or by the Senior A Facility Agent to the Borrowers pursuant to (d).

(ii) If a Borrower shall not have delivered a Notice of Borrowing in accordance with this Section 2.2 or a Notice of Continuation in accordance with Section 2.12 prior to the end of the Interest Period then in effect for any Revolving Credit Loan and requesting that such Loan be refinanced, then such Borrower shall (unless such Borrower has notified the Senior A Facility Agent not less than three Business Days prior to the end of such Interest Period, that such Loan is to be repaid and not refinanced at the end of such Interest Period) be deemed to have delivered a Notice of Borrowing requesting that such Loan be refinanced with a new Borrowing of equivalent Original Dollar Amount and type for a period of one month. Such Loan shall be so refinanced unless an Event of Default has then occurred or is continuing and the Senior A Facility Agent notifies the relevant Borrower accordingly.

(iii) If any Revolving Credit Borrowing denominated in an Alternative Currency is to be refinanced in accordance with this Section 2.2(h) and there is any difference between the amount of the Revolving Credit Borrowing on the applicable rollover date (the “existing amount”) and the amount of the Revolving Credit Borrowing at the end of the applicable rollover date (having recalculated the same as the equivalent of the Original Dollar Amount of the Revolving Credit Borrowing) (the “new amount”), then:

(A) If the existing amount exceeds the new amount, the relevant Borrower shall pay to the Senior A Facility Agent for the account of the relevant Revolving Credit Lender and amount equal to the amount of such excess; or

(B) If the new amount exceeds the existing amount, each Revolving Credit Lender participating in such Revolving Credit

Borrowing shall pay to the Senior A Facility Agent for the account of the Borrowers an amount equal to its portion of the amount of such excess (unless an Event of Default shall have occurred, in which case no such payment shall be made and a sum equal to the aggregate amount which would have been payable to the Borrowers shall be treated as having been prepaid by the Borrowers under Section 2.9).

Section 2.3. [Intentionally Omitted]

Section 2.4. Letters of Credit.

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to issue one or more Letters of Credit at the request of a Borrower for the account of such Borrower from time to time during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and thirty days prior to the Scheduled Revolving Credit Termination Date; provided, however, that no Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the date of this Agreement and which such Issuer in good faith deems material to it;

(ii) such Issuer shall have received written notice from the Senior A Facility Agent, any Revolving Credit Lender or any Borrower, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 or Section 3.2 is not then satisfied;

(iii) after giving effect to the issuance of such Letter of Credit, the aggregate Original Dollar Amount of the Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the issuance of such Letter of Credit, the portion of the Revolving Credit Outstandings denominated in Kroner or Yen would exceed the applicable Multicurrency Sublimit;

(v) after giving effect to the issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds $50,000,000; or

(vi) any fees due in connection with a requested issuance have not been paid.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof, or (ii) be less than seven days prior to the Scheduled Revolving Credit Termination Date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above).

(c) In connection with the issuance of each Letter of Credit, the applicable Borrower shall give the relevant Issuer and the Senior A Facility Agent at least two Business Days prior written notice, in substantially the form of Exhibit D (or in such other written or electronic form as is acceptable to the Issuer), of the requested issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount (or, if such Letter of Credit is to be denominated in an Alternative Currency, the Dollar Equivalent of such stated amount) shall not be less than $1,000,000, the date of issuance of such requested Letter of Credit (which day shall be a Business Day), the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Senior A Facility Agent not later than 11:00 A.M. (London time) on the second Business Day prior to the requested issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e) If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such issuance and of the participation of each Revolving Credit Lender in the Letter of Credit Obligations arising with respect thereto, the applicable Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall:

(i) give the Senior A Facility Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which may be by telecopier) of the issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it and the payment (or the failure to pay when due) by any Borrower of any Reimbursement Obligation when due (which notice the Senior A Facility Agent shall promptly transmit by telecopy or similar transmission to each Revolving Credit Lender).

(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than ten Business Days following the last day of each calendar month, provide to the Senior A Facility Agent (and the Senior A Facility Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrowers separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Senior A Facility Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of such month and any other information requested by the Borrowers or the Senior A Facility Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) Each Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account when such amounts are due and payable, irrespective of any claim, set-off, defense or other right which the Borrowers may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (h) or such payment is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable to past due Revolving Loans bearing interest at a rate based on the Eurocurrency Rate during such period, and such Issuer shall promptly notify the Senior A Facility Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Senior A Facility Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in Dollars (or the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Senior A Facility Agent so notifies such Revolving Credit Lender prior to 11:00 A.M. (London time) on any Business Day, such Revolving Credit Lender shall make available to the Senior A Facility Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive) be deemed to have made a Revolving Loan to the applicable Borrower in the principal amount of such payment. Whenever any Issuer receives from a Borrower a payment of a Reimbursement Obligation as to which the Senior A Facility Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay to the Senior A Facility Agent and the Senior A Facility Agent shall promptly pay to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i) The Borrowers’ obligations to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Senior A Facility Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit,

Issuer, the Senior A Facility Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Senior A Facility Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the Borrowers or any Revolving Credit Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(j) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (i) above available to the Senior A Facility Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Senior A Facility Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for the first Business Day after payment was first due at the overdraft cost incurred by such Issuer, and thereafter until such amount is repaid to the Senior A Facility Agent for the account of such Issuer, at the rate per annum applicable to Loans under the Facility. The failure of any Revolving Credit Lender to make available to the Senior A Facility Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Senior A Facility Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Senior A Facility Agent for the account of the Issuer such other Revolving Credit Lender’s Ratable Portion of any such payment.

Section 2.5. Ancillary Facility.

(a) Nature of Ancillary Facility. On the terms and subject to the conditions contained in this Agreement and in the applicable Ancillary Loan Documents, each Ancillary Lender agrees to make Ancillary Advances to one or more Borrowers or an Ancillary Borrower under one or more of the following Ancillary Facilities:

(i) overdraft, automated payment, check drawing and other current account facilities; and/or

(ii) short term loans in local currencies; and/or

(iii) foreign exchange facilities; and/or

(iv) such other facilities or financial accommodations as may be required in connection with the business of the applicable Borrower or Ancillary Borrower and which is agreed in writing between the applicable Borrower or Ancillary Borrower and the relevant Ancillary Lender.

(b) Ancillary Facility Request. A Borrower or Ancillary Borrower may, at any time during the Revolving Credit Commitment Period, by written notice to the Senior A Facility Agent (an “Ancillary Advance Request”), request the establishment of an Ancillary Facility by the conversion of all or part of any Revolving Credit Lender’s participation in the Revolving Credit Facility into an Ancillary Commitment; provided, however, that no Ancillary Advance Request may be made prior to the Syndication Completion Date. Such Ancillary Commitment shall become effective from the date specified in such notice (the “Ancillary Commitment Effective Date”); provided, however, that the Ancillary Commitment Effective Date shall be not less than five Business Days after the date such notice is received by the Senior A Facility Agent. The Ancillary Advance Request shall specify:

(i) the proposed start and expiry date for the applicable Ancillary Facility; provided, however, that such expiry date must fall on or before the date that is thirty days prior to the Scheduled Revolving Credit Termination Date;

(ii) the type of the proposed Ancillary Facility (including as to currencies available);

(iii) the proposed Borrower or Ancillary Borrower under such Ancillary Facility;

(iv) the proposed Ancillary Lender;

(v) the Original Dollar Amount of the proposed Ancillary Commitment to apply to such Ancillary Facility; and

(vi) such other details as to the nature, amount and operation of the proposed Ancillary Facility as the Senior A Facility Agent may reasonably require.

The Senior A Facility Agent shall promptly notify each Revolving Credit Lender upon receipt of any Ancillary Advance Request.

(c) Effect of Creation of an Ancillary Facility.

(i) The Revolving Credit Commitment of any Ancillary Lender shall be reduced by the amount of its Ancillary Commitment under an Ancillary Facility; provided, however, that the Revolving Credit Commitment of such Ancillary Lender shall automatically increase upon such Ancillary Facility ceasing to be available to the applicable Borrower.

(ii) Any Revolving Credit Lender so nominated shall, subject to giving its prior written consent, become an Ancillary Lender authorized to make the proposed Ancillary Facility available with effect on and from the Ancillary Commitment Effective Date, subject to (A) the reasonable approval of the Senior A Facility Agent and (B) the Senior A Facility Agent having received notification in writing from the Revolving Credit Lender so nominated that it has approved the proposed Ancillary Facility, it being understood and agreed that such Revolving Credit Lender shall have no obligation to give such an approval.

(iii) Any material variation in any Ancillary Facility or any proposed increase or reduction in the Ancillary Commitment relating thereto shall be effective on and subject to the provisions, mutatis mutandis, of this Section 2.5, which shall apply as if such Ancillary Facility were being newly requested.

(iv) The Ancillary Commitment of any Ancillary Lender shall terminate on or before the Revolving Credit Termination Date. Any Ancillary Outstandings on the Revolving Credit Termination Date applicable to the Revolving Credit Facility shall be repaid in full or have expired or have been fully cash collateralized by the relevant Borrower on such date.

(v) The applicable Borrower or Ancillary Borrower may, at any time by notice in writing to the Senior A Facility Agent and the relevant Ancillary Lender, cancel such Ancillary Facility, in which event on the date specified in the notice (which date shall be a date not less than three Business Days after the date of such notice is received by the Senior A Facility Agent and the relevant Ancillary Lender) the relevant Ancillary Commitment shall be converted into a Revolving Credit Commitment.

(vi) In the event that any Ancillary Lender has made an Ancillary Facility available to a Borrower or Ancillary Borrower and such Ancillary Facility has thereafter been cancelled by such Borrower or Ancillary Borrower or has been repaid in full, expired or fully cash collateralized by such Borrower or Ancillary Borrower at a time when the Revolving Credit Lenders have made available any Revolving Loans to the Borrowers, then upon such cancellation, repayment, expiry or cash collateralization of such Ancillary Facility, the relevant Ancillary Lender shall make a payment in the applicable Alternative Currency of such Revolving Loans to each of the Revolving Credit Lenders which shall amount to its pro rata share of any such Revolving Loans then outstanding and its Revolving Credit Commitments in the applicable Alternative Currency and the Revolving Credit Commitments of the Revolving Credit Lenders shall be adjusted accordingly.

(d) Interest Rate; Terms; Limitations; etc.

(i) The rate of interest, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the applicable Ancillary Lender and the applicable Borrower or Ancillary Borrower. The fees and other remuneration for all Ancillary Facilities shall be based upon the normal market rates and terms from time to time of the Ancillary Lender.

(ii) The aggregate Original Dollar Amount of the Ancillary Commitments at any time under all Ancillary Facilities shall not exceed $60,000,000.

(iii) Subject to the foregoing clause (i) of this Section 2.5(d), the terms governing the operation of any Ancillary Facility shall be those determined by agreement between the applicable Ancillary Lender and the applicable Borrower or Ancillary Borrower concerned; provided, however, that such terms are based upon usual and typical commercial terms (except as such terms may be varied by this Agreement) and the parties to any relevant Loan Documents shall enter into such other documents as are necessary to document the Ancillary Facilities and govern the relationship between the Ancillary Facility Documents and the other Loan Documents. In the event of any conflict between the terms of any Ancillary Facility Document and this Agreement, the terms of this Agreement shall govern.

(iv) Each Borrower and Ancillary Borrower and the applicable Ancillary Lender agrees with and for the benefit of each other Lender that the Dollar Equivalent of the Ancillary Outstandings under any Ancillary Facility provided by such Ancillary Lender shall not at any time exceed the Ancillary Commitment applicable to that Ancillary Facility.

(v) Each Borrower, each Ancillary Borrower and each Ancillary Lender will, promptly upon request by the Senior A Facility Agent, provide the Senior A Facility Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Lender (including the

Ancillary Outstandings thereunder) as the Senior A Facility Agent may from time to time request. Each Borrower consents to all such information being released to the Senior A Facility Agent and each Lender.

Section 2.6. Reduction and Termination of the Revolving Credit Commitments. The Borrowers may, upon at least three Business Days prior notice to the Senior A Facility Agent, terminate ratably, in whole or reduce in part, the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $10,000,000 (or, if less, the aggregate amount of such unused portions) or an integral multiple of $5,000,000 in excess thereof.

Section 2.7. Repayment of Loans.

(a) Revolving Loans. Each Borrower promises to repay the entire unpaid principal amount of each Revolving Loan made to it on (i) the last day of the Interest Period applicable to such Revolving Loan and (ii) on the Revolving Credit Termination Date.

(b) Term A Loans. Each Borrower promises to repay the Term A Loans made to it by paying an amount equal to the amounts referenced in the second column below on each of the dates referenced in the first column below:

Repayment Date	Repayment Amount (US$)
October 31, 2005	500,000
April 30, 2006	500,000
October 31, 2006	500,000
April 30, 2007	500,000
October 31, 2007	500,000
April 30, 2008	500,000
October 31, 2008	48,500,000
April 30, 2009	48,500,000

provided, however, that each Borrower shall repay the entire unpaid principal amount of the Term A Loans made to it on the Term A Loan Maturity Date.

(c) Term B Loans. Each Borrower promises to repay the Term B Loans made to it by paying an amount equal to the amounts referenced in the second column below on each of the dates referenced in the first column below:

Repayment Date	Repayment Amount (US$)
October 31, 2005	500,000
April 30, 2006	500,000
October 31, 2006	500,000
April 30, 2007	500,000
October 31, 2007	500,000
April 30, 2008	500,000
October 31, 2008	500,000
April 30, 2009	500,000
October 31, 2009	48,000,000
April 30, 2010	48,000,000

provided, however, that each Borrower shall repay the entire unpaid principal amount of the Term B Loans made to it on the Term B Loan Maturity Date.

(d) Ancillary Facilities. Each Ancillary Borrower promises to repay the entire unpaid principal amount of each Ancillary Advance made to it on the Revolving Credit Termination Date.

Section 2.8. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Applicable Facility Agent shall maintain accounts in accordance with its usual practice in which it will record (i) the amount of each Loan made under the relevant Facility and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrowers to each Lender under the relevant Facility hereunder and (iii) the amount of any sum received by the Applicable Facility Agent hereunder from the Borrowers and each relevant Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.8 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or any Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrowers hereunder, the Borrowers will promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the form of Exhibits B-1 or B-2, respectively.

Section 2.9. Optional Prepayments.

(a) Revolving Loans. The Borrowers may, upon at least three Business Days prior notice to the Senior A Facility Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans in whole or in part; provided, however, that if any prepayment of any Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.15(e). Each optional partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof; provided, however, that optional partial prepayments of Multicurrency Loans shall be in an aggregate amount equal to any integral multiple of 100,000 units in such Alternative Currency (converted to the Dollar Equivalent thereof) and equal to or greater than $1,000,000. Upon the giving of such notice of optional prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) Term A Loans. The Borrowers may, upon at least three Business Days prior notice to the Senior A Facility Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term A Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.15(e). Each optional partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof and any such partial prepayment shall be applied pro rata to the remaining installments of such outstanding principal amount of the Term A Loans. Upon the giving of such notice of prepayment, the principal amount of the Term A Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c) Term B Loans. At any time after all Obligations in respect of the Term A Loans and the Revolving Credit Loans have been repaid in full (and, in the case of the Revolving Credit Facility, the Revolving Credit Commitments cancelled) and subject to the payment of the Prepayment Premium the Borrowers may, upon at least five days prior notice to the Senior B Facility Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term B Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.15(e). Each optional partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof and any such partial prepayment shall be applied pro rata to the remaining installments of such outstanding principal amount of the Term B Loans. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment. Except as otherwise expressly provided in this Section 2.9(c), no

Borrower shall have any right to prepay the principal amount of any Term B Loan unless and until the Term A Loans have been repaid in full and all Revolving Credit Loans have been repaid in full and the Revolving Credit Commitments in respect thereof cancelled.

(d) Ancillary Facilities. The Borrowers’ right to prepay the outstanding principal amount of any Ancillary Facility shall be as set forth in the Ancillary Facility Documents in respect of such Ancillary Facility.

(e) No Other Right to Prepay. No Borrower shall have any right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.9.

Section 2.10. Mandatory Prepayments.

(a) Net Cash Proceeds. Upon receipt by any Group Member of Net Cash Proceeds, the Borrowers shall immediately prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that in the case of any Net Cash Proceeds arising from a Reinvestment Event, such prepayment obligation shall not be immediate and the Borrowers shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event and, pending application of such proceeds as specified in the Reinvestment Notice, shall pay the same to the Senior A Facility Agent to be held in a Cash Collateral Account; provided further, however, that in the case of any Net Cash Proceeds arising from a Warranty Event, only 35% of such Net Cash Proceeds shall be required to be used to prepay the Term Loans. Any such mandatory prepayment shall be applied in accordance with Section 2.10(f) below. Upon the written request of the applicable Group Member for the release of amounts in such Cash Collateral Account in respect of such Reinvestment Event, and the presentation of evidence and documentation reasonably acceptable to the Facility Agents in respect thereof, the Senior A Facility Agent shall release amounts to the applicable Group Member within five Business Days after receipt of such request and supporting documentation, to promptly be applied by such Group Member in accordance with the Reinvestment Notice applicable thereto.

(b) Excess Cash Flow. The Borrowers shall prepay the Term Loans commencing on the earlier of (A) the date on which the Financial Statements referred to in Section 6.1(c), for each Fiscal Year are required to be delivered to the Facility Agent and (B) the date such Financial Statements are actually delivered (such date, the “ECF Application Date”), in an amount equal to 50% (the “ECF Percentage”) of Excess Cash Flow for such Fiscal Year, less any voluntary prepayments made during such Fiscal Year. Any such mandatory prepayment shall be applied in accordance with Section 2.10(f) below; provided further, however, that the Borrowers may retain, and shall not be required to prepay the Term Loans under this Section 2.10(b), the first $50,000,000 of Excess Cash Flow (for the avoidance of doubt, prior to the application of the ECF Percentage) to accrue after the Fiscal Year ending December 31, 2003.

(c) Change of Control. The Borrowers shall prepay all Loans and terminate all Commitments upon the occurrence of a sale of all or substantially all of the assets of the Group or upon a Change of Control. Any such mandatory prepayment shall be applied in accordance with Section 2.10(f) below.

(d) Intentionally Omitted.

(e) Refinancing Proceeds. Upon receipt by any Group Member of proceeds from any Debt Issuance, net of brokers’ and advisers’ fees and other costs incurred in connection with such refinancing (provided, however, that evidence of such costs is provided to the Facility Agents in form and substance reasonably satisfactory to them), the Borrowers shall immediately prepay the Term Loans in an amount equal to 100% of the proceeds of such Debt Issuance. Any such mandatory prepayment shall be applied in accordance with Section 2.10(f) below.

(f) Application Order. Any prepayments made by the Borrowers required to be applied in accordance with this Section 2.10 shall be applied as follows: first, to prepay the outstanding principal balance of the Term A Loans, until such Term A Loans have been prepaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; third, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; fourth, to repay the outstanding principal balance of the Ancillary Outstandings, or provide cash collateral therefor in the manner set forth in Section 9.3, until all Ancillary Outstandings have either been (i) paid in full or (ii) fully cash collateralized in the manner set forth in Section 9.3; fifth, to pay the Prepayment Premium (if any) and then prepay the outstanding principal balance of the Term B Loans, until such term Loans B have been prepaid in full; and sixth, to any other Obligations then due and payable. The Borrowers consent to such application. All prepayments of Term Loans made pursuant to this Section 2.10(f) shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of (i) in respect of the Term A Loans, as set forth in Section 2.7(b) and (ii) in respect of the Term B Loans, as set forth in Section 2.7(c).

(g) Maximum Credit.

(i) If at any time, the aggregate principal amount of Revolving Credit Outstandings and Term A Loan Outstandings exceed the Maximum Credit at such time, the Borrowers shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 to the extent required to eliminate such excess. If any such excess still remains after repayment in full of the aggregate outstanding Revolving Loans and the provision of cash collateral for Letter of Credit Obligations, the Borrowers shall fund into a Cash Collateral Account the amount required to eliminate such excess.

(ii) In the event at the end of a fiscal month following the funding of the Cash Collateral Account as provided in the foregoing clause (g)(i), the aggregate principal amount of Revolving Credit Outstandings and Term A Loan Outstandings is less the Maximum Credit, the amount paid into the Cash Collateral Account pursuant to this Section 2.10(g) shall be released to the Borrowers.

(iii) In the event at the end of the fourth full Fiscal Quarter following the funding of the Cash Collateral Account as provided in the foregoing clause (g)(i), the aggregate principal amount of Revolving Credit Outstandings and Term A Loan Outstandings continue to exceed the Maximum Credit, the amount paid into the Cash Collateral Account pursuant to this Section 2.10(g) that is necessary to ensure that the aggregate principal amount of Revolving Credit Outstandings and Term A Loan Outstandings does not exceed the Maximum Credit shall be applied pro rata in prepayment of the Term A Loans, to the remaining installments of the outstanding principal amount of such Term A Loans. No prepayment of Term B Loans shall be required under this Section 2.10(g). No amount repaid pursuant to this Section 2.10(g)(iii) may be reborrowed.

(h) Minimum Asset Coverage.

(i) If at any time, the aggregate principal amount of Revolving Credit Outstandings and Term Loan Outstandings are such that Borrowers do not comply with the Required Asset Coverage Percentage at such time, the Borrowers shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 to the extent required to eliminate such excess. If any such excess still remains after repayment in full of the aggregate outstanding Revolving Loans and the provision of cash collateral for Letter of Credit Obligations, the Borrowers shall fund into a Cash Collateral Account the amount required to eliminate such excess.

(ii) In the event at the end of a fiscal month following the funding of the Cash Collateral Account as provided in the foregoing clause (h)(i), the aggregate principal amount of Revolving Credit Outstandings and Term Loan Outstandings are such that Borrowers do not comply with the Asset Coverage Percentage, the amount paid into the Cash Collateral Account pursuant to this Section 2.10(h) shall be released to the Borrowers.

(iii) In the event at the end of the fourth full Fiscal Quarter following the funding of the Cash Collateral Account as provided in the foregoing clause (h)(i), the aggregate principal amount of Revolving Credit Outstandings and Term Loan Outstandings are such that Borrowers do not comply with the Required Asset Coverage Percentage, the amount paid into the Cash Collateral Account pursuant to this Section 2.10(h) that is necessary to ensure that the aggregate principal amount of Revolving Credit

Outstandings and Term Loan Outstandings are such that Borrowers do not comply with the Asset Coverage Percentage shall be applied first in prepayment of the Term A Loans, to the remaining installments of the outstanding principal amount of such Term A Loans in the inverse order of their maturities, and second, after repayment in full of the Term A Loans, in prepayment of the Term B Loans, to the remaining installments of the outstanding principal amount of such Term B Loans in the inverse order of their maturities. No amount repaid pursuant to this Section 2.10(h)(iii) may be reborrowed.

(i) Mandatory Prepayment Limitations. The mandatory prepayment obligations pursuant to clauses (a), (b) and (c) of this Section 2.10 shall be limited to the extent that such Net Sale Proceeds or Excess Cash Flow can be upstreamed from a Subsidiary to the applicable Borrower or to any other Subsidiary, without such Subsidiary or Borrower, as the case may be, being in breach of any Requirement of Law or without the directors of such Subsidiary or Borrower incurring personal liability or breaching their fiduciary duties to such Subsidiary or Borrower, as the case may be; provided, however, that in each such case the relevant Borrower shall deliver to the Facility Agents and the Lenders a certificate of a Responsible Officer in form and substance reasonably satisfactory to the Facility Agents setting forth in reasonable detail the circumstances of such potential breach of a Requirement of Law or fiduciary duty or such risk of personal liability. Where any such potential breach or risk of personal liability or breach of fiduciary duty exists, the Borrowers shall procure that each of their Subsidiaries shall use all reasonable endeavors to overcome the prohibition or risk, and any prepayment obligation by a Borrower which is limited by the provisions of this Section 2.10(i) shall be reinstated at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist. Notwithstanding the foregoing, to the extent any Subsidiary is restricted from upstreaming Net Sale Proceeds or Excess Cash Flow as described in the first sentence of this Section 2.10(i), to the extent other Subsidiaries are not so restricted the Borrowers shall cause such other Subsidiaries to upstream the maximum amounts required to satisfy the Borrowers’ prepayment obligations

(j) Affected Loans. Notwithstanding the foregoing provisions of this Section 2.10, if at any time the mandatory prepayment of any Loans pursuant to this Agreement would result, after giving effect to the procedures set forth in this Agreement, in the Borrowers incurring costs under Section 2.15 as a result of Loans (“Affected Eurocurrency Rate Loans”) being prepaid other than on the last day of an Interest Period applicable thereto, which costs are required to be paid pursuant to Section 2.15, then the Borrowers may, in their sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurocurrency Rate Loans in a Cash Collateral Account with the Senior A Facility Agent (which deposit must be equal in amount to the amount of the Affected Eurocurrency Loans not immediately prepaid) to be held as security for the obligations of the Borrowers to make such mandatory prepayment, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loan (or such earlier date or dates as shall be requested by the Borrowers), to prepay an aggregate principal amount of such Loan equal to the Affected Eurocurrency Rate Loans not initially prepaid pursuant to this Section 2.10(j).

Section 2.11. Interest.

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.11(c), at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period, plus (B) the Applicable Margin in effect from time to time during such Interest Period, plus (C) the Mandatory Costs.

(b) Interest Payments. (i) Interest accrued on each Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan; and (ii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in Section 2.11(a) or elsewhere herein, all sums due and payable under the Loan Documents (including the requirement to cash collateralize outstanding Letter of Credit Obligations and Ancillary Outstandings as provided in Section 9.3) which are not paid on the due date therefor in accordance therewith shall bear interest at a rate which is two percent per annum in excess of the rate of interest applicable to the Loans from time to time. The Applicable Facility Agent may select the duration of the interest periods applicable to such overdue sums and default interest shall be payable at the end of each such period.

Section 2.12. Continuation Option.

(a) The Borrowers may elect to continue such Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of each continuation shall be allocated among the Loans of each Lender in accordance with its Ratable Portion. Each such election shall be in substantially the form of Exhibit F hereto (a “Notice of Continuation”) and shall be made by giving the Applicable Facility Agent at least three Business Days prior written notice specifying (A) the amount and type of Loan being continued, (B) the applicable Interest Period, and (C) the last day of the applicable Interest Period).

(b) The Applicable Facility Agent shall promptly notify each Lender of its receipt of a Notice of Continuation and of the options selected therein. Notwithstanding the foregoing, no continuation in whole or in part of Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i)

a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of would violate any of the provisions of Section 2.15. If, within the time period required under the terms of this Section 2.12, the Applicable Facility Agent does not receive a Notice of Continuation from a Borrower containing a permitted election to continue any Loans for an additional Interest Period, then, upon the expiration of the applicable Interest Period, such Loans will be automatically continued for one month or any other alternative interest period as selected by the Applicable Facility Agent. Each Notice of Continuation shall be irrevocable.

Section 2.13. Fees.

(a) Unused Facility Fee. The Borrowers agree to pay to the Senior A Facility Agent for the account of each Revolving Credit Lender an unused facility fee for the period from the Amendment Closing Date until the Revolving Credit Termination Date, computed at the Unused Facility Fee Rate on the undrawn amount of the Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing on the first such day following the Amendment Closing Date and (ii) on the Revolving Credit Termination Date; provided, however, that any balance of such fee shall be payable on the date the Revolving Credit Commitments are terminated.

(b) Letter of Credit Fees. Each Borrower agrees to pay the following amounts with respect to Letters of Credit issued for its account by any Issuer:

(i) to the Senior A Facility Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Senior A Facility Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans, of the maximum amount available from time to time to be drawn under such Letter of Credit (and, in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of the average undrawn amount thereof), payable in arrears on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (ii) on the Revolving Credit Termination Date; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Commitment Fee. On the Amendment Closing Date in respect of each of the Term Loan Facilities, for the account of the relevant Term Loan Lenders, ratably to their relevant Term Loan Commitments), a commitment commission computed at the Commitment Fee Rate on an actual day count basis for the period from the Signing Date to the Amendment Closing Date, on the daily amount by which the applicable Term Loan Commitments in respect of the applicable Term Loan Facilities exceed the aggregate of the applicable Term Loans of all the relevant Term Loan Lenders in respect of the applicable Term Loan Facilities.

(d) Additional Fees. The Borrowers agree to pay to the Applicable Facility Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letters.

(e) Prepayment Premium. Upon any (A) optional prepayment of the Senior B Term Facility under Section 2.9(c), (B) mandatory prepayment of the Senior B Term Facility under Section 2.10(c), or (C) mandatory prepayment of the Senior B Term Facility under Section 2.10(e), the Borrowers agree to pay to the Senior B Facility Agent, for the account of each of the Term B Lenders, a prepayment premium (the “Prepayment Premium”) of:

(i) 2.0% on the amount prepaid if the prepayment is made before the first anniversary of the Amendment Closing Date; and

(ii) 1.0% on the amount prepaid if the prepayment is made on or after the first anniversary but before the second anniversary of the Amendment Closing Date.

For the avoidance of doubt, there shall be no Prepayment Premium due if the prepayment is made on or after the second anniversary of the Amendment Closing Date.

Section 2.14. Payments and Computations.

(a) Each Borrower shall make the payments hereunder (including fees and expenses) not later than 11:00 A.M. (London time) on the day when due, in Dollars or, in respect of Loans made in Alternative Currencies, in the applicable Alternative Currency, to the Applicable Facility Agent at its address referred to in Section 11.18 in immediately available funds without set-off or counterclaim. The Applicable Facility Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.14, as applicable, for the account of their respective Lending Offices; provided, however, that amounts payable pursuant to Section 2.15(c), Section 2.15(e), Section 2.16 or Section 2.17 shall be paid only to the affected Lender or Lenders. Payments received by the Applicable Facility Agent after 11:00 A.M. (London time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Applicable Facility Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Applicable Facility Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans shall be applied to repay such Loans outstanding with those Loans which have earlier expiring Eurocurrency Interest Periods being repaid prior to those which have later expiring Eurocurrency Interest Periods.

(d) Unless the Applicable Facility Agent shall have received notice from a Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Applicable Facility Agent may assume that such Borrower has made such payment in full to the Applicable Facility Agent on such date and the Applicable Facility Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have made such payment in full to the Applicable Facility Agent, each Lender shall repay to the Applicable Facility Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the rate applicable to Loans for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Applicable Facility Agent.

(e) Subject to the provisions of clause (f) of this Section 2.14 (and except as otherwise provided in Section 2.10), all payments and any other amounts received by the Applicable Facility Agent from or for the benefit of a Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Applicable Facility Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Applicable Facility Agent has not then been reimbursed by such Lender or such Borrower; second, to pay all other Obligations then due and payable; and third, as such Borrower so designates. Payments in respect of Revolving Loans received by the Senior A Facility Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of Alternative Currency Loans received by the Senior A Facility Agent shall be distributed to each Alternative Currency Lender in accordance with such Lender’s Alternative Currency Ratable Portion of the Alternative Currency Commitments; prepayments in respect of the Term A Loans received by the Senior A Facility Agent shall be distributed to each Term A Loan Lender in accordance with such Lender’s Ratable Portion of the Term A Loans; prepayments in respect of the Term B Loans received by the Senior B Facility Agent shall be distributed to each Term B Loan Lender in accordance with such Lender’s Ratable Portion of the Term B Loans; and

all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto, and, if to the Lenders, in proportion to their respective Ratable Portions or Alternative Currency Ratable Portions, as applicable.

(f) After the occurrence and during the continuance of an Event of Default, the Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agree that the Senior A Facility Agent may, and shall upon either (A) the written direction of the Requisite Senior Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2, deliver a Blockage Notice and apply (x) all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and (y) all other proceeds of Collateral, in each case in the order set forth in Section 4.3 of the Priorities Intercreditor Agreement; provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in the Priorities Intercreditor Agreement, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Applicable Facility Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in Section 4.3 of the Priorities Intercreditor Agreement may at any time and from time to time be changed by the agreement of the Requisite Lenders but only as provided in the Priorities Intercreditor Agreement without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuing Bank, or any other Person, but only with the prior written consent of the Facility Agents in addition to the Requisite Lenders as provided in the Priorities Intercreditor Agreement.

(g) At the option of the Senior A Facility Agent, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Revolving Loans. The Borrowers hereby authorize the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2(a), from time to time in such Revolving Credit Lenders’ discretion, which are in the amounts of any and all Protective Advances and interest, fees, expenses and other sums payable in respect of the Revolving Loans, and further authorizes the Senior A Facility Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Protective Advances and Revolving Loans and to distribute the proceeds of such Protective Advances and Revolving Loans to pay such amounts. The Borrowers agree that all such Protective Advances and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2, which conditions the Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

(h) The Borrowers hereby authorize each Lender and each Affiliate of each Lender, if and to the extent payment owed to such Lender by a Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrowers’ accounts with such Lender or Affiliate any amount so due.

Section 2.15. Special Provisions Governing Loans.

(a) Determination of Interest Rate. The Eurocurrency Rate for each Interest Period for Loans shall be determined by the Applicable Facility Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.” The Applicable Facility Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrowers.

(b) Interest Rate Unascertainable, Inadequate or Unfair.

(i) In the event that: (A) the Applicable Facility Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed; or (B) the Applicable Requisite Lenders notify the Applicable Facility Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Applicable Facility Agent shall forthwith so notify the Borrowers and the Lenders giving particulars of the relevant circumstances giving rise to its issue (a “Determination Notice”). After the giving of any Determination Notice the undrawn amount of the Commitments may still be drawn down (subject to the other terms of this Agreement) but on a Substitute Basis in accordance with Section 2.15(b)(ii).

(ii) During the period of 10 days after the Determination Notice has been given by the Applicable Facility Agent under Section 2.15(b)(i) the relevant Lenders shall (having consulted in good faith with the Applicable Memec Parent) certify an alternative basis (the “Substitute Basis”) for making available or, as the case may be, maintaining their Ratable Portions. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds (including Mandatory Costs) to such relevant Lenders equivalent to the Applicable Margin. Each Substitute Basis so certified shall be binding upon each borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Applicable Facility Agent notifies the Applicable Memec Parent that none of the circumstances specified in Section 2.15(b)(i) continues to exist, whereupon the normal interest rate fixing provisions of this Agreement shall apply.

(c) Increased Costs. If at any time any Lender shall determine that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law, but if not having the force of law, being one compliance with which is in accordance with the usual practices of Persons to whom such guideline, request or directive is intended to apply, in each case, occurring after the Signing Date), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans, then the Borrowers shall from time to time, within three Business Days after demand by such Lender (with a copy of such demand to the Facility Agents), pay to the Applicable Facility Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Facility Agents by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender to make Loans or to continue to fund or maintain Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Applicable Facility Agent whereupon (a) such relevant Lender’s Commitments shall be reduced to the extent of such illegality and (b) each relevant Borrower shall be obliged to prepay and/or discharge the Ratable Portion of such relevant Lender to such Facility on a date not being earlier than the latest date permitted by the relevant law or regulation.

(e) Breakage Costs. In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason (other than as a result of a default by such Lender) a proposed Borrowing, continuation of Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation given by a Borrower or in a telephonic request by it for borrowing or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12, (ii) if for any reason any Loan is prepaid (including mandatorily pursuant to Section 2.10) on a date which is not the last day of the applicable Interest Period or (iii) as a consequence of any failure by a Borrower to repay Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

Section 2.16. Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law, but if not having the force of law, being one compliance with which is in accordance with the usual practices of Persons to whom such guideline, request or directive is intended to apply, in each case, occurring after the Effective Date) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon within three Business Days after demand by such Lender (with a copy of such demand to the Facility Agents), the Borrowers shall pay to the Applicable Facility Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrowers and the Facility Agents by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.17. Taxes.

(a) Any and all payments by the Borrowers under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and each Facility Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Facility Agent (as the case may be) is organized and (B) any United States or United Kingdom withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender or such Facility Agent, as the case may be, but not excluding any United States or United Kingdom withholding payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction in which such Lender’s Lending Office is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or either Facility Agent (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or such Facility Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (iii) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrowers shall deliver to the Facility Agents evidence of such payment; provided, however, that (x) if any Borrower pays any additional amounts under this Section 2.17(a) (a “Tax Payment”), and (y) a Lender determines that it has effectively obtained a refund of taxes or a credit against taxes on its overall net income by reason of such Tax Payment (a “Tax Credit”), and (z) such Lender is reasonably able to identify such Tax Credit as being attributable to the Tax Payment, then such Lender shall reimburse to such Borrower such proportion of such Tax Credit (net of such Lender’s reasonable costs and expenses in obtaining such Tax Credit) as such Lender determines will leave such Lender, after such reimbursement, in no better and no worse position than that in which it would have been if such Tax Payment had not been required. The relevant Borrower shall repay any amount paid to it pursuant hereto promptly upon receipt of notice from the relevant Lender if all or part of the relevant Tax Credit is subsequently disallowed or cancelled. Nothing herein contained shall interfere with the right of any Lender to arrange its tax and other affairs in whatever manner it shall think fit, and no Lender shall be under any obligation to disclose any information regarding the organization of its affairs.

(b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Within thirty days after the date of any payment of Taxes or Other Taxes, the applicable Borrower will furnish to the Applicable Facility Agent, at its address referred to in Section 11.8, the original or a certified copy of a receipt evidencing payment thereof.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.17 shall survive the payment in full of the Obligations.

(e) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by a Borrower or the Facility Agents, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Facility Agents and such Borrower with two completed copies of: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) (or successor form); or (iv) or other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrowers and the Facility Agents have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Facility Agents shall withhold taxes from such payments at the applicable statutory rate.

(f) Each Lender represents to the Borrowers that such Lender is a Qualifying Lender at the date hereof or, in the case of a Lender which becomes a party hereto as an assignee, that it is a Qualifying Lender at the date upon which it becomes a party hereto in such capacity. Each Lender which is a Treaty Lender agrees to co operate with the Borrowers with a view to submitting any forms required for the purpose of ensuring the application of the relevant Applicable Treaty so far as relevant; provided, however, that no Lender shall be required pursuant to this Section 2.17(f) to disclose any confidential information relating to the organization of its affairs or to incur any expense (unless reimbursed by the Borrowers) for the purpose of claiming exemption or relief from the withholding tax envisaged hereunder pursuant to the relevant Applicable Treaty. If, otherwise than as a result of the introduction of, change in, or any change in the official interpretation, administration or application of, any law or treaty occurring after the date of this Agreement (or after the date of the relevant assignment or transfer, in the case of a Lender becoming a Lender after the date hereof), a Lender ceases to be a Qualifying Lender or fails to satisfy the representation set out in Section 10.9, the Borrowers will not be liable to pay to that Lender under Section 2.17(a)any amount in excess of the amount they would have been obliged to pay if that Lender had not ceased to be a Qualifying Lender or not failed to satisfy the representation set out in Section 10.9.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 or, in the event that (i)(A) any Lender makes a claim under Section 2.15(c)) or Section 2.16, or (B) it becomes illegal for any Lender to continue to fund or make any Loan and (ii) such Lender notifies the Borrowers pursuant to Section 2.15(d), such Lender shall, in consultation with the Facility Agents and the affected Borrower (upon such Borrower’s written request) use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), including changing the jurisdiction of its Lending Office or substituting another financial institution that is an Affiliate of such Lender, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender (other than minor costs and expenses of an administrative nature).

Section 2.18. Substitution of Lenders. In the event that (a) (i) any Lender makes a claim under Section 2.15(c) or Section 2.16, or (ii) it becomes illegal for any Lender to continue to fund or make any Loan and such Lender notifies the Borrower pursuant to Section 2.15(d), or (iii) a Borrower is required to make any payment pursuant to Section 2.17 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such

Lender, an “Affected Lender”), the Borrowers may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Borrowers to the Facility Agents and the Affected Lender that the Borrowers intend to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Facility Agents (it being understood that neither the Facility Agents nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such substitute financial institution); provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within thirty days of each other then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before the Borrowers’ receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Facility Agents and the written notice was properly issued under this Section 2.18, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the Borrowers to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

Section 2.19. Ancillary Borrowers. The Applicable Memec Parent shall have the right to designate any Subsidiary other than a Domestic Subsidiary to become an Ancillary Borrower for all purposes under this Agreement by giving the Senior A Facility Agent at least fourteen days written notice of its intention to designate such Subsidiary as an Ancillary Borrower. Such Ancillary Borrower shall not be entitled to request the making of Ancillary Advances hereunder unless the following conditions precedent are satisfied:

(i) the Senior A Facility Agent (on behalf of itself, the Lenders and the Issuers) shall have received on or before the initial utilization of any Ancillary Facility, all of the following in form and substance reasonably satisfactory to the Senior A Facility Agent:

(A) an Ancillary Borrower Assumption Agreement, pursuant to which, among other things, (I) such Ancillary Borrower agrees to be bound by the terms of the Loan Documents applicable to Ancillary Borrowers and (II) the Senior A Facility Agent approves the designation of such Subsidiary as an Ancillary Borrower;

(B) to the extent such Ancillary Borrower has not already executed and delivered such Collateral Document and/or made such a pledge, and to the extent in the reasonable opinion of the Collateral Agent it can practicably and legally do so (by reference to the laws of the jurisdiction of its incorporation and/or the laws of the jurisdiction where its relevant assets are located or which are binding upon it or its assets), a Collateral Document effective under the laws of the jurisdiction of incorporation of the Ancillary Borrower, pursuant to which the parent of such Ancillary Borrower pledges 100% of the Stock of such Ancillary Borrower as security for the Ancillary Outstandings, together with share certificates representing such Stock and, where appropriate, stock powers or stock transfer forms executed in blank or otherwise completed as appropriate;

(C) to the extent such Ancillary Borrower has not already granted such Liens, and to the extent in the reasonable opinion of the Collateral Agent it can practicably and legally do so (by reference to the laws of the jurisdiction of its incorporation and/or the laws of the jurisdiction where its relevant assets are located or which are binding upon it or its assets), a Lien on the Accounts, Inventory and other property of such Ancillary Borrower, if required by the Ancillary Lender, as security for the Ancillary Outstandings, together with such instruments, letters, filings, notices and other documents necessary for the perfection of such Liens; and

(D) such corporate documentation (including corporate resolutions, good standing certificates and incumbency certificates), opinions of counsel and other documentation (including, for the avoidance of doubt, any statutory declarations, resolutions and reports required pursuant to Chapter VI, Part V of the UK Companies Act 1985) as the Senior A Facility Agent may reasonably request;

(ii) no Event of Default or Default shall have occurred and be continuing or would result from the making of any Ancillary Advances to such Ancillary Borrower; and

(iii) all of the representations and warranties contained in Article IV and the other Loan Documents shall be true and correct in all material respects on and as of the date of the designation of such Subsidiary as an Ancillary Borrower (other than representations and warranties which expressly speak as of a different date, which shall have been true and correct in all material respects as of such specific date).

Section 2.20. Effect of European Monetary Union If the United Kingdom participates in the Economic and Monetary Union in accordance with Article 109j of the Treaty on European Union, then:

(a) If, and at any time while, Sterling and the Euro are at the same time recognized by the Bank of England as the lawful currency of the United Kingdom, any amount expressed to be payable under this Agreement in Sterling shall be paid in Sterling or in Euro as (i) the Facility Agents may (in the case of any amount payable by the Lenders) by not less than three Business Days notice to the Borrowers and the Lenders to that effect elect or (ii) the Borrowers may (in the case of any amount payable by the Borrowers) by not less than three Business Days notice to the Facility Agents to that effect elect;

(b) Any amount so elected to be paid in Euro shall be converted from Sterling at the rate stipulated pursuant to Article 109l(4) of the Treaty and payment of the amount in Euro derived from such conversion shall discharge the obligation of the relevant party to pay Sterling;

(c) The Facility Agents, the Borrowers and the Lenders shall consult to consider what (if any) changes are required to be made to this Agreement to (i) take account of the participation of the United Kingdom in monetary union and/or (ii) to reflect any consequential changes in market practice (including the settlement of or rounding of obligations and the calculation of interest). If, after such consultation, the Facility Agents (acting on the instructions of the Requisite Lenders) reasonably and in good faith considers that any such amendments are required, the Facility Agents shall notify the Borrowers and the Lenders of the amendments which it considers to be necessary and, notwithstanding Section 11.1, shall be entitled to make such amendments as to put the parties in the same position as if participation had not occurred.

Any amendment so made to this Agreement by the Facility Agents shall promptly be notified to the Lenders and the Borrowers by the Facility Agents and shall be binding on all the parties to this Agreement.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1. Conditions Precedent to Loans and Letters of Credit on the Amendment Closing Date. The obligation of each Lender to make the Loans requested to be made by it on the Amendment Closing Date and the obligation of each Issuer to issue or continue Letters of Credit on the Amendment Closing Date is subject to the satisfaction of all of the following conditions precedent:

(a) Certain Documents. The Senior A Facility Agent shall have received on or prior to the Amendment Closing Date each of the following, each dated on or prior to the Amendment Closing Date unless otherwise indicated or agreed to by the Facility Agents, in form and substance reasonably satisfactory to the Facility Agents:

(i) this Agreement, duly executed and delivered by the Borrowers and Memec Group Holdings and, for the account of each Lender requesting the same, a Note or Notes of the Borrowers conforming to the requirements set forth herein, along with updated schedules required hereunder;

(ii) the Priorities Intercreditor Agreement, duly executed by each of the parties thereto;

(iii) the Accession Agreements, each duly executed by Memec and Memec France and, in each case, duly executed by Memec Group Holdings;

(iv) each of the Collateral Documents listed on Part II of Schedule 1.1(a) (the “New Collateral Documents”), duly executed by each Loan Party that is a party thereto, as applicable, together with:

(A) (1) in respect of Loan Parties which are Domestic Subsidiaries, evidence satisfactory to the Collateral Agent that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected first priority security interest (subject only to Liens permitted under Section 8.2) in the Collateral being granted pursuant to the New Collateral Documents which such Loan Parties are a party (or in the case of filings or other actions necessary to perfect Liens granted on the Amendment Closing Date, will have a valid and perfected first priority security interest (subject only to Liens permitted under Section 8.2) upon the applicable filings or other actions taken after the Amendment Closing Date), including (x) such documents duly executed by each such Loan Party as the Collateral Agent may request and as are customary with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by any New Collateral Document) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those which shall be terminated on the Amendment Closing Date);

(2) in respect of Loan Parties organized other than in the United States of America, evidence customary in the applicable jurisdiction of organization that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected security interest in the Collateral being granted pursuant to the New Collateral Documents which such Loan Parties are a party, including such documents duly executed by each Loan Party as the Collateral Agent may request with respect to the perfection of its security interests in the

Collateral (including any applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by such New Collateral Document);

(B) where appropriate, share certificates representing all issued share capital of the Acquisition Entities and the Target Group being pledged pursuant to any New Collateral Document and, where appropriate, stock powers for such share certificates or stock transfer forms executed in blank or otherwise completed as appropriate;

(C) all instruments representing any Pledged Notes being pledged pursuant to the relevant New Collateral Document duly endorsed in favor of the Collateral Agent or in blank;

(D) where required pursuant to the applicable New Collateral Documents, Blocked Account Letters from all Blocked Account Banks;

(E) where required pursuant to the applicable New Collateral Documents, Control Account Letters from (A) all securities intermediaries with respect to all securities accounts and securities entitlements of any Loan Party, and (B) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Loan Party;

(F) a copy of each consent required to be obtained by the Loan Parties in connection with the granting of security interests in the Collateral; and

(G) a copy of each notice required to be delivered pursuant to the New Collateral Documents and evidence that they have been delivered to the addressees thereof.

(v) a favorable opinion of (A) Clifford Chance LLP, U.S. counsel to the Loan Parties, in the agreed form, (B) Weil, Gotshal & Manges, English counsel to the Lenders and (C) except as otherwise agreed between the Borrowers and the Facility Agents and the Collateral Agent, counsel to the Lenders in each Eligible Jurisdiction, in each case addressed to the Facility Agents and the Lenders and addressing such other matters as any Lender through the Facility Agents may reasonably request (including, for the avoidance of doubt, opinions from counsel in each Eligible Jurisdiction to the effect that the applicable Collateral Documents from the Original Closing Date remain valid, binding and existing, and continue to secure the Obligations notwithstanding the amendments contemplated pursuant to this Agreement);

(vi) a copy of each Related Document delivered on the Original Closing Date that has been amended since the Original Closing Date certified as being complete and correct by a Responsible Officer of Memec Group Holdings, and certification by a Responsible Officer of Memec

Group Holdings that there have been no changes since the Original Closing Date to any other Related Documents from those delivered on the Original Closing Date;

(vii) a copy of the Investment Agreement, in form and substance reasonably acceptable to the Facility Agents, duly executed by Schroder Advisers, and each of the other parties thereto, or confirmation that there have been no changes to the Investment Agreement from that delivered on the Original Closing Date;

(viii) a copy of any Constituent Documents of any Loan Party which have been amended from those delivered on the Original Closing Date, certified as of a recent date by, where customary in the jurisdiction of incorporation of such Loan Party, the Secretary of State or other Governmental Authority of the jurisdiction of organization and foreign qualification of such Loan Party, together with, where available in the jurisdiction of incorporation of such Loan Party, certificates of such official attesting to the good standing of each such Loan Party and such amendments to the Constituent Documents as may be reasonably required by the Facility Agents in connection with the execution and delivery of the Loan Documents or, in the case of Constituent Documents of Loan Parties which have not been amended, certification by a Responsible Officer of Memec Group Holdings that there have been no changes to such Constituent Documents since such Constituent Documents were last delivered;

(ix) a certificate of an Authorized Officer of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the Constituent Documents of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (D) that there have been no changes in the Constituent Documents of such Loan Party from the articles or certificate of incorporation (or equivalent Constituent Document) since such Constituent Documents were last delivered;

(x) a certificate of the Chief Financial Officer of US Holdco and each of the Domestic Subsidiaries, as applicable, stating that each of US Holdco and such Domestic Subsidiaries is Solvent after giving effect to the initial Loans and Letters of Credit made on the Amendment Closing Date, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(xi) a certificate of a Responsible Officer of Memec Group Holdings to the effect that (A) the conditions set forth in Section 3.1(c),

Section 3.1(e) and Section 3.1(f) have been satisfied and (ii) no litigation not listed on Schedule 4.7 shall have been commenced against any Loan Party or any of their Subsidiaries which, if adversely determined, would have a Material Adverse Effect;

(xii) evidence satisfactory to the Facility Agents that the insurance policies required by Section 7.5 and any Collateral Document are in full force and effect; and

(xiii) in respect of the Loan Parties incorporated under the laws of England and Wales and where appropriate, copies of all statutory declarations, auditors’ reports, comfort letters, board resolutions and board memoranda required for the purpose of compliance with section 151 of the UK Companies Act 1985.

(b) Fees and Expenses Paid. There shall have been paid to the Senior A Facility Agent, for the account of the Facility Agents and the Lenders, as applicable, all fees due and payable on or before the Amendment Closing Date (including all such fees described in the Fee Letter), and all expenses due and payable on or before the Amendment Closing Date.

(c) Loan Documents. The Facility Agents shall be satisfied that all representations and warranties in the Loan Documents shall be the correct in all material respects and no default or event which with the giving of notice or lapse of time or both would be a default has occurred thereunder.

(d) Application of Proceeds. The Facility Agents shall be satisfied that all proceeds of the Loans and the Letters of Credit made on the Amendment Closing Date have been, or will be, used by the Borrowers and the other Group Members in accordance with Section 4.13.

(e) Consents, Etc. Each Group Member shall have (i) received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Loan Parties lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (B) to create, perfect and maintain the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents or (ii) provided a confirmation that there are no such consents or authorisations mentioned in paragraph (i) above. There shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the financing hereto.

(f) Capital Structure.

(i) The pro forma consolidated capital structure of the Group (including all adjustments made in accordance with GAAP and permitted by Regulation S-X) shall be consistent in all material respects with the Amendment Date Projections and the prior understandings of the Facility Agents; and

(ii) the pro forma consolidated capital structure of the Group, after giving effect to the Permitted IPO Reorganization shall be consistent in all material respects with the prior understandings of the Facility Agents.

(g) Financial Statements. The Senior A Facility Agent shall have received, on or prior to the Amendment Closing Date, copies of the following, each in form and substance satisfactory to the Facility Agents:

(i) the Financial Statements required to be delivered on or before such date pursuant to Section 6.1 of the Existing Credit Agreement;

(ii) the Amendment Date Due Diligence Reports and the PWC Reorganization Paper, each addressed to or otherwise capable of being relied upon by the Facility Agents and the Lenders; and

(iii) the Amendment Date Projections.

(h) Borrowing Base Certificate. The Senior A Facility Agent shall have received a completed Borrowing Base Certificate certified by a Responsible Officer of Memec Group Holdings dated as of a date not more than 45 days prior to the Amendment Closing Date.

(i) Receivables Purchase Facility. The Senior A Facility Agent shall have received, on or prior to the Amendment Closing Date, evidence in form and substance satisfactory to them that the Commitment Expiry Date (as defined in the Asset-Backed Loan Agreement) has been extended to a date which is not earlier than October 2007.

Section 3.2. Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date to make any Loan (including, for the avoidance of doubt, the obligation of any Ancillary Lender to make an Ancillary Advance) and of each Issuer on any date to issue any Letter of Credit is subject to the satisfaction of all of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Applicable Facility Agents shall have received a duly executed Notice of Borrowing (or, in the case of an Ancillary Advance, any applicable request under the Ancillary Facility in respect thereof), and with respect to any Letter of Credit, the Senior A Facility Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or issuance, both before and after giving effect thereto and, in the case of such Loan, to the application of the proceeds therefrom:

(i) (A) for any Borrowing on the Amendment Closing Date, the representations and warranties set forth in Article IV (other than the representation and warranty set forth in Section 4.3(c)) and in the other Loan Documents shall be true and correct on and as of the Amendment Closing Date, (B) on the date of completion of the Initial Public Offering, the representation and warranty set forth in Section 4.3(c) shall be true and correct and (C) on the Syndication Completion Date and for any Borrowing after the Amendment Closing Date, all representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4(a), Section 4.4(b), Section 4.4(c), Section 4.4(d), Section 4.10, Section 4.11 and Section 4.12 shall be true and correct on and as of the Amendment Closing Date and shall be true and correct in all material respects on and as of any such date after the Amendment Closing Date with the same effect as though made on and as of such date, except to the extent (a) such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date and (b) (in the case of Section 4.4) reference to financial statements and projections shall be to those most recently delivered hereunder;

(ii) no Default or Event of Default has occurred and is continuing; and

(iii) the Borrowers shall have delivered the Borrowing Base Certificate required by Section 6.1(h).

(c) Borrowing Base. After giving effect to the Loans or Letters of Credit requested to be made or issued on any such date and the use of proceeds thereof, (i) the Original Dollar Amount of the Revolving Credit Outstandings and the Term Loan Outstandings shall not exceed the Maximum Credit at such time, and (ii) the Required Asset Coverage Percentage shall be satisfied.

(d) No Legal Impediments. The making of the Loans or the issuance of such Letter of Credit on such date shall not violate any Requirement of Law on the date of or immediately following such Loan or issuance and shall not be enjoined, temporarily, preliminarily or permanently.

(e) Limitation on Loans and Letters of Credit. There would not, after the making of such Loan or the issuance of such Letter of Credit, be more than twenty Loans (aggregating as a single Loan, for purposes of this clause (e), all Loans having the same Interest Period, but excluding, for purposes of this clause (e), any Ancillary Advances) and Letters of Credit outstanding under the Term Loan Facilities and the Revolving Credit Facility.

Each submission by a Borrower to the Applicable Facility Agent of a Notice of Borrowing and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by a Borrower to an Issuer of a Letter of Credit Request and the issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by such Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Loan or the issuance of such Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Facility Agents to enter into this Agreement, the Applicable Memec Parent and each Borrower represents and warrants (and each other Loan Party represents and warrants (with respect to itself only) by virtue of its execution and delivery of the Collateral Documents) and the Applicable Memec Parent represents in relation to itself and its Subsidiaries which are Loan Parties (for the purposes of which representations and warranties by the Applicable Memec Parent, each reference to “it” therein shall be deemed to include a reference to Memec Group Holdings (or Memec US PubCo, as the case may be) and its Subsidiaries which are Loan Parties) to the Lenders, the Issuers and the Facility Agents that, on and as of the Amendment Closing Date, after the making of the Loans and other financial accommodations on the Amendment Closing Date and on and as of each date as required by Section 3.2(b)(i):

Section 4.1. Corporate Existence; Compliance with Law. It (a) is duly organized, validly existing and, where appropriate, in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable and material Requirements of Law; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not in the aggregate have a Material Adverse Effect.

Section 4.2. Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within its corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III will have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

(iii) do not and will not (A) contravene its respective Constituent Documents, (B) violate in any material respect any other Requirement of Law applicable to any Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict in any material respect with or result in the material breach of, or constitute a default under, or result in or permit the termination or acceleration of, any of its material Contractual Obligations, or (D) result in the creation or imposition of any Lien upon any of its property, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and which have been or will be, on or prior to the Amendment Closing Date, obtained or made (or in the case of filings or other actions necessary to perfect Liens granted on the Amendment Closing Date, will be filed after the Amendment Closing Date), copies of which have been or will be delivered to the Facility Agents pursuant to Section 3.1 or Section 3.2, as the case may be, and each of which on the Amendment Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) Each Loan Document to which it is a party will have been upon delivery thereof, duly executed and delivered by each Loan Party thereto. Each Loan Documents to which it is a party will be, when delivered hereunder, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.3. Ownership of Memec Holdings; Subsidiaries.

(a) Memec Holdings. The authorized share capital of Memec Holdings consists of 100 ordinary shares, $1.00 par value per share, of which 100 shares are issued and outstanding. All of the outstanding share capital of Memec Holdings has been validly issued and is fully paid and is owned beneficially and of record by Memec Group Holdings, free and clear of all Liens (other than Liens granted pursuant to the Collateral Documents). No Stock of Memec Holdings is subject to any option, warrant, right of conversion or purchase or any similar right. There are no agreements or understandings to which Memec Group Holdings is a party with respect to the voting, sale or transfer of any shares of Stock of Memec Holdings or any agreement restricting the transfer or hypothecation of any such shares.

(b) Subsidiaries. Set forth on Schedule 4.3 hereto is a complete and accurate list and organizational chart showing, as of the Amendment Closing Date, all direct and indirect Subsidiaries of Memec Group Holdings and, as to each such Subsidiary and the jurisdiction of its incorporation. No Stock of any Subsidiary of Memec Group Holdings is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each Subsidiary of Memec Group Holdings owned (directly or indirectly) by Memec Group Holdings has been validly issued, is fully paid and non-assessable and is owned by Memec Group Holdings or a Subsidiary of Memec Group Holdings, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Collateral Documents). Neither Memec Group Holdings nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. Memec Group Holdings does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3.

(c) Permitted IPO Reorganization and Application of Proceeds. As of the date of the Initial Public Offering, (i) Memec US PubCo shall have executed and delivered to the Facility Agents, an Accession Agreement, (ii) all members of the Group are correctly placed and all necessary inter-company loans, transfers, share exchanges and other steps occurring as a result of the Initial Public Offering and the Permitted IPO Reorganization (except for any steps specifically described therein as occurring after the date of the Initial Public Offering) have been taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities and (iii) the Applicable Memec Parent and the Borrowers have procured that not less than $25,000,000 of proceeds from the Initial Public Offering have been retained on the appropriate balance sheet of members of the Group to be used for general corporate purposes.

Section 4.4. Financial Statements.

(a) The (i) consolidated balance sheet of the Group as at December 31, 2003 and the related consolidated statements of income, retained earnings and cash flows of the Group for the fiscal year then ended, certified by PricewaterhouseCoopers, and (ii) consolidated balance sheets of the Group as at the end of the most recent Fiscal Quarter of the most recent Fiscal Year which has ended on the date which is 60 days before the Amendment Closing Date (the “Reporting Date”), and the related consolidated statements of income, retained earnings and cash flows of the Group for the portion of the most recent Fiscal Year then ended, copies of which have been furnished to the Facility Agents, fairly present, subject, in the case of said balance sheets as at the Reporting Date, and said statements of income, retained earnings and cash flows for the portion of the most recent Fiscal Year then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated financial condition of the Group as at such dates and the consolidated results of the operations of the Group for the period ended on such dates, all in conformity with GAAP.

(b) No Group Member has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or permitted by this Agreement.

(c) The Amendment Date Projections have been prepared by Memec Group Holdings in light of the past operations of the Group’s business, and reflect projections for the six year period beginning on January 1, 2004, on a quarterly basis for the first two Fiscal Years and on an annual basis thereafter. The Amendment Date Projections are based upon estimates and assumptions stated therein, all of which Memec Group Holdings believes to be reasonable and fair in light of current conditions and current facts known to Memec Group Holdings and as of the Amendment Closing Date reflect Memec Group Holdings’ good faith and reasonable estimates of the future financial performance of the Group and of the other information projected therein for the periods set forth therein.

(d) The unaudited pro forma consolidated and consolidating balance sheet of the Group as at March 31, 2004, a copy of which has been delivered to each Lender in connection with this Agreement pursuant to Section 3.1, has been prepared as of the Amendment Closing Date, reflects as of such date, on a pro forma basis, the consolidated financial condition of the Group, and the assumptions expressed therein were reasonable based on the information available to the Borrowers at the time so furnished and on the Amendment Closing Date.

(e) The Business Plan has been prepared by Memec Group Holdings in light of the past operations of the Group’s business, and reflects management’s projections for the Fiscal Year set forth therein. The Business Plan is based upon estimates and assumptions stated therein, all of which Memec Group Holdings believes to be reasonable and fair in light of the conditions and facts known to Memec Group Holdings on the date of delivery thereof and reflects Memec Group Holdings’ good faith and reasonable estimates of the financial performance of the Group and of the forecasts and other information for the Fiscal Year set forth therein..

Section 4.5. Material Adverse Change. As of the Signing Date, since December 31, 2003, there have been no events or developments that in the aggregate have had a Material Adverse Effect.

Section 4.6. Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Original Closing Date, on the Amendment Closing Date, or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers, (c) the Memec Acquisition and the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, it is Solvent.

Section 4.7. Litigation. There are no pending or, to its knowledge, threatened actions, investigations or proceedings affecting it or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that in the aggregate have no reasonable risk of being determined adversely to any Group Member and, if so determined, would not have a Material Adverse Effect. The performance of any action by it and its Subsidiaries required or contemplated by any of the Loan Documents or the Related Documents is not restrained or enjoined (either temporarily, preliminarily or permanently). Schedule 4.7 lists all litigation pending against any Group Member at the Amendment Closing Date which, if adversely determined, would have a Material Adverse Effect.

Section 4.8. Taxes.

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Applicable Memec Parent or any of its Tax Affiliates have been or will be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been or will be paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Applicable Memec Parent or such Tax Affiliate in conformity with GAAP. No such Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Applicable Memec Parent and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) None of the Applicable Memec Parent or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges; (ii) any obligation under any tax sharing agreement or arrangement other than that to which the Facility Agents have a copy prior to the Signing Date; or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Applicable Memec Parent or any of its Tax Affiliates is the common parent.

Section 4.9. Full Disclosure. The written factual information prepared or furnished by or on behalf of it in connection with the Due Diligence Reports, the Related Documents, the business plan, the financial models or this Agreement, taken as a whole and, on the date of the first Borrowing after delivery of the information memorandum in connection with the syndication of the Facilities, the information memorandum, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. It does not have actual knowledge of any material facts or circumstances that have not been disclosed to the Facility Agents or the Arrangers which would materially and adversely affect the decision of a reasonable Lender to provide Loans or an Issuer to issue Letters of Credit, and for Lenders and Issuers to provide other financial accommodations to the Borrowers on the terms set out herein.

Section 4.10. Margin Regulations. No Group Member is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11. No Burdensome Restrictions; No Defaults.

(a) No Group Member (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction which would have a Material Adverse Effect.

(b) No Group Member is in default under or with respect to any Contractual Obligation owed by it other than those defaults which in the aggregate would not have a Material Adverse Effect.

(c) No Event of Default has occurred and is continuing.

(d) To the best knowledge of the Loan Parties, there is no Requirement of Law applicable to any Group Member the compliance with which by such Group Member would have a Material Adverse Effect.

Section 4.12. Investment Company Act; Public Utility Holding Company Act. No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Act of 1935, as amended.

Section 4.13. Use of Proceeds. The proceeds of the Loans and the Letters of Credit on the Amendment Closing Date are being used by the Borrowers and the other Group Members for the purpose of: (a) refinancing existing Indebtedness of the Group under the Existing Credit Agreement; (b) prepaying (x) the entire outstanding Indebtedness (plus accrued and unpaid interest and fees) under and cancelling the Consortium A Loans and Consortium B Loans and (y) up to $30,000,000 in principal amount of outstanding Indebtedness under the Investor Discount Bonds; (c) prepaying up to $80,000,000 in principal amount of outstanding Indebtedness under the Asset-Backed Loan Agreement and related documentation

(such prepayments and refinancings in this sub-clause (c), the “Permitted Refinancings”); and (d) paying up to $12,000,000 in fees and other expenses incurred by the Borrowers in connection with the foregoing and with the execution and delivery of this Agreement; provided however, that Memec France shall only be permitted to borrow Revolving Loans and shall not be permitted to borrow under either of the Term Loan Facilities; and provided further, however, that no proceeds of any Revolving Loans shall be used directly or indirectly to repay or prepay any outstanding Indebtedness (including accrued and unpaid interest and fees) under the Consortium A Loans, the Consortium B Loans or the Investor Discount Bonds or any costs and expenses in connection therewith. The proceeds of the Loans and the Letters of Credit following the Amendment Closing Date shall be used by the Borrowers and the other Group Members for the purpose of meeting working capital and general corporate capital requirements; provided however, that no such proceeds shall be used for the payment of dividends.

Section 4.14. Insurance. All policies of insurance of any kind or nature of the Group, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. No Group Member has been refused insurance for any material coverage which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15. Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Group Member, other than those which in the aggregate would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to any Loan Party’s knowledge, threatened against or involving any Group Member, nor are there any arbitrations or grievances threatened involving any Group Member, other than those which, in the aggregate, if resolved adversely to such Group Member, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15, as of the Amendment Closing Date, there is no collective bargaining agreement covering any of the employees of any Group Member.

(d) Schedule 4.15 sets forth, as of Signing Date, all material consulting agreements, executive committee employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans of each Group Member.

Section 4.16. ERISA.

(a) Each employee benefit plan of the Group Members which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures in the aggregate would not have a Material Adverse Effect.

(b) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate would not have a Material Adverse Effect.

(c) There has been no, nor is there reasonably expected to occur, any ERISA Event which would have a Material Adverse Effect.

(d) Except to the extent set forth on Schedule 4.16, no Group Member nor any ERISA Affiliate has any Withdrawal Liability as a result of its complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17. Environmental Matters.

(a) The operations of the Group Members have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that in the aggregate would not have (i) a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $15,000,000 and (ii) a Material Adverse Effect.

(b) No Group Member nor any Real Property currently or, to the knowledge of any Loan Party, previously owned, operated or leased by or for any Group Member is subject to any pending or, to the knowledge of any Loan Party, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that in the aggregate would not have (i) a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $15,000,000 and (ii) a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17, no Group Member is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of real property owned, operated or leased by any Group Member which are not specifically included in the financial information furnished to the Lenders other than those that in the aggregate would not have (i) a reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs in excess of $15,000,000 and (ii) a Material Adverse Affect.

(e) As of the Signing Date, no Environmental Lien has attached to any property of any Group Member and, to the knowledge of the Loan Parties, no facts, circumstance or conditions exist that could reasonably be expected to result in any such Environmental Lien attaching to any such property.

Section 4.18. Intellectual Property. Each Group Member owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property (as defined in the Borrower Security Agreement)) that are necessary for the operations of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Group Members, save to the extent that the failure to own such licenses or have such rights would not have, or would not be reasonably likely to have, a Material Adverse Effect. To each Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any Group Member infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, save to the extent that the same would not have, or would not be reasonably likely to have, a Material Adverse Effect.

Section 4.19. Title; Real Property. Each Group Member (i) has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property purported to be owned by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2, and (ii) has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect its right, title and interest in and to all such property, save to the extent that the failure to have such title or interest or to have received such agreements and documents would not have, or would not be reasonably likely to have, a Material Adverse Effect.

Section 4.20. Related Documents.

(a) The execution, delivery and performance by it of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by it:

(i) are within its respective corporate, limited liability company, partnership or other powers;

(ii) have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii) do not and will not (A) contravene or violate its Constituent Documents, (B) violate in any material respect any other Requirement of Law applicable to it, or any order or decree of any Governmental Authority or arbitrator, (C) conflict in any material respect with or result in the material breach of, or constitute a default under, or result in or permit the termination or acceleration of, any of its material Contractual Obligations or (D) result in the creation or imposition of any Lien upon any of its property; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which will have been obtained at the Applicable Closing Date, each of which will be in full force and effect on each Applicable Closing Date and none of which will on any Applicable Closing Date impose materially adverse conditions upon the exercise of control by Memec Group Holdings over Memec Limited, by Memec Limited over Overseas Holdco, by Overseas Holdco over Memec LLC or by the Applicable Memec Parent over any of its Subsidiaries.

(b) Each of the Related Documents has been, or at the Original Closing Date will have been, duly executed and delivered by each Loan Party thereto and at the Original Closing Date will be the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.21. [Intentionally Omitted]

ARTICLE V

FINANCIAL COVENANTS

As long as any of the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Applicable Memec Parent and each Borrower agrees with the Lenders and the Facility Agents that:

Section 5.1. Maximum Leverage Ratio. The Group will maintain a Leverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, and calculated for the four Fiscal Quarters ending on such day, of not more than the maximum ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Leverage Ratio Term A Loans and Revolving Credit Facility	Maximum Leverage Ratio Term B Loans
06/30/04	4.85 to 1	5.35 to 1
09/30/04	4.65 to 1	5.10 to 1
12/31/04	4.60 to 1	5.05 to 1
03/31/05	4.50 to 1	4.95 to 1
06/30/05	4.50 to 1	4.95 to 1
09/30/05	4.25 to 1	4.65 to 1
12/31/05	4.15 to 1	4.55 to 1
03/31/06	3.90 to 1	4.30 to 1
06/30/06	3.75 to 1	4.15 to 1
09/30/06	3.50 to 1	3.85 to 1
12/31/06	3.35 to 1	3.70 to 1
03/31/07	3.20 to 1	3.50 to 1
06/30/07	3.05 to 1	3.35 to 1
09/30/07	2.90 to 1	3.20 to 1
12/31/07 and each Fiscal Quarter ending thereafter	2.75 to 1	3.00 to 1

provided however, that in respect of each of the Fiscal Quarters ending on 06/30/03, 09/30/03, 12/31/03, 3/31/04, 6/30/04, 9/30/04 and 12/31/04 only and for the purposes of the calculations of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs.

For the purposes of this Section 5.1, the aggregate Reorganization Costs shall not exceed $10,500,000 in respect of the Fiscal Quarters mentioned above and for the Fiscal Quarter ending 03/31/03 (provided, however, that such Reorganization Costs shall not exceed $2,023,000 for the Fiscal Quarter ending 03/31/03).

Section 5.2. Minimum Fixed Charge Coverage Ratio. The Group will maintain a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio Term A Loans and Revolving Credit Facility	Minimum Fixed Charge Coverage Ratio Term B Loans
06/30/04	1.50 to 1	1.35 to 1
09/30/04	1.50 to 1	1.35 to 1
12/31/04	1.50 to 1	1.35 to 1
03/31/05	1.50 to 1	1.35 to 1
06/30/05	1.50 to 1	1.35 to 1
09/30/05	1.55 to 1	1.40 to 1
12/31/05	1.55 to 1	1.40 to 1
03/31/06	1.55 to 1	1.40 to 1
06/30/06	1.55 to 1	1.40 to 1
09/30/06	1.55 to 1	1.40 to 1
12/31/06	1.60 to 1	1.45 to 1
03/31/07	1.70 to 1	1.55 to 1
06/30/07	1.80 to 1	1.60 to 1
09/30/07	1.80 to 1	1.60 to 1
12/31/07	1.90 to 1	1.70 to 1
03/31/08	1.90 to 1	1.70 to 1
06/30/08 and each Fiscal Quarter ending thereafter	2.00 to 1	1.80 to 1

provided, however, in respect of each of the Fiscal Quarters ending on 06/30/03, 09/30/03, 12/31/03, 3/31/04, 6/30/04, 9/30/04 and 12/31/04 only; (a) the Minimum Fixed Charge Coverage Ratio shall be determined without the deduction of Capital Expenditures in relation to Enterprise Resource Planning in respect of each such Fiscal Quarter and (b) for the purposes of the calculation of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs.

For the purposes of this Section 5.2, (i) aggregate Reorganization Costs shall not exceed $10,500,000 in respect of the Fiscal Quarters mentioned above and for the Fiscal Quarter ending 03/31/03 (provided, however, that such Reorganization Costs shall not exceed $2,023,000 for the Fiscal Quarter ending 03/31/03) and (ii) aggregate Capital Expenditures in relation to Enterprise Resource Planning shall not exceed $11,000,000 in respect of such Fiscal Quarters and for the Fiscal Quarter ending 03/31/03 (provided, however, that such Capital Expenditures in relation to Enterprise Resource Planning shall not exceed $3,100,000 for the Fiscal Quarter ending 03/31/03).

Section 5.3. Minimum Interest Coverage Ratio. The Group will maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio Term A Loans and Revolving Credit Facility	Minimum Interest Coverage Ratio Term B Loans
06/30/04	2.40 to 1	2.15 to 1
09/30/04	2.45 to 1	2.20 to 1
12/31/04	2.50 to 1	2.25 to 1
03/31/05	2.55 to 1	2.30 to 1
06/30/05	2.60 to 1	2.35 to 1
09/30/05	2.65 to 1	2.40 to 1
12/31/05	2.70 to 1	2.45 to 1
03/31/06	2.75 to 1	2.50 to 1
06/30/06	2.80 to 1	2.55 to 1
09/30/06	2.90 to 1	2.60 to 1
12/31/06	3.00 to 1	2.70 to 1
03/31/07 and each Fiscal Quarter ending thereafter	3.25 to 1	2.95 to 1

provided, however, that in respect of each of the Fiscal Quarters ending on 06/30/03, 09/30/03, 12/31/03, 3/31/04, 6/30/04, 9/30/04 and 12/31/04 only and for the purposes of the calculation of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs.

For the purposes of this Section 5.3, aggregate Reorganization Costs shall not exceed $10,500,000 in respect of the Fiscal Quarters mentioned above and for the Fiscal Quarter ending 03/31/03 (provided, however, that such Reorganization Costs shall not exceed $2,023,000 for the Fiscal Quarter ending 03/31/03).

Section 5.4. Capital Expenditures. The Borrowers will not permit aggregate Capital Expenditures to be made or incurred by the Group during any Fiscal Year in excess of $21,000,000; provided, however, that to the extent that actual Capital Expenditures for any Fiscal Year shall be less than $21,000,000 (without giving effect to the carryover permitted by this proviso), 100% of the unspent amount of any permitted Capital Expenditures in any Fiscal Year shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

ARTICLE VI

REPORTING COVENANTS

As long as any of the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Applicable Memec Parent and each Borrower agrees with the Lenders and the Facility Agents that:

Section 6.1. Financial Statements. The Applicable Memec Parent shall furnish to the Facility Agents (with sufficient copies for each of the Lenders) the following:

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each fiscal month in each Fiscal Year, financial information regarding the Group consisting of consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Business Plan for the current Fiscal Year, in each case certified by a Responsible Officer of the Applicable Memec Parent as fairly presenting the consolidated and consolidating financial position of the Group as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject only to the absence of footnote disclosure and normal year-end audit adjustments), together with a management report describing in reasonable detail the operations and financial condition of the Group for the period then ending and the portion of the Fiscal Year then elapsed, including by way of comparison to the corresponding periods of the previous Fiscal Year.

(b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the Group consisting of consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Business Plan for the current Fiscal Year, in each case certified by a Responsible Officer of the Applicable Memec Parent as fairly presenting the consolidated and consolidating financial position of the Group as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject only to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. As soon as available, and in any event within 120 days after the end of each Fiscal Year, financial information regarding the Group consisting of consolidated and consolidating balance sheets of the Group as of the end of such year and related statements of income and cash flows of the Group for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Group being a going concern by the Authorized Accountants (including a report of such Authorized Accountants (together with evidence in form and substance satisfactory to the Facility Agents that the Authorized Accountants have been engaged as the accountants and auditors of the Group) stating that (i) such financial statements fairly present the consolidated financial position of the Group as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Authorized Accountants shall concur and which shall have been disclosed in the notes to the financial statements), and (ii) the examination by the Authorized Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clauses (b) and (c) of this Section 6.1, a certificate of a Responsible Officer of the Applicable Memec Parent (each, a “Compliance

Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Margin and the Facility Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V which is tested on a quarterly or annual basis (as the case may be) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Borrower proposes to take with respect thereto and (in the case of the Financial Statements delivered pursuant to Section 6.1(c), and to the extent reasonably available from the Authorized Accountants), containing or accompanied by a certificate from the Authorized Accountants (together with evidence in form and substance satisfactory to the Facility Agents that the Authorized Accountants have been engaged as the accountants and auditors of the Group) confirming (A) (if applicable) the amount of Excess Cash Flow, (B) that the calculations contained in such Compliance Certificate are correct and (C) that in the course of the regular audit of the business of the Group such Authorized Accountants have obtained no knowledge that a Default or Event of Default in respect of the financial covenants in Article V has occurred and is continuing, or, if in the opinion of such Authorized Accountants, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

(e) Business Plan. Not later than the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual Business Plan of the Group for the next succeeding Fiscal Year and approved by the Board of Directors of the Applicable Memec Parent and (ii) forecasts prepared by management of the Group for each fiscal quarter in the next succeeding Fiscal Year, including, in the case of this clause (ii), (A) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based.

(f) Management Letters, Etc. Within five Business Days after receipt thereof by any Group Member, copies of each management letter, exception report or similar letter or report received by such Group Member from the Authorized Accountants;

(g) Intercompany Loan Balances. Promptly upon the request of either Facility Agent, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Applicable Memec Parent.

(h) Borrowing Base Certificate. (i) Within 30 days after the end of each fiscal month in each Fiscal Year, a Borrowing Base Certificate (as of the end of the immediately preceding fiscal month), certified by the principal executive officer, chief financial officer, treasurer or controller (or the equivalent) of the Applicable Memec Parent as true and correct, and (ii) as soon as reasonably practicable but in any event within five Business Days after request by the Collateral Agent if the Collateral Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with such supporting documentation and additional information with respect to the Borrowing Base as the Collateral Agent may reasonably request.

(i) Receivables Availability Certificate. (i) Within 30 days after (A) the end of each sixth fiscal month in each Fiscal Year to occur from and after August 31, 2004 or (B)(i) at any time while the portion of the Borrowing Base attributable to the Accounts comprises greater than 50% of the total Borrowing Base and (ii) Combined Facility Utilization is greater than 85%, the end of each fiscal month in each Fiscal Year, a Receivables Availability Certificate (in each case, as of the end of the immediately preceding fiscal month), certified by a Responsible Officer of the Applicable Memec Parent as true and correct, and (ii) as soon as reasonably practicable but in any event within five Business Days after request by the Collateral Agent if the Collateral Agent reasonably believes that the then existing Receivables Availability Certificate is materially inaccurate, a completed Receivables Availability Certificate showing the receivables availability calculation as of the date so requested, in each case with such supporting documentation and additional information with respect to the receivables availability calculation as the Collateral Agent may reasonably request.

(j) Use of Websites.

(i) The Applicable Memec Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Applicable Memec Parent and the Facility Agents (the “Designated Website”) if:

(A) the Facility Agents expressly agree (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B) both the Applicable Memec Parent and the Facility Agents are aware of the address of and any relevant password specifications for the Designated Website; and

(C) the information is in a format previously agreed between the Applicable Memec Parent and the Facility Agents.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agents shall notify the Applicable Memec Parent accordingly and the Applicable Memec Parent shall supply the information to the Applicable Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Applicable Memec Parent shall supply the Facility Agents with at least one copy in paper form of any information required to be provided by it.

(ii) The Applicable Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designed Website following designation of that website by the Applicable Memec Parent and the Facility Agents.

(iii) The Applicable Memec Parent shall promptly upon becoming aware of its occurrence notify the Facility Agents if:

(A) the Designated Website cannot be accessed due to technical failure;

(B) the password specifications for the Designated Website change;

(C) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(E) the Applicable Memec Parent becomes aware that the Designated Website or any information posted on the Designated Website is or has been infected by any electronic virus or similar software.

If the Applicable Memec Parent notifies the Facility Agents under paragraph (iii)(A) or paragraph (iii)(E) above, all information to be provided by the Applicable Memec Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agents and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(iv) Any Website Lender may request, through the Applicable Facility Agent, one paper copy of any information required to be provided under this Agreement which his posted onto the Designated Website. The Applicable Memec Parent shall comply with any such request within ten Business Days.

Section 6.2. Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, the Applicable Memec Parent shall give the Facility Agents notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3. Litigation. Promptly after the commencement thereof, the Applicable Memec Parent shall give the Facility Agents written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Group Member, which in the reasonable judgment of the Applicable Memec Parent expose the Group to liability in an amount aggregating $1,000,000 or more.

Section 6.4. Asset Sales. Prior to any Asset Sale anticipated to generate in excess of $3,000,000 (or its equivalent) in Net Cash Proceeds, the Applicable Memec Parent shall send the Facility Agents a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the applicable Group Member.

Section 6.5. Notices under Related Documents. Promptly after the sending or filing thereof, the Applicable Memec Parent shall send the Facility Agents copies of all material notices, certificates or reports delivered by any Group Member pursuant to any Related Document.

Section 6.6. SEC Filings; Press Releases. Promptly after the sending or filing thereof, the Applicable Memec Parent shall send the Facility Agents copies of (a) all reports which any Group Member sends to its security holders generally (it being understood that this requirement shall not include periodic required reports sent to the agents and/or the lenders pursuant to the Asset Backed Loan Agreement or any other Receivables Transaction Documents), (b) all reports and registration statements which any Group Member files with the Securities and Exchange Commission or any national or foreign securities exchange, (c) all press releases and (d) all other statements concerning material changes or developments in the business of any Group Member made available by any Group Member to the public.

Section 6.7. Labor Relations. Promptly after becoming aware of the same, the Applicable Memec Parent shall give the Facility Agents written notice of (a) any labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any of such Person, in each case which could reasonably be expected to have a Material Adverse Effect.

Section 6.8. Insurance. As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Applicable Memec Parent will furnish the Facility Agents (in sufficient copies for each of the Lenders) with (a) a report outlining all material insurance coverage maintained as of the date of such report by the Group and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid.

Section 6.9. ERISA Matters. The Applicable Memec Parent shall furnish the Facility Agents (with sufficient copies for each of the Lenders):

(a) promptly and in any event within thirty days after any Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event which could reasonably be expected to have a Material Adverse Effect has occurred;

(b) promptly and in any event within ten days after any Group Member or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of US Holdco describing such ERISA Event or waiver request and the action, if any, which the Group Members and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c) simultaneously with the date that any Group Member or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.10. Environmental Matters. The Applicable Memec Parent shall provide the Facility Agents promptly and in any event within ten days after any Group Member learns of the same, written notice of any of the following:

(a) any event which could reasonably be expected to subject the Group to Environmental Liabilities and Costs of $15,000,000 or more;

(b) the receipt by any Group Member of written notification that any real or personal property of such Group Member is or is reasonably likely to be subject to any Environmental Lien with an expected Environmental Liabilities and Costs of $15,000,000 or more;

(c) the receipt by any Group Member of any written notice of violation of or potential liability under, or knowledge by such Group Member that there exists a condition which could reasonably be expected to result in a violation of or liability under any Environmental Law, except for violations and liabilities the consequence of which in the aggregate would have no reasonable likelihood of subjecting the Group collectively to Environmental Liabilities and Costs of $15,000,000 or more; and

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, which in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Group collectively to Environmental Liabilities and Costs of $15,000,000 or more.

Section 6.11. Borrowing Base Determination.

(a) The Applicable Memec Parent shall conduct, or shall cause to be conducted, at its expense, and upon request of the Senior A Facility Agent, and present to the Senior A Facility Agent for approval, such appraisals, investigations and reviews as the Senior A Facility Agent shall request for the purpose of determining the Borrowing Base, all upon notice and at such times during normal business hours and as often as may be reasonably requested. Each Borrower shall furnish to the Senior A Facility Agent any information which the Senior A Facility Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b) The Applicable Memec Parent shall promptly notify the Senior A Facility Agent in writing in the event that at any time the Applicable Memec Parent receives or otherwise gains or should have received or otherwise gained knowledge that (i) the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 6.1(h), (ii) the sum of (A) the outstanding Revolving Credit Outstandings plus (B) the Term Loan A Outstandings exceed the Borrowing Base as a result of a decrease therein, and the amount of such excess, or (iii) the aggregate amount of (x) the gross Inventory plus (y) the gross Accounts of the Material Subsidiaries is less than 150% of all drawings under the Facilities.

(c) The Collateral Agent, or its representatives or professionals (including consultants, accountants and appraisers) retained or employed by the Facility Agents or the Collateral Agent, may at any time at the Applicable Memec Parent’s sole cost and expense (including, for the avoidance of doubt, the fees and expenses associated with services performed by the Facility Agents or the Collateral Agent for purposes of monitoring the Collateral and the Borrowing Base as set forth in the Fee Letters), (i) conduct evaluations and appraisals of the Borrowers’ practices in the computation of the Borrowing Base and inspect, evaluate and appraise the Loan Parties’ operating facilities and (ii) make test verifications of the Accounts and physical verifications of the Inventory and Accounts in any manner and through any medium that the Facility Agents or the Collateral Agent reasonably considers advisable, and each Borrower shall furnish all such assistance and information as the Facility Agents may reasonably require in connection therewith.

Section 6.12. Other Information. Each Borrower will provide the Facility Agents with such other information respecting the business, properties, condition, financial or otherwise, or operations of any Group Member as the Facility Agents may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

As long as the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, the Applicable Memec Parent and each Borrower agrees (and each other Loan Party agrees (with respect to itself only) by virtue of its execution and delivery of a Collateral Document) with the Lenders and the Facility Agents that:

Section 7.1. Preservation of Corporate Existence, Etc. It shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its corporate existence, rights (charter and statutory) and franchises, except as permitted by Section 8.3 and Section 8.4.

Section 7.2. Compliance with Laws, Etc. It shall, and shall cause each of its Material Subsidiaries to, comply with all applicable Requirements of Law and Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

Section 7.3. Conduct of Business. It shall, and shall cause each of its Material Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Group, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

Section 7.4. Payment of Taxes, Etc. It shall, and shall cause each of its Material Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Group in conformity with GAAP.

Section 7.5. Maintenance of Insurance. It shall, and shall cause each of its Material Subsidiaries to, (i) maintain, and cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Applicable Memec Parent or such Loan Party or other Group Member operates, and, in any event, all insurance required by any Collateral Documents and (ii) cause all such insurance to name the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty days written notice thereof to the Collateral Agent.

Section 7.6. Access. It shall, and shall cause each of its Material Subsidiaries to, from time to time, permit the Facility Agents, the Collateral Agent and the Lenders, or any agents or representatives thereof, during normal business hours and within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from its records and books of account, (b) visit its properties, (c) discuss its affairs, finances and accounts with any of its respective officers or directors, and (d) communicate directly with the Authorized Accountants. The Applicable Memec Parent shall authorize the Authorized Accountants to disclose to the Facility Agents, the Collateral Agent or any Lender any and all financial statements and other information of any kind, as either Facility Agent, the Collateral Agent or any Lender reasonably requests from any Group

Member and which the Authorized Accountants may have with respect to the business, financial condition, results of operations or other affairs of the Group.

Section 7.7. Keeping of Books. It shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Group.

Section 7.8. Maintenance of Properties, Etc. It shall, and shall cause each of its Material Subsidiaries to, maintain and preserve, (a) all of its properties which are necessary in the conduct of its business in good working order and condition, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business, and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business; except where the failure to so maintain and preserve would not in the aggregate have a Material Adverse Effect.

Section 7.9. Application of Proceeds. The Borrowers and the other Loan Parties shall use the entire amount of the proceeds of the Loans as provided in Section 4.13.

Section 7.10. Environmental. It shall, and shall cause each of its Material Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, it shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the Group incurring Environmental Liabilities and Costs in excess of $15,000,000, take such Remedial Action, investigational or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event.

Section 7.11. Additional Collateral and Guaranties.

(a) On or, as soon as possible, after the Permitted IPO Reorganization but in any event not later than 15 days after the completion of the Permitted IPO Reorganization, to the extent not delivered to the Collateral Agent on or before the Amendment Closing Date and to the extent it can practicably and legally do so (by reference to the laws of the jurisdiction of its incorporation and/or the laws of the jurisdiction where its relevant assets are located or which are binding upon it or its assets), the Applicable Memec Parent shall cause each of the Collateral Documents listed on Part III of Schedule 1.1(a) (the “New Permitted IPO Reorganization Collateral Documents”), to be duly executed and delivered by itself (where applicable) and by each Loan Party that is a party thereto, as applicable, together with:

(i) in respect of Loan Parties which are Domestic Subsidiaries, evidence satisfactory to the Collateral Agent that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected first priority security interest (subject only to Liens permitted under Section 8.2) in the Collateral being granted pursuant to the New

Permitted IPO Reorganization Collateral Documents which such Loan Parties are a party (or in the case of filings or other actions necessary to perfect Liens granted on the Permitted IPO Reorganization, will have a valid and perfected first priority security interest (subject only to Liens permitted under Section 8.2) upon the applicable filings or other actions taken after the Permitted IPO Reorganization), including (x) such documents duly executed by each such Loan Party as the Collateral Agent may request and as are customary with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by any New Permitted IPO Reorganization Collateral Documents) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those which shall be terminated on the Permitted IPO Reorganization);

(ii) in respect of Loan Parties organized other than in the United States of America, evidence customary in the applicable jurisdiction of organization that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected security interest in the Collateral being granted pursuant to the New Permitted IPO Reorganization Collateral Documents which such Loan Parties are a party, including such documents duly executed by each Loan Party as the Collateral Agent may request with respect to the perfection of its security interests in the Collateral (including any applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by such New Permitted IPO Reorganization Collateral Documents);

(iii) where appropriate, share certificates representing all issued share capital of the members of the Group being pledged pursuant to any New Permitted IPO Reorganization Collateral Documents and, where appropriate, stock powers for such share certificates or stock transfer forms executed in blank or otherwise completed as appropriate;

(iv) all instruments representing any Pledged Notes being pledged pursuant to the relevant New Permitted IPO Reorganization Collateral Documents duly endorsed in favor of the Collateral Agent or in blank;

(v) where required pursuant to the applicable New Permitted IPO Reorganization Collateral Documents, Blocked Account Letters from all Blocked Account Banks;

(vi) where required pursuant to the applicable New Permitted IPO Reorganization Collateral Documents, Control Account Letters from (A) all securities intermediaries with respect to all securities accounts and securities entitlements of any Loan Party, and (B) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Loan Party;

(vii) a copy of each consent required to be obtained by the Loan Parties in connection with the granting of security interests in the Collateral; and

(viii) a copy of each notice required to be delivered pursuant to the New Permitted IPO Reorganization Collateral Documents and evidence that they have been delivered to the addressees thereof.

(ix) a favorable opinion of (A) Clifford Chance LLP, U.S. counsel to the Loan Parties, in the agreed form, (B) Weil, Gotshal & Manges, English counsel to the Lenders and (C) except as otherwise agreed between the Borrowers and the Facility Agents and the Collateral Agent, counsel to the Lenders in each Eligible Jurisdiction, in each case addressed to the Facility Agents and the Lenders and addressing such other matters as any Lender through the Facility Agents may reasonably request in relation to the New Permitted IPO Reorganization Collateral Documents;

(b) To the extent not delivered to the Collateral Agent on or before the Amendment Closing Date and to the extent it can practicably and legally do so (by reference to the laws of the jurisdiction of its incorporation and/or the laws of the jurisdiction where its relevant assets are located or which are binding upon it or its assets), Memec US PubCo and each Loan Party shall, and shall cause each Material Subsidiary and each Specified Subsidiary, whether currently existing or created or acquired (to the extent permitted hereunder) after the date hereof by any Group Member, promptly:

(i) execute and deliver to the Collateral Agent such new Collateral Documents or amendments to the existing Collateral Documents as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral (subject only to Liens permitted under Section 8.2 and including, for the avoidance of doubt, intellectual property), Stock and Stock Equivalents and other debt Securities (including, for the avoidance of doubt, intercompany loans) of any Material Subsidiary or Specified Subsidiary (including any Subsidiary that becomes a Material Subsidiary after the Amendment Closing Date pursuant to the definition thereof) which is owned by such Loan Party and requested to be granted or pledged by the Collateral Agent;

(ii) deliver to the Collateral Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with:

(A) in the case of such certificated Stock and Stock Equivalents, undated stock powers endorsed in blank; and

(B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the applicable Loan Party;

(iii) in the case of Memec US PubCo, to execute and deliver an Accession Agreement;

(iv) in the case of Memec US PubCo and any such Material Subsidiary or Specified Subsidiary, cause Memec US PubCo and such new Material Subsidiary or Specified Subsidiary:

(A) to become a party to the Guaranty and the applicable Collateral Documents; and

(B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Collateral Documents with respect to such new Material Subsidiary or Specified Subsidiary, including the making of such filings in such jurisdictions as may be required by the Collateral Documents or by law, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Collateral Agent; and

(v) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, and such corporate documentation (including corporate resolutions, good standing certificates and incumbency certificates) reasonably requested by the Collateral Agent.

(c) The Applicable Memec Parent will procure, unless and to the extent that such execution and delivery and granting of security (i) would be unavoidably unlawful, or (ii) is prohibited by statute, or (iii) would cause the Group to incur costs which are disproportionate to the value of the security which would be obtained thereby, or (iv) would be beyond the corporate power of the company or corporation concerned (and then only if such corporate power cannot be modified or extended to allow such execution, delivery and granting of security) or would be reasonably likely to result in the directors of the company or corporation concerned incurring actual personal liabilities, that at all times the pro forma consolidated EBITDA of the Material Subsidiaries is at least 80.0% or more of the consolidated EBITDA of the Group, in each case tested on a consolidated basis for the previous 12 months as at the end of each Fiscal Year by reference to the annual audited financial statements for such Fiscal Year delivered in accordance with Section 6.1(c).

Section 7.12. Interest Rate Contracts. The Borrowers shall, within 90 days after the Amendment Closing Date, enter into an Interest Rate Contract or Contracts with hedge counterparties that are Lenders, on terms and with counterparties satisfactory to the Facility Agents (it being understood that each Lender shall be a satisfactory counterparty), to provide fixed rate interest rate protection in respect of at least 66-2/3% of the aggregate indebtedness incurred under the Term A Loan Facility and the Term B Loan Facility for a period of three years.

Section 7.13. Landlord Lien and Bailee Waivers. Each Loan Party which is the owner of Inventory located, stored, used or held in the United States of America at the premises of a third party shall, within thirty days after the Amendment Closing Date (or such later date as shall be acceptable to the Senior A Facility Agent in its sole discretion) deliver such Landlord Waivers and Bailee Waivers as the Senior A Facility Agent shall request in its sole discretion exercised reasonably.

Section 7.14. Real Property.

(a) It shall, and shall cause each of its Material Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them with respect to Real Property, except where the failure to so comply would not have a Material Adverse Effect; (ii) not modify, amend, cancel, extend or otherwise change any of the terms, covenants or conditions of any such Leases, except where such modification, amendment, cancellation, extension or change would not have a Material Adverse Effect; (iii) not assign or sublet any other Lease if such assignment or subletting would have a Material Adverse Effect; and (iv) provide the Facility Agents with a copy of each notice of default under any material Lease received by any Group Member immediately upon receipt thereof and deliver to the Facility Agents a copy of each notice of default sent by any Group Member under any Lease simultaneously with its delivery of such notice under such Lease.

(b) At least fifteen Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) in which the annual rental payments are anticipated to equal or exceed $500,000 or (ii) acquiring of any owned Real Property for a consideration exceeding $500,000, such Loan Party shall provide the Facility Agents written notice thereof. Upon written request of the Facility Agents, and to the extent it can practicably and legally do so (by reference to the laws of the jurisdiction of its incorporation and/or the laws of the jurisdiction where its relevant assets are located or which are binding upon it or its assets), such Loan Party shall execute and deliver to the Collateral Agent, for the benefit of the Secured Parties, immediately upon the acquisition of any such Lease or owned Real Property, a mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien upon any such Lease or Real Property, together with such other agreements, documents and instruments which the Collateral Agent deems reasonably necessary or desirable, the same to be in form and substance satisfactory to the Collateral Agent and to be subject only to (i) Liens permitted under Section 8.2 and (ii) such other Liens as the Collateral Agent may reasonably approve.

Section 7.15. Account Debtors. The Loan Parties shall instruct each Account Debtor or other Person obligated to make a payment to any Loan Party to make payment, or to continue to make payment, as the case may be, to a Blocked Account and will deposit in a Blocked Account all Proceeds received by such Loan Party from any other Person immediately upon receipt.

Section 7.16. Related Documents. Each of the Acquisition Entities will comply with its material obligations under the Related Documents to which it is a party. Each of the Acquisition Entities will ensure that appropriate action is taken to ensure receipt by the Group Member entitled thereto of any monies payable under the Related Documents, and will use commercially reasonable efforts to protect, maintain and enforce its rights under the Related Documents.

Section 7.17. [Intentionally Omitted]

Section 7.18. Syndication of the Facilities.

(a) It is understood and agreed that Memec Group Holdings and the Borrowers have engaged the Arrangers to syndicate all or a portion of JPMorgan’s and Barclays’ commitments to provide the Facilities to one or more financial institutions, reasonably acceptable to the Facility Agents and in consultation with the Applicable Memec Parent, that will become parties hereto pursuant to a syndication to be managed by the Arrangers. The Applicable Memec Parent and each of the Borrowers agree actively to assist the Arrangers in completing a timely and orderly syndication satisfactory to it, the Facility Agents and the Lenders. To assist the Arrangers in their syndication efforts, the Applicable Memec Parent and each Borrower agrees, upon the reasonable request of the Arrangers, to:

(i) make senior management and representatives available to attend meetings at reasonable times, upon reasonable notice, arranged by the Arrangers with Persons who have been invited by the Arrangers to participate in the Facilities;

(ii) participate at reasonable times and upon reasonable notice in presentations to prospective participants in the Facilities concerning the Borrowers and the Group and its and their subsidiaries and its and their activities; and

(iii) promptly provide all financial and other information (including the Projections) with respect to the Group and the other transactions contemplated hereby, in each case as reasonably requested by the Arrangers in connection with such syndication efforts.

(b) The Borrowers will supplement the information and the Projections from time to time until the completion of the syndication so that the information and the Projections remain correct without regard to when such information and Projections were made available, it being understood that the Arrangers may use and rely on the information and Projections without responsibility for independent verification thereof.

Section 7.19. Cash Management. The Loan Parties shall maintain through the term of the Facilities, with one or more Lenders, a cash management system, to the extent that to do so would not reasonably be expected to cause a material breach of any applicable Requirements of Law on the part of the relevant Group Member or its directors and except to the extent that the directors of a Group Member determine that such Group Member would have inadequate resources to meet the forecast cashflow requirements of such Group Member (which shall be determined by the board of directors of such Group Member, acting reasonably and in good faith, having regard to their responsibilities as directors under applicable Requirements of Law) and except to the extent that such Group Member would incur a material cost which it would not otherwise ultimately have incurred (after giving effect to any cost savings realized as a result of such cash management):

(i) to utilize their cash balances so as to (a) reduce amounts outstanding under the Revolving Credit Facility and any Ancillary Facilities or to minimize utilization of the Revolving Credit Facility and any Ancillary Facilities, (b) service the interest and principal payable on the Facilities and (c) pay any other Obligations due under this Agreement;

(ii) to the extent the applicable Group Member has not created security over such cash, to lend any cash exceeding the lesser of (a) $2,000,000 per applicable Group Member and (b) $10,000,000 in the aggregate for all applicable Group Members, to another Group Member which has created such security; and

(iii) if incorporated in a jurisdiction where a Lien over cash is being given pursuant to any Collateral Document, to ensure that, save as otherwise permitted by this Agreement or any of the Collateral Documents, all of its cash and Cash Equivalents exceeding the lesser of (a) $2,000,000 per Group Member and (b) $10,000,000 in the aggregate for all Group Members (including the cash and Cash Equivalents of such Group Members’ Subsidiaries) is kept in an account which is subject to security in favor of the Collateral Agent pursuant to the Collateral Documents.

Section 7.20. Initial Public Offering Retained Proceeds. The Borrowers will procure that not less than $25,000,000 of proceeds from the Initial Public Offering shall be retained on the appropriate balance sheet of members of the Group to be used for general corporate purposes.

Section 7.21. Disaster Recovery. The Group will implement, pursuant to the implementation schedule contained therein, disaster recovery systems and backup computer and other information management systems pursuant to the recommendations contained in the Disaster Recovery Report to protect the Group’s business against material interruption or loss or destruction of its primary computer and information management systems.

Section 7.22. Unlawful Financial Assistance Each of the Loan Parties will comply in all respects with any prohibitions against financial assistance under the laws of any applicable jurisdiction.

ARTICLE VIII

NEGATIVE COVENANTS

As long as any of the Obligations or the Commitments remain outstanding, without the written consent of the Requisite Lenders, the Applicable Memec Parent and each Borrower agrees (and each other Loan Party agrees (with respect to itself only) by virtue of its execution and delivery of a Collateral Document) with the Lenders and the Facility Agents that:

Section 8.1. Indebtedness. It will not, and will not permit any other Group Member to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(a) the Secured Obligations;

(b) [Intentionally Omitted];

(c) Guaranty Obligations incurred by any Group Member (i) in respect of Indebtedness of another Group Member otherwise permitted by this Section 8.1;

(d) Capital Lease Obligations and purchase money Indebtedness incurred by any Group Member to finance the acquisition of fixed assets in an aggregate outstanding principal amount not to exceed $20,000,000 at any time; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.4;

(e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (d) of this Section 8.1; provided, however, that any such renewal extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the applicable Group Member, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(f) Indebtedness arising from Intercompany Loans (i) from a Loan Party to any other Loan Party or (ii) from any Loan Party to any Group Member that is not a Loan Party; provided, however, that the Investment in such Intercompany Loan to such Group Member that is not a Loan Party is permitted by Section 8.3;

(g) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(h) Obligations under Interest Rate Contracts permitted or required hereunder;

(i) unsecured Indebtedness not otherwise permitted under this Section 8.1 in an aggregate outstanding principal amount not to exceed $25,000,000 at any time; provided however, that (A) in the case of Memec France, such unsecured Indebtedness shall not exceed an aggregate principal amount of $10,000,000 at any time outstanding and (B) in the case of Memec Germany, such unsecured Indebtedness shall not exceed an aggregate principal amount of $10,000,000 at any time outstanding;

(j) unsecured Indebtedness of the Group in the form of (a) the Shareholder Discount Bonds, (b) the Consortium Loans, (c) the Mezzanine Discount Bonds and (d) any Future Equity/Loan Stock, and in each case that is subordinated to the payment in full of the Obligations on terms satisfactory to the Facility Agents (all such Indebtedness which is permitted to be incurred pursuant to this clause (j) being “Shareholder Subordinated Debt”);

(k) Indebtedness arising from loans from any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(l) Indebtedness arising in the ordinary course of business of any Group Member in relation to its cash management arrangements, including in respect of any Daylight Facility Agreements, entered into in accordance with Section 7.19;

(m) Indebtedness that is subject to a Letter of Credit provided pursuant to the Revolving Credit Facility or that is incurred pursuant to an Ancillary Facility;

(n) Indebtedness arising pursuant to the Japanese Receivables Facilities;

(o) Indebtedness of Triangle Funding arising under the Asset-Backed Loan Agreement; and

(p) intercompany Indebtedness pursuant to the Tax Structuring Paper and the PWC Reorganization Paper.

Section 8.2. Liens, Etc. The Loan Parties will not, and will not permit any other Group Member to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the Original Closing Date and disclosed on Schedule 8.2 provided on the Original Closing Date;

(c) Customary Permitted Liens of the Group;

(d) purchase money Liens granted by any Group Member (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of such Group Member’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clauses (b) or (d) of this Section 8.2 without any change in the assets subject to such Lien;

(f) Liens in favor of lessors securing operating leases;

(g) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Loan Party; provided, however, that (i) the aggregate outstanding amount of such obligations and liabilities secured by such Liens shall not exceed $30,000,000 at any time, (ii) without duplication of the foregoing limit, the aggregate outstanding amount of such obligations and liabilities of Memec France secured by such Liens shall not exceed $10,000,000 at any time and (iii) without duplication of the foregoing limit, the aggregate outstanding amount of such obligations and liabilities of Memec Germany secured by such Liens shall not exceed $10,000,000 at any time;

(h) Liens existing (i) on any asset acquired by a Group Member after the Amendment Closing Date and subject to which such asset is acquired or (ii) on any asset of any Person which becomes a Group Member after the Amendment Closing Date; provided, however, that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, as the case may be, (y) such Lien shall not apply to any other property or assets of any other Group Member and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member, as the case may be; provided further, however, that in any event, such Liens are released within 90 days after such acquisition or such Person becoming a Group Member, as the case may be;

(i) Liens arising in connection with any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements with any banking institution for the purpose of netting debit and credit balances on bank accounts of the Group Members operated on a net balance basis;

(j) any title transfer or retention of title arrangement entered into by any Group Member (i) in the ordinary course of its trading activities and (ii) not in connection with the incurrence of any Indebtedness;

(k) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry; and

(l) Liens arising under or pursuant to any Receivables Purchase Agreement or the Asset-Backed Loan Agreement.

Section 8.3. Investments. The Loan Parties will not, and will not permit any other Group Member to, directly or indirectly make or maintain any Investment except:

(a) Investments existing on the Signing Date and disclosed on Schedule 8.3 to be provided on the Amendment Closing Date;

(b) Investments in cash and Cash Equivalents held in a Cash Collateral Account or a Control Account with respect to which the Collateral Agent for the benefit of the Secured Parties has a first priority perfected Lien;

(c) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business of the Group;

(d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;

(e) Investments by (i) any Loan Party in any other Loan Party, (ii) any Loan Party in connection with a Permitted Acquisition, (iii) a Subsidiary that is not a Loan Party in the Applicable Memec Parent or any other Subsidiary and (iv) the Applicable Memec Parent or any other Loan Party in any Subsidiary that is not a Loan Party; provided, however, that the Investments pursuant to this clause (iv) is in an aggregate outstanding principal amount not exceeding $25,000,000 at any time;

(f) loans or advances to employees of any Group Member in the ordinary course of business, which loans and advances shall not exceed the aggregate outstanding principal amount of $5,000,000 at any time;

(g) loans which constitute Indebtedness permitted pursuant to clauses (c), (k) and (l) of Section 8.1;

(h) Investments not otherwise permitted hereby in an aggregate outstanding amount not to exceed $5,000,000 at any time;

(i) [Intentionally Omitted];

(j) Investments in VAT Bonds in an aggregate amount not to exceed $15,000,000 at any time;

(k) Investments made pursuant to the Contribution Agreement;

(l) [Intentionally Omitted]; and

(m) Investments included in the Group’s business plan and reasonably approved by the Facility Agents, in an aggregate outstanding amount not to exceed $10,000,000 at any time.

Section 8.4. Sale of Assets. The Loan Parties will not, and will not permit any other Group Member to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person (any such disposition being an “Asset Sale”), except:

(a) the sale or disposition of Inventory in the ordinary course of business it being understood that transfers of Inventory between and among the Borrowers and any other Loan Party at cost, in accordance of past practice, shall be deemed to be a sale or disposition of Inventory in the ordinary course of business;

(b) the sale or disposition of Equipment which has become obsolete or is replaced in the ordinary course of business;

(c) the Lease or sublease of Real Property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement;

(d) assignments and licenses of intellectual property of the Group in the ordinary course of business;

(e) any Asset Sale (other than Stock in a Member of the Group) to a Loan Party and any Asset Sale consisting of Stock in a Member of the Group to a Loan Party;

(f) the sale of trade accounts receivable and related rights under the Receivables Purchase Facilities and pursuant to the Contribution Agreement;

(g) [Intentionally Omitted]; and

(h) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such sale pursuant to this clause (h), (i) the aggregate consideration received for the sale of all assets sold during any Fiscal Year shall not exceed $5,000,000, (ii) all Net Cash Proceeds of such Asset Sale are applied to the prepayment of the Obligations to the extent required by Section 2.10.

Section 8.5. Restricted Payments. The Loan Parties will not, and will not permit any other Group Member to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment or make any other payment or other distribution on account of such Group Member, either directly or indirectly, whether in cash or property, except:

(a) Restricted Payments (i) by any Subsidiary of a Loan Party to such Loan Party or any other Loan Party and (ii) by any Loan Party to any other Loan Party (except that no Restricted Payments may be made to the Applicable Memec Parent pursuant to this paragraph (a));

(b) cash dividends on the Stock of any Holding Company payable to any other Holding Company paid and declared in any Fiscal Year solely for the purpose of funding the following:

(i) ordinary operating expenses of the Holding Companies not in excess of $3,000,000 in the aggregate in any Fiscal Year, to finance the payment of annual fees under the Investment Agreement by Memec Group Holdings; and

(ii) payments by any Holding Company in respect of foreign, federal, state or local taxes owing by such Holding Company in respect of the Group, but not greater than the amount that would be payable by the Applicable Memec Parent, on a consolidated basis, if the Applicable Memec Parent were the taxpayer;

(c) [Intentionally Omitted];

(d) to the extent the Leverage Ratio for the Group at the time of any such payments shall not exceed 2.50 to 1.00, regularly scheduled payments of cash interest under the Midco Loan Agreement to finance similar payments by Memec Holdings in accordance with the terms of the Consortium Loan Agreements and/or Shareholder Subordinated Debt;

(e) the Permitted Refinancings;

(f) the Permitted IPO Payments;

(g) the Permitted Term B Payments;

(h) at any time until and upon the Initial Public Offering, payments of (i) principal and accrued interest in accordance with the terms of the Consortium Loan Agreements and/or Shareholder Subordinated Debt up to an aggregate amount equal to 12.50% of any Excess Cash Flow in respect of the Fiscal Year preceding the declaration of such dividend; provided, however, that if the Leverage Ratio as of the end of the Fiscal Year preceding the declaration of such dividend or the payment of such principal or interest is less than 2.00 to 1.00, such dividends may be declared and paid and/or such principal and interest may be paid, in an amount of up to 25% of any Excess Cash Flow for such preceding Fiscal Year, and/or (ii) costs and expenses incurred in connection with the Initial Public Offering and agreed between the Borrowers and the Facility Agents; and

(i) at any time after the Initial Public Offering, dividends on the Stock of Memec US PubCo (and dividends or distributions by Subsidiaries of Memec US PubCo to facilitate the payment thereof other than any such dividends and distributions which are derived directly or indirectly from the proceeds from any Revolving Loans) up to an aggregate amount equal to 50.0% of Consolidated Net Income for the Group in respect of the Fiscal Year preceding the declaration of such dividend; provided, however, that no borrowings under the Revolving Credit Facility may be used directly or indirectly for the purposes of paying any such dividends and distributions;

provided, however, that the Restricted Payments shall not be permitted if either (A) (x) in the case of Restricted Payments described in clause (h) above, a Default shall have occurred and be continuing or (y) in the case of any of the Restricted Payments described above, an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of any Group Member.

Section 8.6. Restriction on Fundamental Changes; Permitted Acquisitions. Except in connection with a Permitted Acquisition, the Permitted Reorganization or the Permitted IPO Reorganization, the Loan Parties will not, and will not permit any other Group Member to merge or consolidate with any Person (other than any other Loan Party).

Section 8.7. Change in Nature of Business. No Group Member will make any material change in the nature or conduct of its business if it would result in the business of the Group taken as a whole being materially different from that which it is on the date hereof, whether in connection with a Permitted Acquisition or otherwise.

Section 8.8. Transactions with Affiliates. The Loan Parties will not, and will not permit any other Group Member to, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of a Loan Party which is not also a Loan Party (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (ii) salaries and other employee compensation to officers or directors of such Group Members commensurate with current compensation levels; provided, however, that Memec Group Holdings shall not be prohibited under this Section 8.8 from entering into and performing under the Investment Agreement, the Consortium Loan Agreements and the Investor Discount Bonds, and Memec Limited shall not be prohibited under this Section 8.8 from entering into and performing under the MidCo Loan Agreement; provided further, however, that any payments thereunder shall not be permitted if either (i) an Event of Default or a Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (ii) such payments are prohibited under the terms of either of the Consortium Loan Agreements or the Investor Discount Bonds. To the extent payments under the Investment Agreement are prohibited pursuant to clause (i) or (ii) of this Section 8.8, fees thereunder may accrue and be paid by Memec Group Holdings when the events or circumstances causing such prohibition no longer continue.

Section 8.9. Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than pursuant to the Loan Documents and any agreements governing any purchase money Indebtedness or Capital Lease Obligations permitted by clause (b), (d), or (e) of Section 8.1 (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), the Loan Parties will not, and will not permit any other Group Members to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any Group Member or (b) enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement which requires other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations, except for (i) agreements entered into in the ordinary course of business as conducted at the date hereof, (ii) agreements relating to the granting of Customary Permitted Liens upon the assets subject to such Customary Permitted Lien and (iii) agreements relating to Liens upon Leases with an annual rental payment of less than $500,000 or owned Real Property of a value less than $500,000.

Section 8.10. Modification of Documents. The Loan Parties will not, and will not permit any other Group Member to, (a) change their capital structure (including in the terms of its outstanding Stock) or (b) otherwise amend (i) their Constituent Documents or (ii) the Investment Agreement, except for (A) changes and amendments which do not materially affect the rights and privileges of any Group Member, or the interests of the Facility Agents, the Collateral Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral, (B) changes and amendments required pursuant to the UK Receivables Agreement to preserve the Stamp Duty Group (as defined in the Asset-Backed Loan Agreement) and (C) changes and amendments required pursuant to the Permitted IPO Reorganization.

Section 8.11. Modification of Related Documents. The Loan Parties will not, and will not permit any other Group Member to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications which do not materially affect the rights and privileges of any Group Member under such Related Document, or the interests of the Secured Parties under the Loan Documents or in the Collateral) or (b) permit any breach or default to exist under any Related Document or take or fail to take any action thereunder, if to do so would have a Material Adverse Effect; provided, however, that the Receivables Transaction Documents may be amended for the purpose of (i) adding Accounts of Group Members organized in France and/or Germany, (ii) increasing the commitments thereunder by an aggregate amount not to exceed $50,000,000 (or such higher amount as may be agreed by the Requisite Lenders in their sole discretion) and (iii) facilitating the Permitted IPO Reorganization; provided further, however, that any such amended Receivables Transaction Documents shall be on substantially the same terms and conditions as on the Original Closing Date.

Section 8.12. Modification of Shareholder Subordinated Debt Agreements. The Loan Parties will not, and will not permit any other Group Member to, change or amend the terms of any Shareholder Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Shareholder Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Shareholder Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Shareholder Subordinated Debt; (d) change the redemption or prepayment provisions of such Shareholder Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; or (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Shareholder Subordinated Debt in a manner adverse in any material respect to any Group Member, either Facility Agent or any Lender; provided however, that the Shareholder Subordinated Debt Agreements may be amended for the purpose of facilitating the Permitted IPO Reorganization.

Section 8.13. Accounting Changes; Fiscal Year. The Loan Parties will not, and will not permit any other Group Member to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Facility Agents or (b) Fiscal Year.

Section 8.14. Margin Regulations. The Loan Parties will not, and will not permit any other Group Member to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

Section 8.15. Operating Leases; Sale/Leasebacks.

(a) The Loan Parties will not, and will not permit any other Group Member to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless that aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $25,000,000 in any Fiscal Year.

(b) The Loan Parties will not, and will not permit any other Group Member to, enter into any sale and leaseback transaction covering any property with an aggregate Fair Market Value in excess of $10,000,000.

Section 8.16. Cancellation of Indebtedness Owed to It. The Loan Parties will not, and will not permit any other Group Member to, cancel any claim or Indebtedness owed to it except in the ordinary course of business consistent with past practice.

Section 8.17. No Speculative Transactions. The Loan Parties will not, and will not permit any other Group Member to, engage in any transaction involving Hedging Contracts except as required by Section 7.12 or for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 8.18. Compliance with ERISA. The Loan Parties will not, and will not permit any other Group Member to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which would result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) an ERISA Event that would have a Material Adverse Effect.

Section 8.19. Environmental. The Loan Parties will not, and will not permit any other Group Member to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that no Group Member shall be deemed in violation of this Section 8.19 if, as the consequence of all such Releases, the Group would not incur Environmental Liabilities and Costs in excess of $15,000,000 in the aggregate.

Section 8.20. Cash Management Procedures. Following the determination and establishment of appropriate cash management procedures, the Loan Parties will not, and will not permit any other Group Member to, establish or maintain any cash management system (including deposit accounts and securities accounts) other than in accordance with the cash management procedures agreed between the Loan Parties and the Facility Agents pursuant to Section 7.19.

Section 8.21. Holding Company Status. Notwithstanding anything to the contrary contained in this Agreement, the Holding Companies shall not engage in any activities, own any assets or incur any Indebtedness or Guaranty Obligations other than (i) owning the Stock of their Subsidiaries, (ii) their activities incident to the performance of their obligations under this Agreement and the other Loan Documents and the Related Documents, (iii) other Guaranty Obligations and Indebtedness specifically permitted under Section 8.1, (iv) receipt of Restricted Payments permitted to be paid by Section 8.5 and (v) satisfaction of obligations for taxes.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1. Events of Default. Each of the following events shall be an Event of Default:

(a) Any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) Any Loan Party shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than the ones referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.1 or Section 6.2, Section 8.1 through Section 8.4 (inclusive), Section 8.8 or Section 8.21, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if, in the case of any such term, covenant or agreement that is capable of being remedied, such failure under this clause (ii) shall remain unremedied for 30 days (or, in the case of the failure to perform the covenant in Section 6.1(h), ten days) after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Facility Agents or any Lender; or

(e) (i) any Loan Party or any Material Subsidiary shall fail to make any payment on any of its Indebtedness (other than the Obligations or any Guaranty Obligation in respect of Indebtedness of any other Person) or Hedging Contracts having a principal amount of $5,000,000 or more, within five Business Days after the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist and remain unremedied for five Business Days under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness or Hedging Contract or for the maturity of such Indebtedness or Hedging Contract to become capable of acceleration; or (iii) any such Indebtedness or Hedging Contract shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and is not paid, prepaid or repurchased within five Business Days after the date becoming declared to be due and payable; or

(f) any Loan Party or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party or any Material Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, administration, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, administrative receiver, administrator, manager, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against any Loan Party or any Material Subsidiary (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of thirty days or any of the actions sought in such proceedings shall occur; or any Loan Party or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (f); or

(g) one or more judgments or orders (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $5,000,000 in the case of a money judgment, to the extent not covered by insurance, shall be rendered against any Loan Party or one or more Material Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any execution, distress or similar proceeding is levied against, or a lienholder takes possession of, the whole or a material part (having a value of more than $5,000,000 of the property, undertaking or assets of any Loan Party or any Material Subsidiary which are not discharged within 21 days of commencement; or

(i) by or under the authority of any Governmental Authority, (a) the management of any Loan Party or any Material Subsidiary is wholly or partially displaced, or (b) the authority of any Loan Party or any Material Subsidiary in the conduct of its business is wholly or partially curtailed, or (c) all or a majority of the issued shares of any Loan Party or any Material Subsidiary or the whole or any part (the book value of which is 20% or more of the book value of the whole) of its revenues or costs is seized, nationalized or compulsorily acquired; or

(j) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, could have a Material Adverse Effect; or

(k) any breach by any of the Loan Parties of any of the provisions of the Priorities Intercreditor Agreement which, in the opinion of the Requisite Senior Lenders, is prejudicial to their position thereunder; or

(l) any provision of any Collateral Document or any Guaranty after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding, or enforceable against, on any Loan Party thereto; or

(m) any Collateral Document shall for any reason cease to create a valid Lien on any of the Collateral purported to be covered thereby or except as permitted by the Loan Documents, such Lien shall cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(n) the Group as a whole ceases to carry on any material part of the business if to do so would result in the business of the Group taken as a whole being materially different from that which it is on the Signing Date;

(o) the Authorized Accountants qualify the audited consolidated Financial Statements of the Group;

(p) except to the extent specifically permitted by this Agreement, (i) Memec Group Holdings carries on any business other than that of holding all of the issued shares in Memec Limited or incurring liabilities other than pursuant to the Loan Documents or any Related Document to which it is a party, (ii) Memec Limited carries on any business other than that of holding all of the issued shares in Overseas Holding and Memec or incurring liabilities other than pursuant to the Loan Documents or any Related Document to which it is a party, (iii) Overseas Holding carries on any business other than that of holding all of the issued shares in the Overseas Operating Companies or incurring liabilities other than pursuant to the Loan Documents or any Related Document to which it is a party or (iv) Memec LLC carries on any business other than that of holding all of the issued shares in the American Operating Companies or incurring liabilities other than pursuant to the Loan Documents or any Related Document to which it is a party; or

(q) there shall occur any Change of Control; or

(r) subsequent to the Amendment Closing Date, any event or circumstance shall occur which has a Material Adverse Effect; or

(s) there shall be declared the Termination Date pursuant to (and as defined in) the Asset-Backed Loan Agreement before its re-scheduled maturity in October 2007; or

(t) any Group Member shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against any Group Member based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Group is likely to incur Environmental Liabilities and Costs in excess of $15,000,000 in the aggregate.

Section 9.2. Remedies. During the continuance of any Event of Default, the Senior A Facility Agent (a) may, and shall at the request of the Requisite Senior Lenders (or, to the extent provided in the Priorities Intercreditor Agreement, by the Requisite Senior Lenders and/or the Requisite Term B Lenders), by notice to the Applicable Memec Parent declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to issue any Letter of Credit shall immediately terminate, and/or (b) may and shall at the request of the Requisite Senior Lenders (or, to the extent provided in the Priorities Intercreditor Agreement, by the Requisite Senior Lenders and/or the Requisite Term B Lenders), by notice to the Applicable Memec Parent, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Event of Default specified in Section 9.1(f), (i) the Commitments of each Lender to make Loans and of each Lender and Issuer to issue or participate in Letters of Credit shall automatically be terminated and (ii) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Facility Agents and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3. Actions in Respect of Letters of Credit and Ancillary Facilities. Upon the Revolving Credit Termination Date or as required by Section 2.10(f) and Section 2.10(h) the Borrowers shall pay to the Senior A Facility Agent in immediately available funds at the Senior A Facility Agent’s office referred to in Section 11.8, for deposit in a Cash Collateral Account, an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations and Ancillary Outstandings. The Senior A Facility Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.14(f), as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations and Ancillary Outstandings. The Senior A Facility Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4. Rescission. If at any time after termination of the Commitments and/or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1, then upon the written consent of the Requisite Lenders and written notice to the Borrowers, the termination of the Commitments and/or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE FACILITY AGENTS; THE AGENTS

Section 10.1. Authorization and Action.

(a) Each Lender and each Issuer hereby appoints J.P. Morgan Europe Limited as the Senior A Facility Agent and Barclays Bank PLC as the Senior B Facility Agent hereunder and each Lender and each Issuer authorizes the Applicable Facility Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Applicable Facility Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Applicable Facility Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Applicable Facility Agent is a party and to exercise all rights, powers and remedies that the Applicable Facility Agent may have under such Loan Documents and that under the Collateral Documents the Applicable Facility Agent is acting as agent for the Lenders, Issuers and the other Secured Parties. Each Lender and each Issuer hereby appoints JPMorgan as the Collateral Agent and hereby authorizes the Collateral Agent to act as Collateral Agent on its behalf in accordance with the terms of this Agreement and the other Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Applicable Facility Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Applicable Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Applicable Facility Agent shall not be required to take any action which (i) the Applicable Facility Agent in good faith believes exposes it to personal liability unless the Applicable Facility Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Applicable Facility Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents. For the avoidance of doubt, in the absence of instructions from the Applicable Requisite Lenders, the Applicable Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the relevant Lenders.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Applicable Facility Agent is acting solely on behalf of the relevant Lenders and the Issuers and its duties are entirely administrative in nature. The Facility Agents do not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Facility Agents and/or the Collateral Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees, or by or through any of its Affiliates.

(d) Except to the extent set forth in Section 7.18, and notwithstanding anything to the contrary contained in this Agreement, (i) the Syndication Agent is a Lender designated as “Syndication Agent” for title purposes only and (ii) the Arrangers have been so designated for title purposes only, and in such capacities neither shall have any obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer nor shall the Syndication Agent have any rights separate from its rights as a Lender except as expressly provided in this Agreement.

(e) It is understood and agreed that (i) no additional arrangers or agents will be appointed and no other titles awarded in connection with the Facilities without the approval of the Facility Agents and the Arrangers and (ii) no Lender or other Person will receive compensation outside the terms of this Agreement or the Fee Letters in order to obtain its commitment to participate in the Facilities; provided however that the Arrangers may invite one or more financial institutions selected by them, following consultation with the Applicable Memec Parent, to join them as an underwriter and share the commitment to provide the Facilities.

Section 10.2. Facility Agents, Reliance, Etc. Neither the Facility Agents nor any of its Affiliates or any of the respective directors, officers, agents or employees of the Facility Agents or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Facility Agents: (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2; (b) may rely on the Register to the extent set forth in Section 11.1(c); (c) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), the Authorized Accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, Authorized Accountants or experts; (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Group Member in or in connection with this Agreement or any of the other Loan Documents; (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Group Member, or the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3. Each Facility Agent Individually. With respect to its Ratable Portion, J.P. Morgan Europe Limited and Barclays Bank PLC shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Facility Agents in their respective individual capacity as a Lender or as one of the Requisite Lenders. J.P. Morgan Europe Limited and Barclays Bank PLC and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Group Member as if it were not acting as a Facility Agent.

Section 10.4. Lender Credit Decision. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Facility Agents or any other Lender conduct its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Facility Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 10.5. Indemnification. Each Lender agrees to indemnify the Facility Agents and each of their respective Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Facility Agents or any of their respective Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Facility Agents under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agents’ or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Facility Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of legal counsel) incurred by the Facility Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Facility Agents are not reimbursed for such expenses by the Borrowers or another Loan Party.

Section 10.6. Successor Facility Agents. Either Facility Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Applicable Requisite Lenders shall have the right to appoint a successor Applicable Facility Agent. If no successor Applicable Facility Agent shall have been so appointed by the Applicable Requisite Lenders, and shall have accepted such appointment, within thirty days after the retiring Applicable Facility Agent’s giving of notice of resignation, then the retiring Applicable Facility Agent may, on behalf of the Lenders, appoint a successor Applicable Facility Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Facility Agent by a successor Facility Agent, such successor Facility Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Facility Agent’s resignation hereunder as Facility Agent, the retiring Facility Agent shall take such action as may be reasonably necessary to assign to the successor Facility Agent its rights as Facility Agent under the Loan Documents. After such resignation, the retiring Facility Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Facility Agent under this Agreement and the other Loan Documents.

Section 10.7. Concerning the Collateral and the Collateral Documents.

(a) Each Lender and each Issuer agrees that any action taken by the Facility Agents, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Facility Agents, the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to: (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents; (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Loan Party; (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Collateral Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to any Loan Party’s respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuer; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Collateral Agent for the benefit of the Secured Parties (and/or in the case of clause (iii) below, to not take a Lien for the Benefit of the Secured Parties):

(i) against all of the Collateral upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited in a Cash Collateral Account or a back-up letter of credit has been issued, in either case on terms satisfactory to the Collateral Agent and the applicable Issuers);

(ii) against any assets that are subject to a Lien permitted by Section 8.2(d)or Section 8.2(e);

(iii) against any Receivables (as defined in the Receivables Purchase Agreement), any Related Security (as defined in the Receivables Purchase Agreement) and any collections with respect to the foregoing, of the Group to the extent such Receivables, Related Security and collections are sold by the Group into the Receivables Purchase Facility as permitted by Section 8.4(f) and in accordance with the Receivables Purchase Agreement in accordance with the documentation therefor; excluding, however, any Receivables, Related Security and/or collections sold into the Receivables Purchase Facility and subsequently sold back to the Group in connection with and pursuant to the terms of the Receivables Purchase Agreement; provided, however, that following the occurrence and during the continuance of a Termination Event (as defined in the Receivables Purchase Agreement), the Collateral Agent is directed to take such Liens; and

(iv) against any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) or, if not pursuant to such sale or disposition, against Collateral with a book value of up to $100,000, if such release is consented to by the Collateral Agent, or any part of the Collateral in excess of such amount if such release is consented to by all the Lenders.

Each of the Lenders and the Issuers hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

Section 10.8. Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation which arises under any Hedging Contract or any Daylight Facility Agreement or which is otherwise owed to Persons other than the Collateral Agent, the Facility Agents, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that: (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation; and (iii) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Secured Party (except the Collateral Agent, the Facility Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and (v) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 11.6.

Section 10.9. Income and Corporation Taxes Act 1988. Each Lender represents to the Facility Agents (on the date hereof, or, in the case of a Lender which becomes a party hereto pursuant to Section 11.2, on the date on which the relevant transfer or assignment becomes effective) that either: (i) it is not resident for tax purposes in the United Kingdom and will be (when Loans are made) or is beneficially entitled to the Loans and the interest thereon; or (ii) it is a “bank” as defined for the purposes of Section 840A of the Income and Corporation Taxes Act 1988 and will be (when Loans is made) or is beneficially entitled to the Loans and interest thereon, and each Lender in favor of the Facility Agents undertakes to notify the Facility Agents promptly if there is any change in its position from that set out above.

Section 10.10. Joint and Several Creditorship. For the purposes of taking security in the Netherlands, the Collateral Agent shall be the joint and several creditor (together with each Lender and Issuer) of each and every Obligation of any Loan Party towards such Lender or Issuer so that, accordingly, the Collateral Agent will have its own independent right to demand performance by the relevant Loan Party of those Obligations and such Obligations will be discharged by and to the extent of any discharge thereof either to the Collateral Agent or to the relevant Lender or Issuer, as the case may be.

Section 10.11. Covenant to Pay. Each Loan Party covenants in favor of the Collateral Agent with the agreement of each Lender and Issuer to pay the Obligations to the Collateral Agent as joint and several creditor thereof when and to the extent due from it under the terms of the Loan Documents, except that each Loan Party may also, subject to the terms of this Agreement, until otherwise notified by the Collateral Agent, pay such Obligations directly to the relevant Lender or Issuer, as the case may be, and each such payment will constitute a pro rata discharge of the covenant to pay in favor of the Collateral Agent set forth herein.

Section 10.12. Concerning Alternative Currencies. Each Lender authorizes the Facility Agents, in its reasonable discretion, to undertake procedures of an administrative nature and otherwise consistent with the terms and conditions of this Agreement, in respect of Borrowings of Alternative Currency Loans, in order that the Borrowers will have the full opportunity to benefit from the full amount of the Alternative Currency Lenders’ Alternative Currency Commitments.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Amendments, Waivers, Etc.

(a) Any amendments or waivers of any provision of this Agreement or any other Loan Document shall be made, or consent to any departure by any Loan Party therefrom shall be given, in accordance with Section 10.1 of the Priorities Intercreditor Agreement.

(b) The Facility Agents may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as a Facility Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Facility Agent (in its capacity as a Lender) or an Eligible Assignee that is acceptable to the Facility Agent shall have the right with such Facility Agent’s consent and in the Facility Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such Facility Agent’s request, sell and assign to the Facility Agent (in its capacity as a Lender) or such Eligible Assignee, all of the Commitments, Term Loans and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(d) In connection with any proposed amendment, modification or waiver of Section 5.1, Section 5.2 or Section 5.3 as in effect on the Amendment Closing Date, the approval of any such amendment, modification or waiver of such sections shall require (i) in the case of a breach of a financial covenant in respect of the Senior A Term Facility or Revolving Credit Facility, only the consent of the Requisite Senior Lenders and (ii) in the case of a breach of a financial covenants in respect of the Senior B Term Facility, only the consent of the Requisite Term B Lenders.

Section 11.2. Assignments, Participations, Additional Borrowers and Additional Loan Parties.

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans and the Letters of Credit); provided, however, that (i) (A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) no assignment shall be effected if, as a consequence of that assignment, the combined Commitments of a Lender (aggregating the interests of all related Funds as though the interests were of a single Fund so that individual Approved Funds may have Total Commitments of less than $2,500,000 if the Total Commitments for all related Funds together are at least $2,500,000) would be less than the Dollar Equivalent $2,500,000, (iii) such assignment shall be subject to the prior consent of the Applicable Facility Agent and, in the case of Revolving Loans and Letters of Credit, the prior consent of each Issuer.

(b) The parties to each assignment shall execute and deliver to the Applicable Facility Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon such execution, delivery, acceptance and recording and the receipt by the Applicable Facility Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) Each Facility Agent shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan

Parties, the Facility Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Facility Agents or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Applicable Facility Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the Applicable Facility Agent, new Notes to the order of such assignee in an amount equal to the Commitments and Term Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Term Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Term Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1, B-2 or B-3 hereto, as applicable.

(e) In addition to the other assignment rights provided in this Section 11.2, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (i) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrowers or the Facility Agents and (ii) any trustee for the benefit of the holders of such Lender’s Securities; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder.

(f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.7(b). In the event of the sale of any participation by any Lender, (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this

Agreement, and (D) the Borrowers, the Facility Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.15(d), Section 2.16 and Section 2.17 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to pay to any participant of any interest of any Lender, under Section 2.15(d), Section 2.16 or Section 2.17, any sum in excess of the sum which the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(g) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Facility Agents, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(h) If (i) a Lender or Issuer sells, transfers, negotiates or assigns any of its rights or obligations hereunder or changes its Lending Office and (ii) as a result of circumstances existing on the date of such sale, transfer, negotiation, assignment or change occurs, a Borrower would be obligated to make a payment to a Lender or new Lender or an Issuer or new Issuer acting through its Lending Office under Section 2.15(c), Section 2.15(d), Section 2.16 or Section 2.17, then such Lender or new Lender or Issuer or new Issuer acting through its new Lending Office shall only be entitled to receive payments under Section 2.15(c), Section 2.15(d), Section 2.16 or Section 2.17,, to the same extent the existing Lender or Issuer would have been so entitled had the sale, transfer, negotiation, assignment or change not occurred.

(i) The Applicable Memec Parent may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i) all the Lenders approve the addition of that Subsidiary as an Additional Borrower;

(ii) the Applicable Memec Parent delivers to the Facility Agents a duly completed and executed Accession Agreement;

(iii) the Applicable Memec Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv) the Facility Agents have received all of the documents and other evidence listed in Section 3.1 and Section 3.2 in relation to that Additional Borrower, including such legal opinions in respect of such Additional Borrower as the Facility Agents may reasonably require, each in form and substance reasonably satisfactory to the Facility Agents; and

(v) the Facility Agents shall have notified the Applicable Memec Parent and the Lenders promptly upon being satisfied that they have received (in form and substance satisfactory to it) all the documents and other evidence listed in Section 3.1 and Section 3.2 in relation to that Additional Borrower.

(j) The Applicable Memec Parent may request that any member of the Group becomes an Additional Loan Party. That member of the Group shall become an Additional Loan Party if:

(i) all the Lenders approve the addition of that member of the Group as an Additional Loan Party;

(ii) the Applicable Memec Parent delivers to the Facility Agents a duly completed and executed Accession Agreement;

(iii) the Applicable Memec Parent confirms that no Default is continuing or would occur as a result of that member of the Group becoming an Additional Loan Party;

(iv) the Facility Agents have received all of the documents and other evidence listed in Section 3.1 and Section 3.2 in relation to that Additional Loan Party, including such legal opinions in respect of such Additional Loan Party as the Facility Agents may reasonably require, each in form and substance reasonably satisfactory to the Facility Agents; and

(v) the Facility Agents shall have notified the Applicable Memec Parent and the Lenders promptly upon being satisfied that they have received (in form and substance satisfactory to it) all the documents and other evidence listed in Section 3.1 and Section 3.2 in relation to that Additional Loan Party.

Section 11.3. Costs and Expenses.

(a) The Borrowers agree upon demand to pay, or reimburse each Facility Agent for, all of such Facility Agent’s reasonable external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of such Facility Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by such Facility Agent in connection with (i) such Facility Agent’s audit and investigation of the Group in connection with the preparation, negotiation and execution of the Loan Documents and such Facility Agent’s and the Collateral Agent’s periodic audits of the Group and the Collateral, as the case may be; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to such Facility Agent’s rights and responsibilities hereunder and under the other Loan Documents; (v) the preservation of any of the rights of such Facility Agent, the Issuers and the Lenders under any of the Loan Documents and (vi) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b) The Borrowers further agree, jointly and severally, to pay or reimburse each Facility Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees incurred by such Facility Agent, such Lenders or Issuers (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party or any other Group Member and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents or Related Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

Section 11.4. Indemnities.

(a) The Borrowers agree to indemnify and hold harmless each Facility Agent, the Collateral Agent, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits and reasonable costs, disbursements and expenses of any kind or nature (including reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby, including the arrangement and syndication of the

Facilities (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, Indemnified Matters include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of any Group Member involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Group Member; (iii) any costs or liabilities incurred in connection with any Environmental Lien; (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and applicable state property transfer laws, whether, with respect to any of such matters, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Group Member, or the owner, lessee or operator of any property of any Group Member by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent incurred following (A) foreclosure by the such Facility Agents, any Lender or any Issuer, or either Facility Agent, any Lender or any Issuer having become the successor in interest to any Group Member, and (B) attributable solely to acts of such Facility Agent, such Lender or such Issuer or any agent on behalf of such Facility Agent or such Lender.

(b) The Borrowers shall indemnify the Facility Agents, the Collateral Agent, the Lenders and each Issuer for, and hold the Facility Agents, the Collateral Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Facility Agents, the Collateral Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any other Group Member in connection with the transactions contemplated by this Agreement.

(c) Each Facility Agent, each Lender and each Issuer agree that in the event that any such investigation, litigation or proceeding set forth in clause (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, Facility Agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Borrowers in writing.

(d) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrowers, in any event, may participate in the defense thereof with legal counsel of the Borrowers’ choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrowers shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrowers’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(e) The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5. Limitation of Liability. The Borrowers agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Loan Party, on its own behalf and on behalf of the other Group Members, hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrowers against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.

Section 11.7. Sharing of Payments, Etc.

(a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any Loans made by it (other than pursuant to Section 2.15, Section 2.16 or Section 2.17) in excess of its Ratable Portion of payments obtained by all the Lenders on account of such Obligations, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c) The Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 11.8. Notices, Etc. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:

(a) if to any Borrower:

Memec Group Holdings Limited

17 Thame Park Road

Thame, Oxfordshire OX9 3XD

Attention:        Group Treasurer

Telecopy no:    (011+44) 1844-261-683

(b) if to any Lender, at the notice address specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

(c) if to any Issuer, at the address set forth under its name on Schedule II; and

(d) if to the Senior A Facility Agent:

J.P. Morgan Europe Limited

125 London Wall

London, England EC2Y 5AJ

Attention:        Caroline Walsh

Telecopy no:    (011+44) 207-777-2360

with a copy to:

JPMorgan Chase Bank

125 London Wall

London, England EC2Y 5AJ

Attention:        Supriya Saxena

Telecopy no:    (011+44) 207-777-4548

and

(e) if to the Senior B Facility Agent

Barclays Bank PLC

Global Loans and Syndications-Agency Division

7th Floor

5 The North Colonnade

Canary Wharf

London, England E14 4BB

Attention:        Antony Girling

Telecopy no:    (011+44) 207-773-4893

or at such other address as shall be notified in writing (i) in the case of the Applicable Memec Parent and the Applicable Facility Agent, to the other parties and (ii) in the case of all other parties, to the Applicable Memec Parent and the Applicable Facility Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device); provided, however, that notices and communications to the Applicable Facility Agent pursuant to Article II or X shall not be effective until received by the Applicable Facility Agent. Any notice to be given to any Borrower or to any Loan Party pursuant to any Loan Document shall be given to the Applicable Memec Parent, and if given to the Applicable Memec Parent in the manner set forth in this Section 11.8 such notice shall be deemed to be effective notice to all Borrowers and all Loan Parties, as the case may be.

Section 11.9. No Waiver; Remedies. No failure on the part of any Lender, Issuer or Facility Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Facility Agents and when the Facility Agents shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Facility Agents and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12. Submission to Jurisdiction; Service of Process.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrowers hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation, 111 Eighth Avenue, New York, New York 10011 (telephone no: (212) 894-8440) (telecopy no: (212) 894-8790) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Borrower at its address specified in Section 11.8. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.12 shall affect the right of either Facility Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Facility Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by such Applicable Facility Agent at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13. Waiver of Jury Trial. EACH OF THE FACILITY AGENTS, THE LENDERS, THE ISSUERS AND BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14. Marshaling; Payments Set Aside. None of the Facility Agents, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Facility Agents, the Lenders or the Issuers or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 11.16. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.

Section 11.17. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Applicable Memec Parent and the Facility Agents.

Section 11.18. Confidentiality.

(a) Each Lender, each Issuer and each Facility Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s, such Issuer’s or the such Facility Agent’s, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s or such Facility Agent’s, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or such Facility Agent, as the case may be, on a non-confidential basis from a source other than a Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants or any actual or potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, who agree to be bound by the provisions of this Section 11.18.

(b) The Borrowers agree that the terms of this Agreement will not be disclosed by them to any Person (other than their direct and indirect shareholders, officers, directors, employees, accountants, attorneys and other advisers and on a confidential basis). Notwithstanding the foregoing, (i) the Borrowers may file a copy of this Agreement (provided, however, that they do not file documents containing the fees set out herein or in the Fee Letters) in any public record in which it is required by law to be filed and (ii) the Borrowers may make such other public disclosures of the terms and conditions of this Agreement as they are required by law or by regulation to make or as may be necessary in connection with any legal proceedings relating to this Agreement.

(c) The Borrowers acknowledge and agree that the Facility Agents, the Collateral Agent, the Arrangers and the Lenders, and any of their respective subsidiaries, affiliates or parent undertakings (each an “Underwriting Entity”) may be providing financing or other services to other Persons with whom you may have conflicting interests in respect of the Facilities or otherwise. None of the Underwriting Entities will furnish confidential information obtained from you to any of its other customers or other Underwriting Entities (save in the case of any such other Underwriting Entity on a “need to know” basis but subject to complying with the Chinese wall rules then applied by the relevant Underwriting Entities when transacting in a potentially conflicting situation) and no Underwriting Entity will use such confidential information in connection with its services for any other customer. Equally, none of the Underwriting Entities will make available to you confidential information that it obtained or may obtain from any other customer.

Section 11.19. Loss Sharing.

(a) Notification. Not later than five Business Days after the Enforcement Date, the Senior A Facility Agent shall prepare an Enforcement Date Notice and send one copy to each Lender.

(b) Contents of Enforcement Date Notice. The Enforcement Date Notice shall set out: (i) the proportion which the Commitments of each Lender under the Facilities at the Enforcement Date bears to the total Commitments of all the Lenders at the Enforcement Date; (ii) the proportion which the Revolving Credit Outstandings and Term Loan Outstandings of each Lender at the Enforcement Date bears to the Revolving Credit Outstandings and Term Loan Outstandings of all the Lenders at the Enforcement Date; (iii) the amount in Dollars required to be paid or received by each Lender in order to ensure that its proportion referred to in the foregoing clause (ii) will be the same as its proportion referred to in the foregoing clause (i).

(c) Adjustment. Where Facilities or Indebtedness are not denominated in Dollars, the amounts shall be notionally converted into Dollars at the spot selling rate of the Senior A Facility Agent for the sale of Dollars for the other currency concerned, in similar amounts on the Enforcement Date.

(d) Payments.

(i) Promptly upon receipt of an Enforcement Date Notice showing a payment (an “equalization payment”) due from it as specified in clause (b) of this Section 11.19, the recipient Lender shall pay or cause to be paid to the Senior A Facility Agent in Dollars the full amount of the payment.

(ii) The Senior A Facility Agent shall, as soon as practicable out of the aggregate of monies paid to it under the foregoing clause (i), make payments to each Lender entitled to a credit pursuant to the Equalization Notice (an “equalization credit”) due to it, of the amount of the equalization credit.

(e) Application of Equalization Credits.

(i) Where any Lender receives an equalization credit, it shall not apply the whole or any part of it in or towards satisfaction of the relevant Indebtedness but shall instead place the funds on a suspense account unless otherwise agreed by all the Lenders.

(ii) Equalization credits are payments only between the Secured Parties and shall not reduce, discharge or otherwise affect, or be deemed to reduce, discharge or otherwise affect, any Indebtedness owing by any Loan Party to any Secured Party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEMEC GROUP HOLDINGS LIMITED

By:	/s/ D. M. ASHWORTH
Title:	CEO

MEMEC HOLDINGS LIMITED

By:	/s/ DOUG LINDROTH
Title:	CFO

MEMEC GROUP LIMITED

By:	/s/ E. KRAWITT
Title:	Group Treasurer

SIGNATURE PAGE 1 OF 3 TO

AMENDED AND RESTATED CREDIT AGREEMENT

J.P. MORGAN PLC

as Mandated Lead Arranger

By:	/s/ [ILLEGIBLE]
Title:

JPMORGAN CHASE BANK

as a Revolving Credit Lender, as a Term A Loan Lender and as an Issuer

By:	/s/ [ILLEGIBLE]
Title:

J.P. MORGAN EUROPE LIMITED

as Senior A Facility Agent

By:	/s/ [ILLEGIBLE]
Title:

JPMORGAN CHASE BANK

as Collateral Agent

By:	/s/ [ILLEGIBLE]
Title:

SIGNATURE PAGE 2 OF 3 TO

AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS CAPITAL,
the investment banking division of Barclays Bank PLC

as Mandated Lead Arranger

By:	/s/ [ILLEGIBLE]
Title:	Director

BARCLAYS BANK PLC

as a Term B Loan Lender

By:	/s/ [ILLEGIBLE]
Title:	Director

BARCLAYS BANK PLC

as Senior B Facility Agent

By:	/s/ [ILLEGIBLE]
Title:	Director

BARCLAYS CAPITAL,
the investment banking division of Barclays Bank PLC

as Syndication Agent

By:	/s/ [ILLEGIBLE]
Title:	Director

SIGNATURE PAGE 3 OF 3 TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE I TO

AMENDED AND RESTATED CREDIT AGREEMENT

Commitments of Lenders

amended as of May 5, 2004

(Term Loan Commitments reflect outstanding Term Loans on such date)

Lender	Revolving Credit Commitment	Alternative Currency Commitment for Revolving Loans	Term Loan A Commitment	Term Loan B Commitment
JPMorgan Chase Bank	$50,000,000	$30,000,000[1]	$50,000,000	$50,000,000
Barclays Bank PLC	$50,000,000	$30,000,000[1]	$50,000,000	$50,000,000

Total	$100,000,000	$60,000,000	$100,000,000	$100,000,000

[1]	Available in all Alternative Currencies
[2]	Available in Sterling/Euro

SCHEDULE I TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE II TO

AMENDED AND RESTATED CREDIT AGREEMENT

Lending Offices and Addresses of Lenders

JPMorgan Chase Bank

Address for Notices	JPMorgan Chase Bank
125 London Wall
London, England EC2Y 5AJ
Attention: Supriya Saxena
Telecopy no: (011+44) 207-777-4548

with a copy to:

J.P. Morgan Europe Limited
125 London Wall
London, England EC2Y 5AJ
Attention: Caroline Walsh
Facsimile No. (011+44) 207-777-2360

Lending Office	270 Park Avenue
New York, New York 10017

Barclays Bank PLC

Address for Notices	Barclays Bank PLC
Global Loans and Syndications-Agency Division
7th Floor
5 The North Colonnade
Canary Wharf
London, England E14 4BB
Attention: Antony Girling
Telecopy no: (011+44) 207-773-4893

Lending Office	222 Broadway, 8th Floor
New York, New York 10038

SCHEDULE II TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1.1(a) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Part I – Original Closing Date

Collateral Documents

Jurisdiction	Document	Executing Parties
United States	Borrower Security Agreement	Memec, LLC

	Guarantor Security Agreement	Insight Electronics, LLC Unique Semiconductor Technologies, Inc. Impact Semiconductor Technologies, LLC Memec US Holdings, Inc. Insight Components (Canada) Inc.

	Intercreditor Agreement	Memec Group Limited Memec UK Limited Memec, LLC Insight Electronics, LLC Impact Semiconductor Technologies, LLC Unique Semiconductor Technologies, Inc.

Guaranty

Memec, LLC

Insight Electronics, LLC

Unique Semiconductor Technologies, Inc.

Impact Semiconductor Technologies, LLC

Memec Group Holdings Limited

Memec Holdings Limited

Memec Group Limited

Memec Overseas Holdings Limited

Memec US Holdings, Inc. (formerly known as EAS Holdings, Inc.)

Memec Europe Limited

Memec UK Limited

Thame Properties Limited

Memec Ireland Limited

Memec Electronic Components (AP) Limited

Memec GmbH

Memec Holding B.V.

Memec Japan KK

Memec France SAS

Memec (Asia Pacific) Limited

Memec AG

Insight Components (Canada) Inc.

Memec (Memory and Electronic Components) Israel Limited

	Guaranty Supplement	Memec Pty Limited

	Guaranty Supplement	Unique Technology Components Pty Limited

SCHEDULE 1.1(a) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Jurisdiction	Document	Executing Parties
	Guaranty Supplement	Insight Electronics Pty Limited

	Guaranty Supplement	Impact Components Pty Limited (formerly known as Advanced Components Distributors Pty Limited)

United Kingdom	Debenture	Memec Group Holdings Limited Memec Holdings Limited Memec Group Limited Memec Overseas Holdings Limited Memec Europe Limited Memec UK Limited Thame Properties Limited

	Subordination Agreement	Memec Group Limited Memec Holdings Limited

Germany	Share Pledge Agreement	Memec Overseas Holdings Limited

	Security Transfer Agreement (machinery)	Memec GmbH

	Security Transfer Agreement (inventory/raw materials)	Memec GmbH

	Security Transfer Agreement (inventory/raw materials)	Memec Europe Limited

	Inter-Group Assignment Agreement	Memec GmbH

	Global Assignment Agreement	Memec GmbH

France	Business Pledge Agreement	Memec France SAS

	Agreement for the Pledge of Account of Financial Instruments	Memec Overseas Holdings Limited

Hong Kong	Debenture	Memec (Asia Pacific) Limited

	Debenture	Memec Electronic Components (AP) Limited

	Share Security Deed	Memec Group Limited

	Share Security Deed	Memec Holding B.V.

Japan	Share Pledge Agreement	Memec Overseas Holdings Limited

	Pledge of Intangible Personal Property	Memec Japan KK

	Fiduciary Transfer of Tangible Personal Property	Memec Japan KK

The Netherlands	Pledge of Shares	Memec Overseas Holdings Limited

Switzerland	Share Pledge Agreement over shares in Memec AG	Memec Overseas Holdings Limited

	Share Pledge Agreement over shares in Memec Inicore Holding AG	Memec Overseas Holdings Limited

2

Jurisdiction	Document	Executing Parties
	Share Pledge Agreement over shares in Memec Inicore AG	Memec Inicore Holding AG

	General Pledge Agreement	Memec AG

	General Pledge Agreement	Memec Inicore AG

	General Pledge Agreement	Memec Inicore Holding AG

	Assignment of Trade Receivables	Memec AG

Israel	Floating Charge	Memec (Memory and Electronic Components) Israel Limited

	Fixed Charge (Shares)	Memec Holding B.V.

	Negative Pledge	NSD Pty Limited

Norway	First Priority Pledge of Shares	Memec (Memory & Electronic Components) Limited

Ireland	Debenture	Memec Ireland Limited

Australia	Limited Equitable Mortgage of Shares	Memec Holding B.V.

	Limited Equitable Mortgage of Shares	Insight Electronics Pty Limited

	Limited Equitable Mortgage of Shares	Memec Pty Limited

	Limited Fixed and Floating Charge (Present Assets)	Impact Components Pty Limited (formerly known as Advanced Components Distributors Pty Limited)

	Limited Fixed and Floating Charge (Future Assets)	Impact Components Pty Limited (formerly known as Advanced Components Distributors Pty Limited)

	Limited Fixed and Floating Charge (Present Assets)	Unique Technology Components Pty Limited

	Limited Fixed and Floating Charge (Future Assets)	Unique Technology Components Pty Limited

	Limited Fixed and Floating Charge (Present Assets)	Insight Electronics Pty Limited

	Limited Fixed and Floating Charge (Future Assets)	Insight Electronics Pty Limited

	Limited Fixed and Floating Charge (Present Assets)	Memec Pty Limited

	Limited Fixed and Floating Charge (Future Assets)	Memec Pty Limited

	Negative Pledge	NSD Pty Limited

	Negative Pledge	Advanced Components Distributors Pty Limited (formerly known as Impact Components Pty Limited)

3

Part II – Amendment Closing Date

New Collateral Documents

Jurisdiction	Document	Executing Parties
US	Guaranty Supplement	Memec Inicore Holding AG

	Guaranty Supplement	Memec Inicore AG

France	“cession Dailly” (French security over commercial receivables)	Memec France SAS

United Kingdom	Debenture	Memec Group Holdings Limited Memec Overseas Holdings Limited Memec Holdings Limited Memec Group Limited Memec Europe Limited Memec UK Limited Thame Properties Limited

Hong Kong	Supplemental Debenture	Memec Electronic Components (AP) Limited

	Supplemental Debenture	Memec (Asia Pacific) Limited

	Supplemental Share Security Deed over shares in Memec (Asia Pacific) Limited	Memec Holding BV Memec (Asia Pacific) Limited

	Supplemental Share Security Deed over shares in Memec Electronic Components (AP) Limited	Memec Group Limited Memec Electronic Components (AP) Limited

Germany	Share Pledge Agreement over shares in Memec GmbH	Memec Overseas Holdings Limited

The Netherlands	Pledge of Shares over shares in Memec Holding B.V.	Memec Overseas Holdings Limited Memec Holding B.V.

Ireland	Debenture	Memec Ireland Limited

Part III – Permitted IPO Reorganization

New Permitted IPO Reorganization Collateral Documents

Jurisdiction	Document	Executing Parties
US	Guaranty Supplement	Memec US PubCo

	Joinder Agreement to the Guarantor Security Agreement	Memec US PubCo

France	The Agreement for the Pledge of Account of Financial Instruments over the shares of Memec France SAS	Memec Group Limited

4

Jurisdiction	Document	Executing Parties
Hong Kong	Acknowledgement and Confirmation of security over shares in Memec Electronic Components (AP) Limited	Memec Holdings Limited Memec Electronic Components (AP) Limited

	Acknowledgement and Confirmation of security over shares in Memec Electronic Components (AP) Limited	Memec Holding B.V. Memec Electronic Components (AP) Limited

	Share Security Deed over shares in Memec (Asia Pacific) Limited	Hong Kong HoldCo Memec (Asia Pacific) Limited

	Share Security Deed over shares in Memec Electronic Components (AP) Limited	Hong Kong HoldCo Memec Electronic Components (AP) Limited

	Share Security Deed over shares in Hong Kong HoldCo	Memec Holding B.V. Hong Kong HoldCo

	Debenture	Hong Kong HoldCo

Germany	Share Pledge Agreement over shares in Memec GmbH	Memec Group Limited

The Netherlands	Deed of Assignment of the Contractual Relationship between the Pledgor, the Pledgee and the Company under the Pledge of Shares over shares in Memec Holding B.V.	Memec Group Holdings Limited Memec Holding B.V.

Switzerland	Share Pledge Agreement over shares in Memec AG	Memec Group Limited

	Share Pledge Agreement over shares in Memec Inicore Holding AG	Memec Group Limited

Japan	Share Pledge Agreement over the shares of Memec Japan KK	Memec Group Holdings Limited

5

SCHEDULE 1.1(b) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Part A

American Operating Companies

Memec, LLC (and its Subsidiaries)

Part B

Overseas Operating Companies

Memec GmbH (and its Subsidiary)

Memec Belgium NV

Memec Holding BV (and its Subsidiaries)

Memec Nederland BV

Memec Japan KK

Memec AG

Memec France SAS

Memec Inicore Holding AG (and its Subsidiary)

Memec Polska Sp.z.o.o.

Memec South Africa (PTY) Limited

SCHEDULE 1.1(b) TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1.1(c) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Specified Subsidiaries

Company number/ID
Advanced Components Distributors Pty Limited	372541-40
Impact Semiconductor Technologies LLC	991399915-3084232
Insight Components (Canada) Inc.	315620-6
Insight Electronics LLC	981366206-2935976
Insight Electronics Pty Limited	0057498541
Memec AG	CH-053.3.003.052-6
Memec (Asia Pacific) Limited	153833
Memec Canada Inc.
Memec Electronic Components (AP) Limited	165166
Memec Europe Limited	01507861
Memec France SAS	B 330 656 638
Memec GmbH	HRB 133740
Memec Group Limited	3985622
Memec Holdings Limited	3936258
Memec Inicore AG	CH-073.3.003.488-0
Memec Inicore Holding AG	CH-073.3.011.583-6
Memec Ireland Limited	2076472
Memec Japan KK	020066
Memec LLC	981366183-2935958
Memec (Memory and Electronic Components) Israel Limited	51-279380-3
Memec Overseas Holdings Limited	3936296
Memec Pty. Ltd.	00229463
Memec UK Limited	3870533
Memec US Holdings Inc. (formerly known as EAS Holdings, Inc.)	33-0954707
NSD Pty Limited	000041163
Thame Properties Limited	1476018
Unique Semiconductor Technologies Inc.	33-0603871
Unique Technology Components Pty Limited	006208359

SCHEDULE 1.1(c) TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1.1 (d) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Subsidiary Guarantors

Company number/ID
Advanced Component Distributors Pty Limited	ACN 006 208 359
Impact Semiconductor Technologies LLC	991399915-3084232
Insight Components (Canada) Inc.	315620-6
Insight Electronics LLC	981366206-2935976
Insight Electronics Pty Limited	ACN 003 095 903
Memec AG	CH-053.3.003.052-6
Memec (Asia Pacific) Limited	153833
Memec Electronic Components (AP) Limited	165166
Memec Europe Limited	01507861
Memec France SAS	B 330 656 638
Memec GmbH	HRB 133740
Memec Holding BV	17096269
Memec Inicore AG	CH-073.3.003.488-0
Memec Inicore Holding AG	CH-073.3.011.583-6
Memec Ireland Limited	2076472
Memec Japan KK	020066
Memec LLC	981366183-2935958
Memec (Memory & Electronic Components) Israel Limited	51-279380-3
Memec Pty Limited	ACN 002 269 463
Memec UK Limited	3870533
Memec US Holdings, Inc. (formerly known as EAS Holdings, Inc.)	33-0954707
Thame Properties Limited	1476018
Unique Semiconductor Technologies Inc.	33-0603871
Unique Technology Components Pty Limited	ACN 005 749 851

SCHEDULE 1.1 (d) TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1.1(e)

TO AMENDED AND RESTATED CREDIT AGREEMENT

Mandatory Costs Formula

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Applicable Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Applicable Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

(a) The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Applicable Facility Agent as the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank. For purposes of this Schedule 1.1(e), “Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

(b) If a Lender fails to specify a rate under paragraph (a) above, the Applicable Facility Agent will assume that the Lender has not incurred any such cost.

4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Applicable Facility Agent as follows:

(a)	in relation to a Sterling Loan:

AB + C(B-D) + E x 0.01
100-(A+C)	per cent. per annum

(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01
300	per cent. per annum.

Where on the day of the application of the formulae:

A	is the percentage of that Lender’s Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to hold on a non-interest bearing deposit account with the Bank of England to comply with cash ratio requirements.

SCHEDULE 1.1(e) TO

AMENDED AND RESTATED CREDIT AGREEMENT

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Applicable Facility Agent on interest bearing Special Deposits.

E	is calculated by the Applicable Facility Agent as being the average of the most recent rates of charge supplied by that Lender to the Applicable Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule 1.1(e):

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the then current rules on periodic fees contained in the Supervision Manual of the FSA Handbook or such other law or regulation as may be in force in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under A.1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Applicable Facility Agent, each Lender must, as soon as practicable after publication by the Financial Services Authority, supply to the Applicable Facility Agent the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

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8. Each Lender shall supply any information required by the Applicable Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) its jurisdiction of incorporation and the jurisdiction of its Lending Office; and

(b) any other information that the Applicable Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Applicable Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9. The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Applicable Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Applicable Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical Lender from its jurisdiction of incorporation with a Lending Office in the United Kingdom.

10. The Applicable Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to this Schedule above is true and correct in all respects.

11. The Applicable Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to this Schedule.

12. Any determination by the Applicable Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	(a) The Applicable Facility Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which is its successor or which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

(b)	If the Applicable Facility Agent, after consultation with the Applicable Memec Parent, determines that the Additional Cost for a Lender lending from a lending office in the United Kingdom can be calculated by reference to a screen, the Applicable Facility Agent may notify all the parties to this Agreement of any amendment to this Agreement which is required to reflect this.

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SCHEDULE 1.1(f) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Permitted IPO Reorganization

Relevant Company		Transfer From:	Interim Holding Companies of Relevant Company	To:
1.	Memec GmbH	Memec Overseas Holdings Limited	None	Memec Group Limited

Memec Belgium NV

Memec Nederland B.V.

Memec AG

Memec France SAS

Memec Inicore Holding AG

2.	Memec Electronic Components (AP) Limited	Memec Group Limited	Memec Holdings Limited Memec Holding B.V.	Hong Kong Holdco

3.	Memec (Asia Pacific) Limited	Memec Holding B.V.	Hong Kong Holdco	Hong Kong Holdco

4.	Memec Group Limited	Memec Holdings Limited	None	Memec Europe Limited

5.	Memec Europe Limited	Memec Group Limited	Memec Holdings Limited	Memec Group Holdings Limited

6.	Memec US Holdings Inc. and American Operating Companies	Memec Overseas Holdings Limited	Memec Group Limited	Memec Group Holdings Limited

7.	Memec Japan KK	Memec Overseas Holdings Limited	Memec Group Limited Memec Holdings Limited	Memec Group Holdings Limited

SCHEDULE 1.1(f) TO

AMENDED AND RESTATED CREDIT AGREEMENT

Relevant Company		Transfer From:	Interim Holding Companies of Relevant Company	To:
8.	Memec Holding B.V.	Memec Overseas Holdings Limited	Memec Group Limited Memec Holdings Limited	Memec Group Holdings Limited

2

SCHEDULE 4.3 TO

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Ownership of Subsidiaries2

[2]	See separate Docs Open #471835

SCHEDULE 4.3 TO

AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 4.3 TO
AMENDED AND RESTATED CREDIT AGREEMENT

Ownership of Subsidiaries

Schedule 4.3
Memec Group Holdings Ltd UK 3986829
Memec Holdings Ltd UK 3936258
Memec Group Ltd UK 3985822
Memec Overseas Holdings Ltd UK 3936206
Memec Electronic Components (AP) Ltd HK
Memec Europe Ltd UK 01607861
Memec Nederland BV
Memec Holdings BV Netherlands
Thame Properties Ltd UK 1476018
Memec Belgium NV
Memec (Memory And Electronic Components) Israel Ltd
Memec (Asia Pacific) Ltd HK
Memec AG (Switzerland)
Memec Electronics (Shanghai) Co. Ltd
Memec Norway A/S
Memec GmbH Germany
Memec PTY Ltd Australia
Memec Eire (Holdings) Ltd UK
Memec Austria GmbH
Memec (NZ) Ltd
Unique Technology Components PTY Ltd Australia
Memec Ireland Ltd Ireland
Memec France SAS
Insight Electronics PTY Ltd Australia
NSD PTY Ltd Australia
Memec Sweden AB
Impact Components PTY Ltd Australia
PTY Ltd Australia
Memec Finland OY
UK
Memec Denmark A/S
Memec Inicore Holding AG Switzerland
Memec US Holdings Inc USA
Memec Italia SpA Italy
Vista Solutions EMEA Ltd UK 1666698
Memec Inicore AG Switzerland
Memec LLC USA
Memec Iberica SA Spain
Memec UK Ltd UK 3870533
Memec Japan KK
Impact Semiconductor Technologies LLC USA
Memec Canada Inc Canada
Ambar Cascom Ltd UK
Thame Components Ltd UK
Memec South Africa (PTY) Ltd
Unique Semiconductor Technologies Inc USA
Triangle Receivables Funding LLC USA
Insight Technology Ltd UK
Ambar Components Ltd UK
Memec Polska Sp.z o.o
Insight Electronics LLC USA
Insight Components (Canada) Inc Canada
UK
Insight Electronics SA de CV Mexico
Memec do Brasil Ltda
Insight Electronics do Brasil Ltda
- Indicates dormant Company

SCHEDULE 4.3 TO
AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 4.3

Memec Overseas Holdings Ltd UK 3936296

Memec Group Holdings Ltd

Uk 3985629

Memec Europe Ltd UK 01507861

Memec Nederland BV

Memec Holdings Ltd UK 3936258

Thame Properties Ltd UK 1476018

Memec Belgium NV

Memec Group Ltd UK 3985622

Memec Norway A/S

Memec AG (Switzerland)

Memec Electronic Components (AP)

LtdHK

Memec Eire (Holdings) Ltd UK

Memec GmbH Germany

Memec Holdings BV Netherlands

Memec Ireland Ltd Ireland

Memec Austria GmbH

Memec (Memory And Electronic Components) Israel Ltd.

Memec Sweden AB

Memec France SAS

Memec (Asia Pacific) Ltd

HK

Memec Finland OY

Memec Inicore Holding AG

Switzerland

Memec Electronics (Shanghai) Co. Ltd

Memec Denmark A/S

Memec Inicore AG

Switzerland

Memec PTY Ltd

Australia

Curragh Technology Ltd UK

Memec Japan KK

Memec (NZ) Ltd

Memec South Africa (PTY) Ltd

Unique Technology Components PTY LtdAustralia

Memec Italia SpA

Italy

Memec Polska Sp.z o.o

Insight Electronics PTY Ltd

Australia

Memec Iberica SA Spain

Impact Components PTY Ltd

Australia

NSD PTY Ltd Australia

Vista Solutions EMEA Ltd

UK1666688

Memec US Holdings Inc USA

Memec LLC USA

Memec Canada Inc Canada

Unique Semiconductor Technologies

IncUSA

n - Indicates dormant Company

Advanced Component Distributor

PTY LtdAustralia

Impact Semiconductor Technologies

LLCUSA

Triangle Receivables Funding LLC

USA

Insight Electronics LLC USA

Insight Components (Canada) Inc

Canada

Insight Electronics SA de CV Mexico

Memec do Brasil Ltda

Insight Electronics do Brasil Ltda

Memec UK Ltd UK 3870533

Ambar Cascom Ltd UK

Thame Components Ltd UK

Insight Technology Ltd UK

Ambar Components Ltd UK

Microcall Ltd UK

SCHEDULE 4.7 TO

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Litigation

None

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Labor Matters

EMPLOYMENT AGREEMENTS

No collective bargaining agreement covering any of the employees of any Group Member.

David Ashworth

Doug Lindroth

Greg Provenzano

Chris Page

Yang-Chiah Yee

Chris Norman

Gerry Fay

Bill O’Neill

Jerry Corvino

David Johnson

Memec, LLC Executive Deferred Compensation Plan

2001 Memec Group Holdings Global Share Option Plan

SCHEDULE 4.15 TO

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SCHEDULE 4.16 TO

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Employee Benefit Plans

No ERISA Withdrawal Liability

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SCHEDULE 4.17 TO

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Environmental Matters

No RCRA permits required

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SCHEDULE 8.3 TO

AMENDED AND RESTATED CREDIT AGREEMENT

Existing Investments

1.	Memec Group Limited loans to:

(a)	Memec Italia S.p.A of approximately US$6,200,000;

(b)	Memec Iberia SA of approximately US$3,300,000;

(c)	Memec Nederland BV of approximately US$1,100,000;

(d)	Memec Austria GmbH of approximately US$1,600,000;

(e)	Memec Belgium NV of approximately US$1,200,000;

(f)	Memec Denmark A/S of approximately US$1,200,000; and

(g)	Memec Polska Sp.z.o.o. of approximately US$500,000.

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AMENDED AND RESTATED CREDIT AGREEMENT